Exhibit 10.1
FIRST AMENDMENT
This First Amendment, dated as of July 15, 2022 (this “Amendment”), to the Credit Agreement dated as of February 8, 2022 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among VICI PROPERTIES L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, the Lenders (including the Issuing Lenders) and the Administrative Agent are parties to the Existing Credit Agreement (the Existing Credit Agreement, as so amended, the “Credit Agreement”);
WHEREAS, in accordance with the provisions of Section 10.1 of the Existing Credit Agreement, the Borrower has requested, and the Lenders party hereto, constituting all Revolving Lenders (including each Issuing Lender), have agreed, to amend the Existing Credit Agreement as set forth in Section 2 hereof;
NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:
SECTION 1.Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.
SECTION 2.Amendments to the Existing Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 3, (i) the Existing Credit Agreement is hereby amended in accordance with Exhibit A hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in the place where such text appears therein and (ii) Schedule 1.1A of the Existing Credit Agreement is hereby amended and restated as set forth in Schedule I hereto; and
SECTION 3.Conditions to Effectiveness of this Amendment. This Amendment shall become effective on the date on which the following conditions precedent have been satisfied or waived (the date on which such conditions shall have been so satisfied or waived, the “First Amendment Effective Date”):
(a)The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by (i) the Borrower, (ii) each Revolving Lender (including each Issuing Lender) and (iii) the Administrative Agent.
(b)The Administrative Agent shall have received all fees required to be paid, if any, and all reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees and expenses of legal counsel) for which invoices have been presented at least 1 Business Day (or such later date as agreed to by the Borrower) prior to the First Amendment Effective Date.
SECTION 4.Representations and Warranties. On and as of the date hereof, the Borrower hereby confirms, reaffirms and restates that, prior to and after giving effect to this Amendment (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects), except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date and (ii) no Default or Event of Default has occurred and is continuing.
SECTION 5.Continuing Effect; No Other Amendments or Consents.
(1)Except as expressly provided herein, all of the terms and provisions of the Existing Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Existing Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Existing Credit Agreement or the same subsection for any other date or time period. Upon the effectiveness of the amendments set forth herein, on and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement.
(2)The Borrower, the Lenders (including each Issuing Lender) party hereto and the Administrative Agent acknowledge and agree that this Amendment shall constitute a Loan Document.
SECTION 6.Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of legal counsel to the Administrative Agent, in accordance with the terms in the Credit Agreement.
SECTION 7.Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of (x) this Amendment, (y) any other Loan Document and/or (z) any Ancillary Document that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Amendment, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Amendment, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Amendment, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Amendment, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnified Person for any Losses arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Losses arising as a result of the failure of a Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 8.Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each party hereto acknowledges and agrees that its submission of a signature page to this Amendment is irrevocable and binding on such party and its respective successors and assigns even if such signature page is submitted prior to the effectiveness of any amendment contained herein.
SECTION 9.Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.Miscellaneous. It is understood and agreed that this Amendment shall be deemed to incorporate, mutatis mutandis, Sections 10.13 and 10.17 of the Existing Credit Agreement.
SECTION 11.GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VICI PROPERTIES L.P., as the Borrower By: /s/ David A. Kieske Name: David A. Kieske Title: Treasurer
[Signature Page to First Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Revolving Lender and Issuing Lender

By:/s/ Cody Canafax
Name: Cody Canafax
Title: Vice President
[Signature Page to First Amendment]

WELLS FARGO BANK, N.A., as a Revolving Lender and Issuing Lender

By: /s/ Jordan Mendell
Name: Jordan Mendell
Title: Director
[Signature Page to First Amendment]

BANK OF AMERICA, N.A., as a Revolving Lender and Issuing Lender

By: /s/ Brian D. Corum
Name: Brian D. Corum
Title: Managing Director
[Signature Page to First Amendment]

CITIBANK, N.A., as a Revolving Lender and Issuing Lender

By: /s/ Chris Albano
Name: Chris Albano
Title: Authorized Signatory
[Signature Page to First Amendment]

BARCLAYS BANK PLC, as a Revolving Lender

By:/s/ Warren Veech III
Name: Warren Veech III
Title: Vice President
[Signature Page to First Amendment]

TRUIST BANK, as a Revolving Lender

By: /s/ Tesha Winslow
Name: Tesha Winslow
Title: Director
[Signature Page to First Amendment]

BANK OF NOVA SCOTIA, as a Revolving Lender

By: /s/ Sacha Boxill
Name: Sacha Boxill
Title: Director
[Signature Page to First Amendment]

BNP PARIBAS, as a Revolving Lender

By: /s/ James Goodall
Name: James Goodall
Title: Managing Director
By:/s/ Kyle Fitzpatrick
Name: Kyle Fitzpatrick
Title: Director
[Signature Page to First Amendment]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Revolving Lender

By:/s/ Eric Purzycki
Name: Eric Purzycki
Title: Duly Authorized Signatory
[Signature Page to First Amendment]

CITIZEN’S BANK, N.A., as a Revolving Lender

By: /s/ Sean McWhinnie
Name: Sean McWhinnie
Title: Managing Director
[Signature Page to First Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Revolving Lender

By: /s/ Annie Chung
Name: Annie Chung
Title: Director
By: /s/ Douglas Darman
Name: Douglas Darman
Title: Director
[Signature Page to First Amendment]

GOLDMAN SACHS BANK USA, as a Revolving Lender

By: /s/ Garrett Luk
Name: Garrett Luk
Title: Authorized Signatory
[Signature Page to First Amendment]

MORGAN STANLEY BANK, N.A., as a Revolving Lender

By: /s/ Jack Kuhns
Name: Jack Kuhns
Title: Authorized Signatory
[Signature Page to First Amendment]

KEYBANK NATIONAL ASSOCIATION, as a Revolving Lender

By: /s/ John J. DeLong
Name: John J. DeLong
Title: Vice President
[Signature Page to First Amendment]

RAYMOND JAMES BANK, as a Revolving Lender

By: /s/ Gregory A. Hargrove
Name: Gregory A. Hargrove
Title: Senior Vice President
[Signature Page to First Amendment]

SUMITOMO MITSUI BANKING CORPORATION, as a Revolving Lender

By: /s/ Alkesh Nanavaty
Name: Alkesh Nanavaty
Title: Executive Director
[Signature Page to First Amendment]

THE HUNTINGTON NATIONAL BANK, as a Revolving Lender

By: /s/ Erin L. Mahon
Name: Erin L. Mahon
Title: Assistant Vice President
[Signature Page to First Amendment]

SCHEDULE 1.1A
Loan Commitments

	USD Revolving Credit Facility	Multicurrency Revolving Credit Facility	Delayed Draw Term Loan
JPMorgan Chase Bank, N.A.	$90,000,000	$115,000,000	$85,000,000
Wells Fargo Bank, N.A.	$90,000,000	$115,000,000	$85,000,000
Bank of America, N.A.	$102,500,000	$102,500,000	$85,000,000
Citibank, N.A.	$102,500,000	$102,500,000	$85,000,000
Barclays Bank PLC	$90,000,000	$90,000,000	$70,000,000
Truist Bank	$90,000,000	$90,000,000	$70,000,000
Bank of Nova Scotia	$80,000,000	$80,000,000	$60,000,000
BNP Paribas	$80,000,000	$80,000,000	$60,000,000
Capital One, National Association	$80,000,000	$80,000,000	$60,000,000
Citizens Bank, N.A.	$80,000,000	$80,000,000	$60,000,000
Deutsche Bank AG New York Branch	$80,000,000	$80,000,000	$60,000,000
Goldman Sachs Bank USA	$80,000,000	$80,000,000	$60,000,000
Morgan Stanley Bank, N.A.	$80,000,000	$80,000,000	$60,000,000
Raymond James Bank	$50,000,000	$0	$25,000,000
KeyBank National Association	$25,000,000	$25,000,000	$25,000,000
Sumitomo Mitsui Banking Corporation	$25,000,000	$25,000,000	$25,000,000
The Huntington National Bank	$25,000,000	$25,000,000	$25,000,000
Total	$1,250,000,000	$1,250,000,000	$1,000,000,000
22

AMENDED CREDIT AGREEMENT
[See attached]

23

CREDIT AGREEMENT1

Dated as of February 8, 2022

Among

VICI PROPERTIES L.P.,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC.
and
CITIBANK, N.A.,
as Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
BANK OF AMERICA, NATIONAL ASSOCIATION
and
CITIBANK, N.A.,
as Co-Syndication Agents and

BARCLAYS BANK PLC,
BNP PARIBAS,
CAPITAL ONE, NATIONAL ASSOCIATION,
CITIZENS BANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
THE BANK OF NOVA SCOTIA
and
TRUIST BANK,
as Co-Documentation Agents

1 Conformed through the First Amendment, dated as of July 15, 2022.
24

TABLE OF CONTENTS
Page
SECTION 1.    DEFINITIONS    1
1.1    Defined Terms    1
1.2    Other Definitional Provisions    ~~40~~47
1.3    Classifications of Loans and Borrowings    ~~40~~47
1.4    Accounting Terms; GAAP    ~~40~~47
1.5    Interest Rates; Benchmark Notification    ~~41~~48
1.6    Times of Day    ~~41~~48
1.7    Letter of Credit Amounts    ~~41~~48
1.8    Divisions    ~~41~~48
1.9    Pro Forma Calculations    ~~41~~48
1.10    Exchange Rates; Currency Equivalents.    49
SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS    ~~42~~50
2.1    Delayed Draw Term Commitments    ~~42~~50
2.2    Procedure for Delayed Draw Term Loan Borrowing    ~~43~~50
2.3    Termination or Reduction of Delayed Draw Term Commitments    ~~43~~51
2.4    Revolving Commitments    ~~44~~51
2.5    Procedure for Revolving Loan Borrowing    ~~44~~52
2.6    Facility Fees, Etc.    ~~45~~52
2.7    Termination or Reduction of Revolving Commitments    ~~45~~53
2.8    Prepayments    ~~45~~53
2.9    Repayment of Loans    ~~46~~54
2.10    Conversion and Continuation Options    ~~46~~55
2.11    [Reserved].    ~~47~~56
2.12    Interest Rates and Payment Dates    ~~47~~56
2.13    Computation of Interest and Fees    ~~47~~56
2.14    Inability to Determine Interest Rate    ~~48~~57
2.15    Pro Rata Treatment; Payments; Sharing of Setoffs    ~~50~~60
2.16    Requirements of Law    ~~51~~61
2.17    Taxes    ~~52~~62
2.18    Indemnity    ~~55~~65
2.19    Change of Lending Office    ~~55~~66
2.20    Replacement of Lenders    ~~56~~66
2.21    Incremental Commitments    ~~56~~67
2.22    Defaulting Lenders    ~~58~~68
2.23    Extension of Revolving Maturity Date    ~~59~~70
2.24    Extension of Delayed Draw Term Maturity Date    ~~61~~74
SECTION 3.    LETTERS OF CREDIT    ~~63~~76
3.1    L/C Commitment    ~~63~~76
3.2    Procedure for Issuance of Letter of Credit    ~~64~~77
3.3    Fees and Other Charges    ~~64~~78
3.4    L/C Participations    ~~64~~78
3.5    Reimbursement Obligation of the Borrower    ~~65~~79
3.6    Obligations Absolute    ~~65~~79
3.7    Letter of Credit Payments    ~~66~~80
3.8    Applications    ~~66~~80
3.9    Replacement of Issuing Lender    ~~66~~80
SECTION 4.    REPRESENTATIONS AND WARRANTIES    ~~66~~81
4.1    Financial Condition    ~~66~~81
4.2    No Change    ~~67~~81
4.3    Existence; Compliance with Law    ~~67~~81
i

4.4    Power; Authorization; Enforceable Obligations    ~~67~~81
4.5    No Legal Bar    ~~68~~82
4.6    Litigation    ~~68~~82
4.7    No Default    ~~68~~82
4.8    Ownership of Property    ~~68~~82
4.9    Intellectual Property    ~~68~~82
4.10    Taxes    ~~68~~82
4.11    Federal Regulations    ~~68~~83
4.12    Labor Matters    ~~68~~83
4.13    ERISA    ~~69~~83
4.14    Investment Company Act; Other Regulations    ~~69~~83
4.15    Subsidiaries    ~~69~~83
4.16    Use of Proceeds    ~~69~~83
4.17    Environmental Matters    ~~69~~83
4.18    Accuracy of Information, Etc.    ~~69~~84
4.19    Anti-Corruption Laws and Sanctions    ~~70~~84
4.20    Solvency    ~~70~~84
4.21    Beneficial Ownership    ~~70~~84
4.22    Status of VICI    ~~70~~84
4.23    Properties    ~~70~~84
4.24    Affected Financial Institutions    ~~70~~84
4.25    Plan Assets; Prohibited Transactions    ~~70~~84
SECTION 5.    CONDITIONS PRECEDENT    ~~70~~85
5.1    Closing Date    ~~70~~85
5.2    Conditions to Each Extension of Credit    ~~72~~86
SECTION 6.    AFFIRMATIVE COVENANTS    ~~72~~86
6.1    Financial Statements    ~~72~~86
6.2    Certificates; Other Information    ~~73~~87
6.3    Payment of Obligations    ~~74~~88
6.4    Maintenance of Existence; Compliance    ~~74~~88
6.5    Maintenance of Property; Insurance    ~~74~~88
6.6    Inspection of Property; Books and Records; Discussions    ~~74~~89
6.7    Notices    ~~75~~89
6.8    Environmental Laws    ~~75~~90
6.9    [Reserved]    ~~76~~90
6.10    Additional Guarantors; Additional Unencumbered Properties    ~~76~~90
6.11    Maintenance of REIT Status    ~~76~~90
6.12    Maintenance of Ratings    ~~76~~90
6.13    Use of Proceeds    ~~76~~91
6.14    MGP Transactions    ~~77~~91
6.15    Designation of Unrestricted Subsidiaries    ~~77~~91
6.16    Springing Collateral    ~~77~~91
SECTION 7.    NEGATIVE COVENANTS    ~~78~~92
7.1    Financial Condition Covenants    ~~78~~92
7.2    Restrictions on Intercompany Transfers    ~~79~~93
7.3    Merger, Consolidation, Sales of Assets and Other Arrangements    ~~79~~93
7.4    Restricted Payments    ~~80~~94
7.5    Amendments to Significant Master Leases    ~~81~~95
7.6    Transactions with Affiliates    ~~81~~95
7.7    Swap Agreements    ~~81~~95
7.8    Changes in Fiscal Periods    ~~81~~95
7.9    Negative Pledge Clauses    ~~81~~95
7.10    Sanctions, Anti-Corruption, Anti-Money Laundering    ~~81~~96
7.11    Lines of Business    ~~82~~96

SECTION 8.    EVENTS OF DEFAULT    ~~82~~96
SECTION 9.    THE ADMINISTRATIVE AGENT    ~~85~~99
9.1    Authorization and Action    ~~85~~99
9.2    Administrative Agent’s Reliance, Limitation of Liability, Etc.    ~~87~~101
9.3    Posting of Communications    ~~88~~102
9.4    The Administrative Agent Individually    ~~89~~103
9.5    Successor Administrative Agent    ~~89~~103
9.6    Acknowledgments of Lenders and Issuing Lenders    ~~89~~104
9.7    Certain ERISA Matters    ~~91~~105
9.8    Secured Parties    ~~92~~106
SECTION 10.    MISCELLANEOUS    ~~92~~106
10.1    Amendments and Waivers    ~~92~~106
10.2    Notices    ~~93~~108
10.3    No Waiver; Cumulative Remedies    ~~94~~109
10.4    Survival    ~~95~~109
10.5    Expenses; Limitation of Liability; Indemnity, Etc.    ~~95~~109
10.6    Successors and Assigns; Participations and Assignments    ~~97~~111
10.7    Adjustments; Setoff    ~~100~~114
10.8    Counterparts; Integration; Effectiveness; Electronic Execution    ~~101~~115
10.9    Severability    ~~102~~116
10.10    No Fiduciary Duty, Etc.    ~~102~~116
10.12    Governing Law    ~~102~~117
10.13    Submission To Jurisdiction; Waivers    ~~102~~117
10.14    Material Non-Public Information    ~~103~~117
10.15    Releases of Guarantees and Liens    ~~103~~118
10.16    Confidentiality    ~~105~~119
10.17    WAIVERS OF JURY TRIAL    ~~105~~120
10.18    USA PATRIOT Act    ~~105~~120
10.19    Judgment Currency    ~~106~~120
10.20    Headings    ~~106~~120
10.21    Interest Rate Limitation    ~~106~~120
10.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~106~~120
10.23    Acknowledgement Regarding Any Supported QFCs    ~~107~~121
10.24    Non-Recourse    ~~107~~121
10.25    Limited Equity Pledge    ~~108~~122
10.26    Payments Set Aside    ~~108~~122

SCHEDULES:
SG    Subsidiary Guarantors
1.1A    Loan Commitments
1.1B    Closing Date Liens
4.15    Subsidiaries
4.23(a)    Properties
4.23(b)    Unencumbered Properties
6.15    Unrestricted Subsidiaries
7.6    Affiliate Transactions

EXHIBITS:
A    Form of Guarantee Agreement
B    Form of Compliance Certificate
C    Form of Closing Certificate
D    Form of Assignment and Assumption
E    Form of Borrowing Request
F    Form of U.S. Tax Compliance Certificates
G    Interest Election Request

CREDIT AGREEMENT (this “Agreement”), dated as of February 8, 2022, among VICI PROPERTIES L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”, as hereinafter defined).
The parties hereto agree as follows:
SECTION 1.    DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“2025 Senior Unsecured Note Indenture”: the Indenture dated as of February 5, 2020 entered into by the Borrower and VICI Note Co. Inc. with UMB Bank, National Association in connection with the issuance of the 2025 Senior Unsecured Notes in the principal amount of $750,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and VICI Note Co. Inc. in connection therewith.
“2025 Senior Unsecured Notes”: the 3.500% Senior Notes due 2025 issued by the Borrower pursuant to the 2025 Senior Unsecured Note Indenture.
“2026 Senior Unsecured Note Indenture”: the Indenture dated as of November 26, 2019 entered into by the Borrower and VICI Note Co. Inc. with UMB Bank, National Association in connection with the issuance of the 2026 Senior Unsecured Notes in the principal amount of $1,250,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and VICI Note Co. Inc. in connection therewith.
“2026 Senior Unsecured Notes”: the 4.250% Senior Notes due 2026 issued by the Borrower pursuant to the 2026 Senior Unsecured Note Indenture.
“2027 Senior Unsecured Note Indenture”: the Indenture dated as of February 5, 2020 entered into by the Borrower and VICI Note Co. Inc. with UMB Bank, National Association in connection with the issuance of the 2027 Senior Unsecured Notes in the principal amount of $750,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and VICI Note Co. Inc. in connection therewith.
“2027 Senior Unsecured Notes”: the 3.750% Senior Notes due 2027 issued by the Borrower pursuant to the 2027 Senior Unsecured Note Indenture.
“2029 Senior Unsecured Note Indenture”: the Indenture dated as of November 26, 2019 entered into by the Borrower and VICI Note Co. Inc. with UMB Bank, National Association in connection with the issuance of the 2029 Senior Unsecured Notes in the principal amount of $1,000,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and VICI Note Co. Inc. in connection therewith.
“2029 Senior Unsecured Notes”: the 4.625% Senior Notes due 2029 issued by the Borrower pursuant to the 2029 Senior Unsecured Note Indenture.
“2030 Senior Unsecured Note Indenture”: the Indenture dated as of February 5, 2020 entered into by the Borrower and VICI Note Co. Inc. with UMB Bank, National Association in connection with the issuance of the 2030 Senior Unsecured Notes in the principal amount of $1,000,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and VICI Note Co. Inc. in connection therewith.
“2030 Senior Unsecured Notes”: the 4.125% Senior Notes due 2030 issued by the Borrower pursuant to the 2030 Senior Unsecured Note Indenture.
“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Additional Credit Extension Amendment”: an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.
“Additional Senior Unsecured Notes”: any senior unsecured notes (other than the Existing Senior Unsecured Notes) issued by the Borrower that are pari passu with the Obligations and that are in an amount that would not cause a violation of any covenant set forth in Section 7.1 or any other provision of this Agreement after giving pro forma effect to the incurrence of the Indebtedness under such notes.
“Adjusted AUD Rate”: with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a)  the AUD Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate; provided, that if the Adjusted AUD Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted CDOR Rate”: with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a)  the CDOR Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate; provided, that if the Adjusted CDOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Daily Simple ~~SO~~RFR”: (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to ~~(a)~~ the Daily Simple ~~SO~~RFR for Sterling and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars, plus ~~(b)~~ 0.10%; provided, that if the Adjusted Daily Simple ~~SO~~RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate; provided, that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Floating Overnight Daily SOFR Rate”: for any day, an interest rate equal to the floating overnight Daily Effective SOFR, plus 0.10%; provided, that if the Adjusted Floating Overnight Daily SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Adjusted NOI”: for any fiscal period, (a) the NOI (or proportionate share of NOI from any Real Property owned by an unconsolidated Restricted Subsidiary or Restricted Joint Venture of the Borrower) from any group of related properties or any property and adjusted to remove the effect of recognizing rental income on a straight-line basis over the applicable lease term minus (b) the Capital Expenditure Reserve for such group of related property or property, as applicable, in each case, for such period; provided, that to the extent such expenses are required to be paid by any Person that is a lessee or operator of any such group of related properties or property, as applicable, such expenses will not be subtracted (except to the extent such payment is included as rent or other revenue under clause (a) above); provided, further, that for any property which has not been owned or leased by the Borrower, any of its Restricted Subsidiaries or any of its Restricted Joint Ventures for four consecutive fiscal quarters for which financial results are available, or is operational but has not been operational for four consecutive fiscal quarters for which financial results are available, or was (or any portion thereof was) previously a Development Property or Redevelopment Property that has been designated by the Borrower as an Income Property but has not been in operation for four consecutive fiscal quarters since such designation for which financial results are available, so long as at least one full fiscal quarter of financial results are available, the Adjusted NOI for the period that such property (or portion thereof) has been so owned or leased, or operational, shall be annualized over a full four-quarter period, based on the results of the full fiscal quarters that are available as of the date of determination.
“Adjusted Term SOFR Rate”: for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided, that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent”: JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Person”: as defined in Section 10.5(d).
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Delayed Draw Term Loans, (ii) prior to the Delayed Draw Term Commitment Termination Date, the amount of such Lender’s Available Delayed Draw Term Commitments ~~and~~, (iii) the amount of such Lender’s Multicurrency Revolving Commitment then in effect or, if the Multicurrency Revolving Commitments have been terminated, the Dollar Equivalent of the aggregate amount of such Lender’s Multicurrency Revolving Extensions of Credit then outstanding and (iv) the amount of such Lender’s USD Revolving Commitment then in effect or, if the USD Revolving Commitments have been terminated, the aggregate amount of such Lender’s USD Revolving Extensions of Credit then outstanding.
“Agreed Currencies”: Dollars and each Alternative Currency.
“Agreement”: as defined in the preamble hereto.
“Agreement Currency”: as defined in Section 10.19.
“Alternate Base Rate”: for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day, plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1%; provided, that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Alternative Currency”: Sterling, Euros, Australian Dollars, Canadian Dollars and any additional currencies (other than Dollars) determined after the First Amendment Effective Date by mutual agreement of the Borrower, Multicurrency Revolving Lenders, Issuing Lenders and Administrative Agent; provided, that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Alternative Currency Sublimit”: an amount equal to the lesser of (a) $1,250,000,000 (as such amount may be increased pursuant to Section 2.21) and (b) the total amount of the Multicurrency Revolving Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Multicurrency Revolving Commitments hereunder.

“Ancillary Document”: as defined in Section 10.8(b).
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery, money laundering or corruption, including the United States Foreign Corrupt Practices Act of 1977, and including policies and procedures with respect thereto.
“Applicable Margin”: for each Type of Loan, the rate per annum set forth in the Pricing Grids.
“Applicable Parties”: as defined in Section 9.3(c).
“Applicable Time”: with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.1), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.
“Approved Electronic Platform”: as defined in Section 9.3(a).
“Approved Fund”: as defined in Section 10.6(b).
“Arrangers”: the financial institutions listed as “Joint Lead Arrangers” on the cover page to this Agreement.
“Asset Value”: As of any date of determination, the sum of: (a) in the case of any Income Property (or group of Income Properties), the Capitalized Value of such Income Property (or group of Income Properties) as of such date; provided, that the Asset Value of each Income Property (or group of Income Properties) (other than a former Development Property or Redevelopment Property) during the first four complete fiscal quarters of the Borrower following the date of acquisition thereof, shall be the greater of (i) the acquisition price thereof or (ii) the Capitalized Value thereof or, if results of one full fiscal quarter after the acquisition thereof are not available with respect to such Income Property (or group of Income Properties), the acquisition price thereof (and after results of one full fiscal quarter after the acquisition thereof are available, the Capitalized Value thereof) may be determined by annualizing such result as provided in the definition of “Adjusted NOI”; provided, further, an adjustment shall be made to the Asset Value of any Income Property (in an amount reasonably determined by the Borrower) as new Tenancy Leases are entered into or existing Tenancy Leases terminate or expire in respect of such Income Property, (b) in the case of any Development Property or Redevelopment Property, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property owned or leased as of such date of determination and (c) 100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased pursuant to an Eligible Ground Lease as of such date of determination.
“Assignee”: as defined in Section 10.6(b)(i).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“AUD Rate”: with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 a.m., Sydney, Australia time, on the first day of such Interest Period.
“AUD Screen Rate”: with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period.
“Australian Dollar” or “Aus $”: the lawful currency of Australia.
“Australian Dollar Borrowing”: as to any Borrowing, the Australian Dollar Loans comprising such Borrowing.
“Australian Dollar Loans”: a Loan denominated in Australian Dollars that bears interest at a rate based on the AUD Rate.
“Available Delayed Draw Term Commitment”: as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Delayed Draw Term Commitment over (b) the sum of the aggregate principal amount of all Delayed Draw Term Loans funded hereunder prior to such date.
“Available Multicurrency Revolving Commitment”: as to any Multicurrency Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Commitment then in effect over (b) such Lender’s Multicurrency Revolving Extensions of Credit then outstanding.
“Available USD Revolving Commitment”: as to any USD Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s USD Revolving Commitment then in effect over (b) such Lender’s USD Revolving Extensions of Credit then outstanding.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark”: initially, with respect to any (i) RFR Loan~~, the Daily Simple SOFR~~ in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency, (ii) Term Benchmark Loan, the ~~Term SOFR~~Relevant Rate for such Agreed Currency and (iii) Daily SOFR Loan, the Adjusted Floating Overnight Daily SOFR Rate; provided, that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the ~~Daily Simple SOFR, Term SOFR~~applicable Relevant Rate or Adjusted Floating Overnight Daily SOFR Rate, as applicable, ~~or~~for the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement”: for any Available Tenor:
the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for ~~dollar-denominated~~ syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~dollar-denominated~~ syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent in consultation with the Borrower decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or Resolution Authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a

Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 10.7(a).
“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Bona Fide Debt Fund”: any fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course and, if applicable, with respect to which the Primary Disqualified Institution of such Bona Fide Debt Fund does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.
“Borrower”: as defined in the preamble hereto.
“Borrower Parent”: as defined in Section 10.25.
“Borrowing”: any borrowing of (a) Revolving Loans or (b) Delayed Draw Term Loans.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Borrowing Request”: a request by the Borrower for a Borrowing substantially in the form of Exhibit E or any other form approved by the Administrative Agent.
“Bridge Facilities”: collectively, the MGP Bridge Facility and the Venetian Bridge Facility.
“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City ~~or Chicago~~; provided, that in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only ~~an~~a RFR Business Day, (c) in relation to CDOR Loans or Canadian Prime Rate Loans, any day on which banks generally are open in Toronto, Canada for the conduct of substantially all of their commercial lending activities, (d) in relation to Australian Dollar Loans or in relation to the calculation or computation of BBSY, any day on which banks are open for business in Australia, (e) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day~~.~~ and (f) in relation to Loans denominated in any other Agreed Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan or CBR Borrowing, any such day on which dealings in the applicable Agreed Currency are carried on in the principal financial center of such Agreed Currency.

“Canadian Dollars” and “CDN $”: the lawful currency of Canada.
“Canadian Prime Rate”: on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any of the above rates shall be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.
“Canadian Prime Rate Loan” or “Canadian Prime Rate Borrowing”: a Loan or Borrowing, respectively, denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.
“Capital Expenditure Reserve”: with respect to any property not subject to a triple net lease that requires the Operator (or any other Person other than the Borrower and its Restricted Subsidiaries (or, in the case of a Real Property owned by a Restricted Joint Venture of the Borrower, such Restricted Joint Venture)) to pay for all capital expenditures relating to such property, an amount equal to 3% of the aggregate net revenues for such property for the applicable four fiscal quarter period.
“Capitalized Value”: with respect to any group of related properties or any other property as of any date of determination, the Adjusted NOI of such group of related properties or such property, as the case may be, for the period of four consecutive fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Sections 6.1(a) or (b), divided by 6.50%.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 180 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the laws of the United States or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is, given on the date of such Investment, rated at least Aa by Moody’s and AA by S&P; or (j) in the case of any Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Cash Management Services”: any cash management services that are (i) in effect on the Closing Date between a Loan Party and a counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date or (ii) entered into after the Closing Date between a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such services are entered into.
        “CBR Loan”: a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

        “CBR Spread”: the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“CDOR Borrowing”: as to any Borrowing, the CDOR Loans comprising such Borrowing.
“CDOR Loan”: a Loan denominated in Canadian Dollars that bears interest at a rate based on the CDOR Rate.

“CDOR Rate”: with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate at approximately 10:15 a.m., Toronto, Ontario time, on the first day of such Interest Period.
“CDOR Screen Rate”: on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).
“Central Bank Rate”: the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) Australian Dollars or any other Alternative Currency determined after the First Amendment Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.
“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) Australian Dollars or any other Alternative Currency determined after the First Amendment Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“Century Master Lease”: that certain lease agreement, dated as of December 6, 2019, by and among Lady Luck C LLC, Cape G LLC, Mountaineer CRR LLC, as landlord, and IOC-Caruthersville, LLC, IOC-Cape Girardeau LLC and Mountaineer Park, Inc., as tenant, with respect to the Century Casino Cape Girardeau, located in Cape Girardeau, Missouri, the Century Casino Caruthersville, located in Caruthersville, Missouri and Mountaineer Casino, Racetrack & Resort, located in New Cumberland, West Virginia, as the same may be amended, amended and restated, supplemented or otherwise modified prior to the date hereof and from time to time in accordance with the terms of this Agreement.
“CFC”: has the meaning specified in the definition of “Excluded Foreign Subsidiary”.
“Change in Law”: the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Change of Control”: an event or series of events by which:
(a)  any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding any employee benefit plan of VICI, the Borrower or their Subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for VICI in a transaction where the voting stock of VICI outstanding prior to such transaction is converted into or exchanged for the voting stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance))), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 40% of the equity securities of VICI entitled to vote for members of the board of directors or equivalent governing body of VICI on a fully-diluted basis (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); or
(b)  VICI (or a Wholly Owned Subsidiary of VICI) shall cease to be the general partner of the Borrower.
“Charges”: as defined in Section 10.21.
“Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Delayed Draw Term Loans.
“Closing Date”: the date hereof.
“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents”: the financial institutions listed as “Co-Documentation Agents” on the cover page to this Agreement.
“Co-Syndication Agents”: the financial institutions listed as “Co-Syndication Agents” on the cover page to this Agreement.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Commitments”: as to any Lender, the Multicurrency Revolving Commitments, USD Revolving Commitments and Delayed Draw Term Commitments of such Lender.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes any Loan Parties and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Communications”: collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to Section 10.2, including through an Approved Electronic Platform.
“Competitor”: any Person or Affiliate of any Person, other than the Borrower, or its Subsidiaries, that is engaged, or is an Affiliate of a Person that is engaged, in the ownership or operation of a casino, racetrack, racino, video lottery terminal or other gaming activities, including the operation of slot machines, video lottery terminals, table games, pari-mutuel wagering or other applicable types of wagering (including sports wagering), excluding any investment fund or other Person with an investment representing an equity ownership of 15% or less in a such Person and no possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including the pro rata share of net income (loss) of its unconsolidated Restricted Subsidiaries and Restricted Joint Ventures calculated in accordance with the GAAP equity accounting method), without any reduction in respect of dividends on preferred stock; provided, that the following items will be excluded in computing Consolidated Net Income, without duplication: (1) the net income (or loss) of any Person that is not a Restricted Subsidiary or Restricted Joint Venture, except to the extent of the amount of cash dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries by such Person during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income); (2) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except (x) to the extent of the amount of cash dividends or other distributions actually paid (or that could have been paid) to the Borrower or any of its Restricted Subsidiaries by such Person during such period or (y) to the extent such restriction is permitted by Section 7.9; (3) all after-tax gains or losses attributable to asset dispositions; (4) all after-tax gains or losses attributable to the extinguishment, retirement or conversion of debt and all after-tax gains and losses attributable to the settlement or termination of hedging obligations; (5) all after-tax extraordinary gains and extraordinary losses; (6) all after-tax gains and losses realized as a result of the cumulative effect of a change in accounting principles; (7) all impairment charges or asset write-offs or write-downs, including those related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; (8) all non-cash provisions and benefits attributable to expected credit losses pursuant to Accounting Standards Codification 326; (9) all non-cash gains and losses attributable to mark-to-market valuation of hedging obligations pursuant to Accounting Standards Codification 815; and (10) all non-cash charges and expenses related to stock-based compensation plans or other non-cash compensation.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled JV Subsidiary”: a Restricted Subsidiary (a) that is not a Wholly Owned Subsidiary of the Borrower, (b) in respect of which the Borrower or a Wholly Owned Subsidiary of the Borrower owns at least 80.0% of all outstanding Equity Interests and (c) in respect of which the Borrower or a Wholly Owned Subsidiary of the Borrower has management control.
“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity”: any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party”: as defined in Section 10.23.
“Credit Party”: the Administrative Agent, any Issuing Lender or any other Lender.
“Credit Rating”: the publicly announced senior unsecured credit rating of the Borrower given by Moody’s, S&P or Fitch.
“Daily Effective SOFR”: for any SOFR Rate Day, a rate per annum equal to SOFR effective for such SOFR Rate Day.
“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR.
“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate

Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily SOFR Borrowing”: as to any Borrowing, the Daily SOFR Loans comprising such Borrowing.
“Daily SOFR Loan”: a Loan the rate of interest applicable to which is based upon the Adjusted Floating Overnight Daily SOFR Rate.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right”: as defined in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or a Bail-In Action or (e) is the Subsidiary of a Parent that has become the subject of a Bankruptcy Event or a Bail-In Action.
“Delayed Draw Commitment Fee”: as defined in Section 2.6(c).
“Delayed Draw Funding Date”: any date on which Delayed Draw Term Loans are funded hereunder, which shall in no event be later than the Delayed Draw Term Commitment Termination Date.
“Delayed Draw Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.3 and Section 2.21. The initial aggregate amount of the Delayed Draw Term Commitments is $1,000,000,000.
“Delayed Draw Term Commitment Termination Date”: the earlier of (i) date that is 12 months after the Closing Date, (ii) the date on which the Delayed Draw Term Commitment has been fully drawn and (iii) the date of termination of any Delayed Draw Term Commitments pursuant to Section 2.3 such that after giving effect to such termination, there are no Available Delayed Draw Term Commitments; provided, that if such date is not a Business Day, the “Delayed Draw Term Commitment Termination Date” will be the immediately preceding Business Day.
“Delayed Draw Term Extension Response Date”: as defined in Section 2.24(b).
“Delayed Draw Term Facility”: the Delayed Draw Term Commitments and the Delayed Draw Term Loans made thereunder.
“Delayed Draw Term Lender”: each Lender that has a Delayed Draw Term Commitment or that holds a Delayed Draw Term Loan.
“Delayed Draw Term Loan”: as defined in Section 2.1.
“Delayed Draw Term Maturity Date”: March 31, 2025 (the “Initial Delayed Draw Term Maturity Date”), subject to extension as provided in Section 2.24; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Delayed Draw Term Percentage”: as to any Delayed Draw Term Lender at any time, the percentage which such Lender’s Delayed Draw Term Commitment then constitutes of the Total Delayed Draw Term Commitment; provided, that in the case of Section 2.22 when a Defaulting Lender which is a Delayed Draw Term Lender shall exist, “Delayed Draw Term Percentage” shall mean the percentage which such Lender’s Delayed Draw Term Commitment then constitutes of the Total Delayed Draw Term Commitment (disregarding any Defaulting Lender’s Delayed Draw Term Commitment). With respect to any Delayed Draw Term Lender whose Delayed Draw Term Commitments shall have expired or terminated, “Delayed Draw Term Percentage” shall mean the percentage which the aggregate principal amount of such Lender’s Delayed Draw Term Loans then outstanding constitutes of the aggregate principal amount of the Delayed Draw Term Loans then outstanding.
“Development Property”: Real Property acquired, or any portion of any existing Real Property available, for purposes of becoming, or currently under development into, an Income Property that is owned, operated or leased or otherwise controlled by the Borrower, its Restricted Subsidiaries or its Restricted Joint Ventures. Each Development Property shall continue to be classified as a Development Property hereunder until (a) such Real Property has at least one full quarter of operating results and (b) the Borrower elects to reclassify such property as an Income Property for all purposes of this Agreement, upon and after which such property shall be classified as an Income Property hereunder. For all purposes of this Agreement, it is understood that in the case of any expansion of an existing Real Property, the portion associated with such expansion may, at the election of the Borrower, be classified as a Development Property while the existing portion thereof not subject to such expansion project remains an Income Property (and only the portion classified as a Development Property shall be counted against the concentration limitations in Unencumbered Asset Value).
“Discharged”: Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof).
“Disposition”: with respect to any asset, right or property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer, abandonment or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Institution”: (a) Persons reasonably determined by the Borrower to be Competitors that have been identified in writing by the Borrower to the Administrative Agent by delivery of a notice thereof to the Administrative Agent (at any time when JPMorgan Chase Bank, N.A., is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) at any time and from time to time (and each written supplement shall become effective three Business Days after delivery thereof to the Administrative Agent) and (b) as to any entity referenced in clause (a) (the “Primary Disqualified Institution”), its Affiliates (other than Bona Fide Debt Fund Affiliates) to the extent such Affiliates are identified in writing by the Borrower to the Administrative Agent by delivery of a notice thereof to the Administrative Agent (at any time when JPMorgan Chase Bank, N.A., is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) (and each written supplement shall become effective three Business Days after delivery thereof to the Administrative Agent, as applicable) or are otherwise clearly identifiable as an Affiliate based solely by similarity of such Affiliate’s name to the name of a person on such list, it being understood and agreed that the foregoing provisions shall not apply retroactively to any Person if such Person shall have previously acquired an assignment or participation interest (or shall have entered into a trade therefor) prior thereto. For the avoidance of doubt, the Borrower may remove the designation of Persons as Disqualified Institutions by notice to the Administrative Agent (at any time when JPMorgan Chase Bank, N.A., is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com).
“Disqualified Institution List”: as defined in Section 10.6(f)(iv).
“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“EBITDA”: with respect to any fiscal period and with respect to any Person, the sum of (a) Consolidated Net Income of such Person for that period, plus (b) any extraordinary loss reflected in such Consolidated Net Income, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain reflected in such Consolidated Net Income, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (d) consolidated interest expense of such Person for that period, plus (e) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not payable during that period); minus (f) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not receivable during that period); plus (g) (1) depreciation, amortization and all unusual or non-recurring expenses and (2) all non-cash expenses (excluding any such non-cash item to the extent that it represents an accrual or a reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) to the extent deducted in arriving at Consolidated Net Income for that period, minus (h) (1) any unusual or non-recurring gains, (2) any cash payments made during such period in respect of items described in clause (g)(2) above subsequent to the fiscal quarter in which any relevant non-cash expenses were incurred and (3) all non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, in each case, to the extent reflected in arriving at Consolidated Net Income for that period, plus (i) expenses classified as “transaction and acquisition expenses” on the applicable financial statements of that Person for that fiscal period, plus (j) rental revenues receivable in cash related to any Master Lease and not recognized under GAAP (so long as such amount is actually received for such period), minus (k) rental revenues recognized under GAAP but not currently receivable in cash under any Master Lease, plus (l) with respect to consolidated Restricted Subsidiaries, non-controlling or minority interest reflected in Consolidated Net Income, and, without duplication, in each case as determined in accordance with GAAP, plus (m) non-cash lease and financing adjustments.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee”: (a) a Lender or any Affiliate or Approved Fund of such Lender, or (b) a bank, trust company, finance company, insurance company or any other Person that is regularly engaged in making, purchasing or investing in loans of a type similar to the Loans; provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include (v) the Borrower or any of its Subsidiaries or Affiliates, (w) any natural person, (x) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (y) any Defaulting Lender or (z) any Disqualified Institution; provided, that with respect to clause (x), such holding company, investment vehicle or trust shall constitute an Eligible Assignee if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
“Eligible Ground Lease”: each ground lease with respect to an Income Property, Redevelopment Property, Development Property or undeveloped land executed by the Borrower, any Restricted Subsidiary or any Restricted Joint Venture of the Borrower, as applicable, as lessee, that (i) has a remaining lease term (including extension or renewal rights exercisable at the sole option of the tenant thereunder) of at least twenty-five (25) years, calculated as of the date such property becomes included in the calculation of Total Asset Value or Unencumbered Asset Value hereunder, (ii) is free and clear of any liens (other than Permitted Liens) and any negative pledge agreement or other agreement that prohibits the creation of a lien and (iii) contains customary financing provisions including, without limitation, notice and cure rights.
“Environmental Laws”: all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any harmful or deleterious substances or (iv) health and safety matters.
“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal, or arrangement for disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the indoor or outdoor environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests”: with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, excluding any debt instrument convertible into equity securities of the Borrower or any of its Subsidiaries.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.
“Euro” and “€”: the single currency of the Participating Member States.
“Event of Default”: any of the events specified in Section 8; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excluded Foreign Subsidiary”: any (i) Foreign Subsidiary that is a controlled foreign corporation under Section 957 of the Code (“CFC”), (ii) Subsidiary substantially all the assets of which consist of direct or indirect equity or debt investments in one or more Foreign Subsidiaries that are CFCs, and (iii) Subsidiary of a Subsidiary described in clause (i) or (ii).
“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii)

that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement”: that certain Amended and Restated Credit Agreement, dated as of May 15, 2019, among the VICI Properties 1 LLC, as borrower, each lender from time to time party thereto and Goldman Sachs USA, as administrative agent.
“Existing Delayed Draw Term Maturity Date”: as defined in Section 2.24(b).
“Existing Multicurrency Revolving Maturity Date”: as defined in Section 2.23(b).
“Existing USD Revolving Maturity Date”: as defined in Section 2.23(c).
“Existing Senior Indentures”: collectively, the 2025 Senior Unsecured Notes Indenture, the 2026 Senior Unsecured Notes Indenture, the 2027 Senior Unsecured Notes Indenture, the 2029 Senior Unsecured Notes Indenture and the 2030 Senior Unsecured Notes Indenture.
“Existing Senior Unsecured Notes”: collectively, the 2025 Senior Unsecured Notes, the 2026 Senior Unsecured Notes, the 2027 Senior Unsecured Notes, the 2029 Senior Unsecured Notes and the 2030 Senior Unsecured Notes.
“Experiential Facility”: any casino, hotel, resort, race track, off-track wagering site, venue at which gaming or wagering is conducted, lodging facilities, entertainment related facilities, amusement facilities or other leisure or experiential facilities and all related or ancillary properties, facilities and assets related thereto.
“Extending Delayed Draw Term Lender”: as defined in Section 2.24(b)(1)(ii).
“Extending Multicurrency Revolving Lender”: as defined in Section 2.23(b)(1)(ii).
“Extending USD Revolving Lender”: as defined in Section 2.23(c)(1)(ii).
“Facility”: each of (a) the Delayed Draw Term Facility ~~and~~, (b) the Multicurrency Revolving Facility and (c) the USD Revolving Facility, and collectively, the “Facilities”.
~~“Facility Fee”: as defined in Section 2.6(a).~~
“Facility Fee Percentage”: the rate per annum set forth in the Pricing Grids.
“Fair Market Value”: with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States.
“Fee Payment Date”: the first Business Day following the last day of each March, June, September and December and the last day of the Multicurrency Revolving Commitment Period (in the case of the Multicurrency Revolving Facility) and the USD Revolving Commitment Period (in the case of the USD Revolving Facility), as applicable.
“Finance Lease”: as applied to any Person, any lease of any property, whether real, personal or mixed, of such Person as lessee that is required to be classified and accounted for as a finance lease liability in accordance with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of the Borrower, be treated as an operating lease and not a Finance Lease; provided, further, that any Master Lease and any ground lease or similar obligation in which the obligations pursuant to such ground lease or similar obligation are passed on to the tenant under or in connection with a Master Lease will be deemed not to be a Finance Lease.
“Financial Ratios”: collectively, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Secured Leverage Ratio, the Unsecured Leverage Ratio and the Unsecured Interest Coverage Ratio.
“First Amendment”: that certain First Amendment to this Agreement, dated as of the First Amendment Effective Date, among the Borrower, the Lenders and Issuing Lenders party thereto and the Administrative Agent.
“First Amendment Effective Date”: July 15, 2022.
“First Extended Delayed Draw Term Maturity Date”: as defined in Section 2.24(a).
“First Extended Multicurrency Revolving Maturity Date”: as defined in Section 2.23(a).
“First Extended USD Revolving Maturity Date”: as defined in Section 2.23(a).
“Fitch”: Fitch Ratings Inc.
“Fixed Charge Coverage Ratio”: as defined in Section 7.1(b).
“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Daily Simple RFR, Adjusted AUD Rate, Adjusted CDOR Rate, Adjusted Term SOFR Rate, ~~the~~ Adjusted ~~Daily Simple SOFR~~EURIBOR Rate or the Adjusted Floating Overnight Daily SOFR Rate, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Daily Simple RFR, Adjusted AUD Rate, Adjusted CDOR Rate, Adjusted Term SOFR Rate, the Adjusted ~~Daily Simple SOFR~~EURIBOR Rate or the Adjusted Floating Overnight Daily SOFR Rate shall be 0.00%.
“Foreign Lender”: a Lender that is not a U.S. Person.
“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Indebtedness”: the aggregate principal amount of all outstanding Indebtedness of the Borrower, its Restricted Subsidiaries, its Unrestricted Subsidiaries (to the extent constituting Recourse Indebtedness for which a Group Member is liable) and Restricted Joint Ventures (other than any such Indebtedness that has been Discharged) of (i) the kind described in clauses (a), (c) and (e) of the definition of “Indebtedness,” (ii) Indebtedness evidenced by promissory notes and similar instruments, (iii) letters of credit to the extent of drawn and unreimbursed amounts thereunder and (iv) guarantees in respect of any of the foregoing.
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States.
“Gaming”: casino, race track, racino, video lottery terminal, card club or other gambling activities, including but not limited to, the operation of slot machines, video lottery terminals, table games, pai gow poker, pari-mutuel wagering, sports wagering or other applicable types of wagering.
“Gaming Approvals”: any and all approvals, licenses, findings of suitability, authorizations, registrations, permits, consents, rulings, orders or directives of any Governmental Authority: (1) necessary to enable the Borrower or its Restricted Subsidiaries to engage in a Gaming business (including the business of owning or leasing Real Property or vessels used in the Gaming business) or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Closing Date, (2) required by any Gaming Law, or (3) required to accomplish the financing and other transactions contemplated hereby
“Gaming Authority”: any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any Gaming Facility owned by the Borrower or any of its Subsidiaries, or with regulatory, licensing or permitting authority or jurisdiction over any Gaming operation (or a proposed Gaming operation) at a Gaming Facility owned by the Borrower or any of its Subsidiaries.
“Gaming Facility”: any casino, hotel, resort, race track at which pari-mutuel wagering is conducted, racino, off-track wagering site, card club casinos, or venue at which Gaming or wagering is conducted, and all related or ancillary property and assets.
“Gaming Laws”: all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities owned by the Borrower or any of its Subsidiaries and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses or exercises regulatory, licensing or permit authority or jurisdiction over Gaming Facilities owned by the Borrower or any of its Subsidiaries; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.
“Governmental Authority”: the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Greektown Lease”: the lease agreement, dated as of May 23, 2019, by and between Greektown Propco LLC, as landlord, and Penn Tenant III, LLC, as tenant, for Greektown Casino-Hotel in Detroit, Michigan, as the same may be amended, amended and restated, supplemented or otherwise modified prior to the date hereof and from time to time in accordance with the terms of this Agreement.
“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.
“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by the Borrower and any Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include: (i) endorsements of instruments for deposit or collection in the ordinary course of business and (ii) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Hard Rock Cincinnati Lease”: the lease agreement, dated as of September 20, 2019, by and between Cincinnati Propco LLC, as landlord, and Jack Cincinnati Casino LLC, as tenant, for the real estate assets associated with the Hard Rock Cincinnati Casino, located in Cincinnati, Ohio, as the same may be amended, amended and restated, supplemented or otherwise modified prior to the date hereof and from time to time in accordance with the terms of this Agreement.
“Immaterial Subsidiary”: at any time, any Subsidiary of the Borrower that, as of the last date of the most recently ended four fiscal quarter period on or prior to the date of determination, on a consolidated basis with its respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, contributes less than 10% of the Total Asset Value.
“Income Property”: any Real Property or assets or vessels (including any personal property ancillary thereto or used in connection therewith) owned, operated or leased or otherwise controlled by the Borrower, any of its Restricted Subsidiaries or any of its Restricted Joint Ventures and earning, or intended to earn, current income, whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land. Each Income Property shall continue to be classified as an Income Property hereunder until the Borrower notifies the Administrative Agent (which such notification may be made in a Compliance Certificate) that it desires to reclassify such Real Property as a Redevelopment Property for purposes of this Agreement, upon and after which such property shall be classified as a Redevelopment Property hereunder.
“Increased Amount Date”: as defined in Section 2.21(a).
“Incremental Commitments”: as defined in Section 2.21(a).
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (ii) financing of insurance premiums and (iii) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) with respect to any Finance Leases of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (f) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the Fair Market Value of such property and the amount of the Indebtedness secured, (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including swap contracts), (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within 10 Business Days, and (i) all Guarantee Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above (other than, for the avoidance of doubt, in connection with any completion guarantee); provided, that Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantee Obligations or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Borrower or any of the Restricted Subsidiaries, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantee Obligations in respect of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries on a consolidated basis in connection with such disposition.
The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (b) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (x) any obligations of such Person in respect of Cash Management Services, (y) any obligations of such Person in respect of employee, consultant or independent contractor deferred compensation and benefit plans and (z) any obligations of such Person in respect of taxes, assessments, governmental charges or levies shall not constitute Indebtedness. For all purposes with respect to this definition, the Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude (i) any obligations under any Master Leases, (ii) intercompany liabilities arising from or associated with cash management, tax, or accounting operations and made in the ordinary course of business and (iii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Indemnitee”: as defined in Section 10.5(c).
“Information”: as defined in Section 10.16.
“Initial Delayed Draw Term Maturity Date”: has the meaning specified in the definition of “Delayed Draw Term Maturity Date”.
“Initial Multicurrency Revolving Maturity Date”: has the meaning specified in the definition of “Multicurrency Revolving Maturity Date”.
“Initial USD Revolving Maturity Date”: has the meaning specified in the definition of “USD Revolving Maturity Date”.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245(b)(1) of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, trade secrets, know-how, methods, and processes, and all rights to sue at law or in equity for any infringement, misappropriation or other violation or impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.10, which shall be substantially in the form of Exhibit G or any other form approved by the Administrative Agent.
“Interest Expense”: for any fiscal period, an amount equal to the sum, without duplication, of the following with respect to (a) all Total Indebtedness and (b) obligations in respect of Swap Agreements: (i) total interest expense, accrued in accordance with GAAP, plus (ii) all capitalized interest determined in accordance with GAAP, plus (iii) the interest portion of payments paid or payable (without duplication) on Finance Leases, plus (iv) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Agreements and payments made under Swap Agreements relating to interest rates with respect to such period (in each case, including the Borrower’s pro rata share thereof for unconsolidated Restricted Subsidiaries and Restricted Joint Ventures) (excluding, to the extent included in Interest Expense above, (A) the amount of such Interest Expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Net Operating Income), as determined on a consolidated basis in conformity with GAAP and (B) (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees, including, without limitation, any fees associated with the exercise of the option to increase the Facilities), (v) any one-time costs, termination payments, breakage costs and other payments associated with incurring or terminating swaps, derivatives and other hedging obligations and (vi) any amount not payable in cash).
“Interest Payment Date”: (a) with respect to any ABR Loan, the last day of each March, June, September and December and the relevant Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the relevant Maturity Date, (c) with respect to any Daily SOFR Loan, (1) the fifth Business Day of each calendar month for the preceding calendar month and (2) the relevant Maturity Date and (d) with respect to any Term Benchmark Loan, (1) the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (2) the relevant Maturity Date.
“Interest Period”: with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower may not select an Interest Period with respect to any Loan that would extend beyond the Maturity Date for such Loan, (iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iv) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment”: with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guarantee Obligations in respect of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, minus the amount received from such investment, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating”: a Credit Rating of BBB- or better from S&P, or a Credit Rating of Baa3 or better from Moody’s.
“IRS”: the United States Internal Revenue Service.
“Issuing Lender”: JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Citibank, N.A., Inc., Bank of America, N.A. and any other Lender that agrees to act as an Issuing Lender (in each case, through itself or through one of its designated affiliates or branch offices) with the consent of the Borrower, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 3.9. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender, each Issuing Lender or all Issuing Lenders, as the context may require.
“Issuing Lender Commitment”: with respect to each Issuing Lender, $10,000,000 or such other amount as separately agreed in writing by such Issuing Lender and the Borrower.
“JACK Cleveland/Thistledown Master Lease”: that certain lease agreement, dated as of January 24, 2020, by and among Cleveland Propco LLC and Thistledown Propco LLC, for the real estate assets associated with the Jack Cleveland Casino located in Cleveland, Ohio, and Thistledown Racino, located in North Randall, Ohio, as the same may be amended, amended and restated, supplemented or otherwise modified prior to the date hereof and from time to time in accordance with the terms of this Agreement.
“Judgment Currency”: as defined in Section 10.19.
“Las Vegas Master Lease”: that certain lease agreement, dated as of October 6, 2017, by and among CPLV Property Owner LLC and Claudine PropCo LLC, as landlord, and Desert Palace LLC, Caesars Entertainment Operating Company, Inc., CEOC, LLC and Harrah’s Las Vegas, LLC, as tenant for the properties listed on Exhibit A thereto, as the same may be amended, amended and restated, supplemented or otherwise modified prior to the date hereof and from time to time in accordance with the terms of this Agreement.
“Latest Bridge Facility Termination Date”: the latest to occur of the Venetian Bridge Facility Termination Date and the MGP Bridge Facility Termination Date.
“L/C Commitment”: $40,000,000.
“L/C Disbursement”: ~~a payment made by an Issuing Lender pursuant to a Letter of Credit~~any Multicurrency L/C Disbursement or USD L/C Disbursement.
~~“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been~~

~~reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall be its Revolving Percentage of the L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.~~
“L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“L/C Participants”: ~~the collective reference to all the Revolving Lenders other than the Issuing Lender~~each Multicurrency L/C Participant and USD L/C Participant.
“Lender-Related Person”: as defined in Section 10.5(b).
“Lenders”: as defined in the preamble hereto.
“Letters of Credit”: ~~as defined in Section 3.1(a)~~each Multicurrency Letter of Credit and USD Letter of Credit.
“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien”: any mortgage, pledge, deed of trust, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Limited Equity Pledge”: as defined in Section 10.25.
“Limited Equity Pledge Agreement”: as defined in Section 10.25.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: (a) this Agreement, (b) the Guarantee Agreement, (c) the Notes, (d) any security agreements, pledge agreements, mortgages, deeds of trust or deeds to secure the Borrower’s Obligations and the Guarantee Obligations of the Subsidiary Guarantors under Section 6.16, (e) any document granting a Lien on cash collateral pursuant to Section 8, (f) the fee agreements described in Section 2.6(b), (g) any amendment, waiver, supplement or other modification to any of the foregoing and (h) any other document the Borrower and the Administrative Agent agree shall constitute a Loan Document.
“Loan Parties”: the Borrower and any Subsidiary Guarantors.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of (a) prior to the Delayed Draw Term Commitment Termination Date, the aggregate amount of the Available Delayed Draw Term Commitments and the outstanding Delayed Draw Term Loans ~~or~~, (b) the Total Multicurrency Revolving Extensions of Credit or (c) the Total USD Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of ~~the~~any Revolving Facility, prior to any termination of the Revolving Commitments under such Revolving Facility, the holders of more than 50% of the ~~T~~total Revolving Commitments under such Revolving Facility); provided, that at all times when two or more Lenders (excluding Defaulting Lenders) are party to the applicable Facility under this Agreement, the term “Majority Facility Lenders” shall in no event mean less than two Lenders party to such Facility.

“Master Leases”: the Regional Master Lease, the Las Vegas Master Lease, the Greektown Lease, the Hard Rock Cincinnati Lease, the JACK Cleveland/Thistledown Master Lease, the Century Master Lease, the MGM Master Lease, any Severance Lease and each Similar Lease entered into after the Closing Date by the Borrower or any of its Restricted Subsidiaries and any other Person (other than the Borrower or a Restricted Subsidiary).
“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Indebtedness”: any Indebtedness the outstanding principal amount of which is in excess of $150,000,000.
“Materials of Environmental Concern”: any substance, material or waste defined or regulated as “hazardous,” “toxic,” “explosive,” “radioactive,” a “contaminant,” a “pollutant” or words of similar meaning under any Environmental Law, including any petroleum or petroleum product, asbestos or asbestos containing material, radon, polychlorinated biphenyls, urea-formaldehyde insulation, per- and polyfluoroalkyl substances and 1,4-dioxane.
“Material Subsidiary”: any Restricted Subsidiary that is not an Immaterial Subsidiary.
“Maturity Date”: the Multicurrency Revolving Maturity Date, USD Revolving Maturity Date or the Delayed Draw Term Maturity Date, as applicable.
“Maximum Rate”: as defined in Section 10.21.
“MGM Master Lease”: the lease agreement, dated as of April 25, 2016, between MGP Lessor, LLC, as landlord, and MGM Lessee, LLC, as tenant, for the properties listed on Exhibit A thereto, as the same may be amended, amended and restated, supplemented or otherwise modified prior to the date hereof and from time to time in accordance with the terms of this Agreement.
“MGP Bridge Facility”: the bridge facility referenced in that certain Commitment Letter, dated as of August 4, 2021, among Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and the Borrower.
“MGP Bridge Facility Funding Date”: as defined in Section 6.16(a).
“MGP Bridge Facility Termination Date”: the date on which (a) the commitments in respect of the MGP Bridge Facility, and any outstanding loans in respect of the MGP Bridge Facility (if any), are reduced to zero and (b) any guarantees in respect of, and any liens securing, the MGP Bridge Facility are terminated.
“MGP Transactions”: the mergers and other transactions contemplated by the Master Transaction Agreement, dated August 4, 2021, by and among the Borrower, MGM Growth Properties, LLC and their respective affiliates party thereto.
“Moody’s”: as defined in the definition of Cash Equivalents.
“Mortgage Note”: notes receivable of the Group Members which are secured by mortgage Liens on real estate and which are not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods that has resulted in the commencement of the exercise of remedies.
“Multicurrency L/C Disbursement”: a payment made by an Issuing Lender pursuant to a Multicurrency Letter of Credit.

“Multicurrency L/C Exposure”: at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Multicurrency Letters of Credit at such time, plus (b) the Dollar Equivalent of the aggregate amount of all Multicurrency L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Multicurrency L/C Exposure of any Lender at any time shall be its Multicurrency Revolving Percentage of the Multicurrency L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Multicurrency Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Multicurrency Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Multicurrency Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Multicurrency Letter of Credit.
“Multicurrency L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired amount of the then outstanding Multicurrency Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Multicurrency Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“Multicurrency L/C Participants”: the collective reference to all the Multicurrency Revolving Lenders other than the Issuing Lender.
“Multicurrency Letters of Credit”: as defined in Section 3.1(a).
“Multicurrency Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Multicurrency Revolving Loans and participate in Multicurrency Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Multicurrency Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.7 and Section 2.21. The original amount of the Total Multicurrency Revolving Commitments is $1,250,000,000.
“Multicurrency Revolving Commitment Period”: the period from and including the Closing Date to the Multicurrency Revolving Maturity Date.
“Multicurrency Revolving Exposure”: with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Multicurrency Revolving Loans and its Multicurrency L/C Exposure at such time.
“Multicurrency Revolving Extension Response Date”: as defined in Section 2.23(b).
“Multicurrency Revolving Extensions of Credit”: as to any Multicurrency Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Multicurrency Revolving Loans held by such Lender then outstanding and (b) such Lender’s Multicurrency Revolving Percentage of the Multicurrency L/C Obligations then outstanding, in each case, such amount being determined as the Dollar Equivalent amount.
“Multicurrency Revolving Facility”: the Multicurrency Revolving Commitments and the Loans and extensions of credit made thereunder made thereunder.
“Multicurrency Revolving Facility Fee”: as defined in Section 2.6(a).
“Multicurrency Revolving Lender”: each Lender that has a Multicurrency Revolving Commitment or that holds Multicurrency Revolving Loans.

“Multicurrency Revolving Loans”: as defined in Section 2.4(a).
“Multicurrency Revolving Maturity Date”: March 31, 2026 (the “Initial Multicurrency Revolving Maturity Date”), subject to extension as provided in Section 2.23; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Multicurrency Revolving Percentage”: as to any Multicurrency Revolving Lender at any time, the percentage which such Lender’s Multicurrency Revolving Commitment then constitutes of the Total Multicurrency Revolving Commitments; provided, that in the case of Section 2.22 when a Defaulting Lender which is a Multicurrency Revolving Lender shall exist, “Multicurrency Revolving Percentage” shall mean the percentage which such Lender’s Multicurrency Revolving Commitment then constitutes of the Total Multicurrency Revolving Commitment (disregarding any Defaulting Lender’s Multicurrency Revolving Commitment). With respect to any Multicurrency Revolving Lender whose Multicurrency Revolving Commitments shall have expired or terminated, “Multicurrency Revolving Percentage” shall mean the percentage which the aggregate principal amount of such Lender’s Multicurrency Revolving Loans then outstanding constitutes of the aggregate principal amount of the Multicurrency Revolving Loans then outstanding, provided, that in the event that the Multicurrency Revolving Loans are paid in full prior to the reduction to zero of the Total Multicurrency Revolving Extensions of Credit, the Multicurrency Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Multicurrency Revolving Extensions of Credit shall be held by the Multicurrency Revolving Lenders on a comparable basis.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and in respect of which the Borrower or a Commonly Controlled Entity participates or is required to make contributions with respect thereto.
“Necessary Distributions”: as defined in Section 7.4.
“Negative Pledge”: with respect to a given asset, any provision of a document, instrument or agreement (other than this Agreement or any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for the Obligations; provided, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income (“NOI”)”: for any fiscal period, and with respect to any group of related properties or other property, the total rental and other operating income from the operation of such group of related properties or other property, as applicable (including proceeds of rent loss or business interruption insurance) after deducting all expenses and other proper charges incurred by the Borrower, a Restricted Subsidiary or a Restricted Joint Venture of the Borrower in connection with the ownership (or leasing), operation or maintenance of such group of related properties or other property, as applicable, during such fiscal period, including, without limitation, property taxes, assessments and similar charges, insurance costs, rent, utilities, payroll costs, maintenance, repair and opening expenses, marketing expenses, general and administrative expenses and bad debt expenses, in each case, relating to such group of related properties or other property, as applicable, on a standalone basis paid by the Borrower, a Restricted Subsidiary or a Restricted Joint Venture, but (i) before payment or provision for Total Fixed Charges, income taxes, and depreciation, amortization, and other non-cash expenses, all as determined in accordance with GAAP and (ii) excluding losses to the extent covered by insurance and actually reimbursed or otherwise paid by the applicable insurer, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or paid by the applicable insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days). In the case of Real Property owned by an unconsolidated Restricted Subsidiary or Restricted Joint Venture of the Borrower, Net Operating Income shall be adjusted to reflect the Borrower’s Ownership Share therein.
“New Revolving Commitments”: as defined in Section 2.21(a).
“New Revolving Lender”: as defined in Section 2.21(a).

“New Term Commitments”: as defined in Section 2.21(a).
“New Term Lender”: as defined in Section 2.21(a).
“New Term Loan”: as defined in Section 2.21(a).
“Non-Consenting Lender”: any Lender that (a) does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Required Lenders or (b) asserts the illegality or suspension of funding or maintaining SOFR Loans and has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement.
“Non-Experiential Facilities Land”: has the meaning specified in the definition of “Unencumbered Asset Value”.
“Non-Extending Delayed Draw Term Lender”: as defined in Section 2.24(b).
“Non-Extending Multicurrency Revolving Lender”: as defined in Section 2.23(b).
“Non-Extending USD Revolving Lender”: as defined in Section 2.23(c).
“Nonrecourse Indebtedness”: with respect to a Person, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, failure to maintain insurance, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness, including any Equity Interests in such Person.
“Notes”: the collective reference to any promissory note evidencing Loans.
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any document with respect to Cash Management Services, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the

Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.
“Operator”: (a) the lessee of any Income Property owned or leased by the Borrower and (b) the parent company of any such lessee.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Ownership Share”: with respect to any Subsidiary (other than a Wholly Owned Subsidiary) or any joint venture, the Borrower’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or joint venture determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or joint venture.
“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant”: as defined in Section 10.6(c).
“Participant Register”: as defined in Section 10.6(c).
“Participating Member State”: any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act”: as defined in Section 10.18.
“Payment”: as defined in Section 9.6(c)(A).
“Payment Notice”: as defined in Section 9.6(c)(B).
“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Liens”: with respect to any asset, right or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under this Agreement, (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under this Agreement, (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar applicable laws, (d) assessment liens and periodic charges imposed under recorded covenants, conditions and restrictions, in each case not yet delinquent, and Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, minor defects or irregularities in title, or liens, easements, restrictions, or encumbrances securing non-material obligations (other than Liens securing Secured Indebtedness), which do not interfere in any material respect with the ordinary conduct of business of such Person, (e) the rights of tenants and landlords under leases (including ground leases), subleases, licenses or other use agreements, managers under management agreements or franchisors under franchise agreements, in each case, not interfering in any material respect with the ordinary conduct of business of such Person, (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Credit Parties and Liens securing any pari passu Indebtedness of the Borrower and its Restricted Subsidiaries that is permitted hereunder and subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, (g) Liens in existence on the Closing Date and set forth on Schedule 1.1B, (h) judgment and attachment liens on properties in respect of judgments and attachments not constituting an Event of Default, (i) any ground lease that constitutes a Finance Lease, (j) to the extent constituting a Lien, any Permitted Negative JV Pledges, Permitted Transfer Restrictions and any Permitted Sale Restrictions, (k) Liens arising under applicable Gaming Laws or laws involving the sale, distribution and possession of alcoholic beverages, (l) Liens and other quasi-security arrangements arising under foreign law or in any foreign jurisdiction and substantially similar in nature to the Liens described in clauses (a) through (k), (m) Liens securing the MGP Bridge Facility or the Venetian Bridge Facility and (n) Liens securing intercompany Indebtedness in favor of (i) the Borrower or any Subsidiary Guarantor or (ii) a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (so long as any such Lien granted in favor of a Wholly Owned Subsidiary is not granted by a Loan Party).
“Permitted Negative JV Pledges”: with respect to property of any Controlled JV Subsidiary, Negative Pledge provisions in respect thereof for the benefit of the minority holder of such Controlled JV Subsidiary so long as the Borrower or Wholly Owned Subsidiary that owns Equity Interests of such Controlled JV Subsidiary has the right and ability to exercise either (a) a buy-sell right with respect to the ownership interests in the Controlled JV Subsidiary or (b) a right to offer for sale the assets of the Controlled JV Subsidiary, and pursuant to the exercise of either such right cause such assets to be fully owned or ground leased directly by the Borrower or a Wholly Owned Subsidiary of the Borrower or sold for cash at a price reasonably satisfactory to the Borrower; provided, that (i) the applicable joint venture agreement shall provide that any buy-sell or sale process must be consummated within 120 days of the exercise thereof and (ii) there shall be no restriction, lock-out or other limitation on when such buy-sell or sale process can be invoked or exercised.
“Permitted Replacement Lease”: (a) a new lease entered into with a Person that has, in the reasonable judgment of the Borrower, sufficient experience (directly or through its subsidiaries) operating or managing casinos (and/or properties similar to those properties leased pursuant to such lease in the case of any non-gaming properties) or is owned, controlled or managed by a Person with such experience, to operate the properties subject to the contemplated Permitted Replacement Lease and, to the extent applicable, is licensed or certified by applicable authorities to operate the properties subject to the contemplated Permitted Replacement Lease as of the initial date of the effectiveness of the applicable Permitted Replacement Lease or (b) any assignment of any Significant Master Lease to a Person satisfying the requirements of the foregoing clause (a); provided, that in the case of clauses (a) and (b), no such lease may contain terms and provisions that would have been prohibited under Section 7.5 if such terms and provisions had been effected pursuant to an amendment or modification of any Significant Master Lease.
“Permitted Sale Restrictions”: obligations, encumbrances or restrictions contained in any agreement for the disposition or sale of any assets, properties or Equity Interests restricting the creation of Liens on, or the sale, transfer or other disposition of Equity Interests or property that is subject to, such property or assets pending such sale; provided that the encumbrances and restrictions apply only to the Subsidiary or assets that are subject to such sale or disposition agreement.
“Permitted Transfer Restrictions”: (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements, franchise agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable property, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, and (b) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners or members of the Borrower or of any other Subsidiary of VICI imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is at such time (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Pricing Grids”: the tables set forth below (the “Ratings Based Pricing Grids”).
For Revolving Loans

Range of Credit Ratings (S&P/Fitch Ratings/Moody’s)	Applicable Margin for Revolving Loans which are ~~SOFR~~Term Benchmark Loans, SOFR Loans or RFR Loans (% per annum)	Applicable Margin for Revolving Loans which are ABR Loans or Canadian Prime Rate Loans (% per annum)	Facility Fee Percentage (% per annum)
BBB+/Baa1 or better	0.775%	0.00%	0.15%
BBB/Baa2	0.85%	0.00%	0.20%
BBB-/Baa3	1.05%	0.05%	0.25%
BB+/Ba1	1.20%	0.20%	0.30%
below BB+/Ba1 or unrated	1.325%	0.325%	0.375%

For Delayed Draw Term Loans

Range of Credit Ratings (S&P/Fitch Ratings /Moody’s)	Applicable Margin for Delayed Draw Term Loans which are SOFR Loans (% per annum)	Applicable Margin for Delayed Draw Term Loans which are ABR Loans (% per annum)	Facility Fee Percentage (% per annum)
BBB+/Baa1 or better	0.85%	0.00%	0.15%
BBB/Baa2	0.95%	0.00%	0.20%
BBB-/Baa3	1.20%	0.20%	0.25%
BB+/Ba1	1.40%	0.40%	0.30%
below BB+/Ba1 or unrated	1.60%	0.60%	0.375%

For purposes of the Ratings Based Pricing Grids, if at any time the Borrower has two (2) Credit Ratings, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to the highest Credit Rating; provided, that if the highest Credit Rating and the lowest Credit Rating are more than one ratings category apart, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to Credit Rating that is one ratings category below the highest Credit Rating. If at any time the Borrower has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used; provided, that if such average is not a recognized rating category, then the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used. If at any time the Borrower has only one Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to such Credit Rating. If the Borrower does not have a Credit Rating from either Moody’s or S&P, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to a Credit Rating of “below BB+/Ba1 or unrated” in the tables above.
A change (if any) in the Applicable Margin and Facility Fee Percentage shall be effective immediately as of the date on which any of the rating agencies announces a change in the Credit Rating or the date on which the Borrower no longer has a Credit Rating from one of the rating agencies or the date on which the Borrower has a Credit Rating from a rating agency that had not provided a Credit Rating for the Borrower on the day immediately preceding such date, whichever is applicable.
“Primary Disqualified Institution”: has the meaning specified in the definition of “Disqualified Institutions”.
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding”: any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.
“Projections”: as defined in Section 6.2(b).
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support”: as defined in Section 10.23.
“Ratings Based Pricing Grids”: as defined in the definition of “Pricing Grids”.
“Real Property”: (i) each parcel of real property leased or operated by the Borrower, its Restricted Subsidiaries or a Restricted Joint Venture of the Borrower, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Borrower, its Restricted Subsidiaries or a Restricted Joint Venture of the Borrower, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.
“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Recourse Indebtedness”: any Indebtedness that is not Nonrecourse Indebtedness.
“Redevelopment Property”: any real property owned or leased under an Eligible Ground Lease by the Borrower, its Restricted Subsidiaries or its Restricted Joint Ventures that operates or is intended to operate as an Income Property (a) that is designated by the Borrower in a notice to the Administrative Agent as a “Redevelopment

Property”, (b) (X) that has been acquired by the Borrower, any of its Restricted Subsidiaries or any of its Restricted Joint Ventures with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 25% of the square footage of such property or (Y) that the Borrower, any of its Restricted Subsidiaries or any of its Restricted Joint Ventures intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Capitalized Value of such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Adjusted NOI attributable to such property by at least 25% as compared to the immediately preceding comparable prior period and (c) that does not qualify as a “Development Property”. Each Redevelopment Property shall continue to be classified as a Redevelopment Property hereunder until (a) such Real Property has had at least one full quarter of operating results and (b) the Borrower notifies the Administrative Agent that it elects to reclassify such Real Property as an Income Property for purposes of this Agreement, upon and after which such property shall be classified as an Income Property hereunder. For all purposes of the Loan Documents, it is understood that in the case of any redevelopment of a portion of an existing Real Property, the portion associated with such redevelopment may, at the election of the Borrower, be classified as a Redevelopment Property while the existing portion thereof not subject to such redevelopment project remains an Income Property (and only the portion classified as a Redevelopment Property shall be count against the concentration limitations in Unencumbered Asset Value).
“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Adjusted Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if ~~the RFR for~~ such Benchmark is the Adjusted EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is the Adjusted Daily Simple ~~SO~~RFR for Sterling, then four RFR Business Days prior to such setting, (4) if such Benchmark is the Adjusted Daily Simple RFR for Dollars, then four RFR Business Days prior to such setting, (5) if such Benchmark is the AUD Rate, 11:00 a.m. Sydney, Australia time on the date of such setting, (6) if such Benchmark is the Adjusted CDOR Rate, 10:15 a.m. Toronto, Ontario time on the date of such setting or (~~3~~7) if such Benchmark is none of the ~~Term SOFR Rate or Daily Simple SOFR~~foregoing, the time determined by the Administrative Agent in its reasonable discretion.
“Regional Master Lease”: that certain lease agreement, dated as of October 6, 2017, by and among CEOC and the entities listed on Schedule A thereto, as landlord, and the entities listed on Schedule B thereto, as tenant, for the properties listed on Exhibit A thereto, as the same may be further amended, amended and restated, supplemented or otherwise modified prior to the date hereof and from time to time in accordance with the terms of this Agreement.
“Register”: as defined in Section 10.6(b)(iv).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Regulations of the Board”: Regulations T, U and X of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“REIT”: a “real estate investment trust” under Sections 856 through 860 of the Code.
“Related Businesses”: the development, ownership, leasing or operation of Experiential Facilities, hotel facilities, retail facilities and entertainment facilities related or ancillary to Experiential Facilities, hotel facilities, retail facilities, entertainment facilities and land held for potential development or under development as Experiential Facilities, hotel facilities, retail facilities and entertainment facilities (including related or ancillary uses and including Investments in any such Related Businesses or assets related thereto).
“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Documents”: as defined in Section 10.24.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto~~.~~, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any ~~RFR~~Term Benchmark Borrowing denominated in Euros, the Adjusted ~~Daily Simple SOFR or~~EURIBOR Rate, (iii) with respect to any ~~Daily SOFR~~Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted ~~Floating Overnight Daily SOFR Rate~~CDOR Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the Adjusted AUD Rate or (v) with respect to any RFR Borrowing denominated in Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.
“Relevant Screen Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate or (iv) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Replacement Delayed Draw Term Lender”: as defined in Section 2.24(b)(2).
“Replacement Multicurrency Revolving Lender”: as defined in Section 2.23(b)(2).
“Replacement USD Revolving Lender”: as defined in Section 2.23(c)(2).
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Required Guarantor”: each Domestic Subsidiary of the Borrower that has any outstanding unsecured Recourse Indebtedness in excess of $10,000,000 (including, for the avoidance of doubt, any Guarantee Obligation in respect of the Senior Indentures or other such Recourse Indebtedness) excluding (i) intercompany Indebtedness between or among the Borrower and its Restricted Subsidiaries, (ii) Indebtedness of any non-Wholly Owned Subsidiary unless such non-Wholly Owned Subsidiary of the Borrower guarantees unsecured Recourse Indebtedness in excess of $10,000,000 of the Borrower (other than intercompany Indebtedness between or among the Borrower and its Restricted Subsidiaries) and (iii) any Indebtedness of a Subsidiary assumed in connection with the acquisition of such Subsidiary and not in contemplation thereof (including refinancings thereof); provided that VICI Note Co. Inc. shall not constitute a Required Guarantor hereunder so long as such entity has no material assets or revenue.
“Required Lenders”: at any time, subject to Section 2.22(b), the holders of more than 50% of the sum of (a) (i) prior to the Delayed Draw Term Commitment Termination Date, the aggregate amount of the Available Delayed Draw Term Commitments plus (ii) the aggregate unpaid principal amount of the Delayed Draw Term Loans, plus (b) the Total Multicurrency Revolving Commitments then in effect or, if the Multicurrency Revolving Commitments have been terminated, the Total Multicurrency Revolving Extensions of Credit then outstanding, plus (c) the Total USD Revolving Commitments then in effect or, if the USD Revolving Commitments have been terminated, the Total USD Revolving Extensions of Credit then outstanding; provided, that at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: the chief executive officer, president, chief financial officer, chief operating officer, treasurer, assistant treasurer, chief accounting officer, executive vice president, senior vice president or secretary of the Borrower, the general partner of the Borrower or the sole member of the general partner of the Borrower, but in any event, with respect to financial matters, the chief financial officer, the chief accounting officer or treasurer, assistant treasurer of the Borrower, the general partner of the Borrower or the sole member of the general partner of the Borrower.
“Restricted Joint Venture”: ~~means~~ any unconsolidated joint venture of the Borrower or any of its Restricted Subsidiaries (and excluding any Unrestricted Subsidiary or joint venture directly or indirectly owned by an Unrestricted Subsidiary).
“Restricted Payments”: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class, (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding.
“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary
“Revaluation Date”: (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Borrowing”: Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
~~“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.7 and Section 2.21. The original amount of the Total Revolving Commitments is $2,500,000,000.~~
“Revolving Commitment ~~Period~~”: the ~~period from and including the Closing Date to the~~ Multicurrency Revolving ~~Maturity Date~~Commitments and the USD Revolving Commitments, as applicable.

~~“Revolving Exposure”: with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loan and its L/C Exposure at such time.~~
~~“Revolving Extension Response Date”: as defined in Section 2.23(b).~~
“Revolving Extensions of Credit”: ~~as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.~~the Multicurrency Revolving Extensions of Credit and/or the USD Revolving Extensions of Credit, as applicable.
“Revolving Facility”: ~~the Revolving Commitments and the Loans and extensions of credit made thereunder made thereunder~~each of the Multicurrency Revolving Facility and USD Revolving Facility, as applicable.
“Revolving Lender”: each ~~Lender that has a~~of the Multicurrency Revolving ~~Commitment or that holds~~Lenders and each of the USD Revolving ~~Loans~~Lenders, as applicable.
“Revolving Loans”: ~~as defined in Section 2.4(a)~~the Multicurrency Revolving Loans and the USD Revolving Loans.
“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars, Daily Simple SOFR.
~~“Revolving Maturity Date”: March 31, 2026 (the “Initial Revolving Maturity Date”), subject to extension as provided in Section 2.23; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.~~
~~“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments; provided, that in the case of Section 2.22 when a Defaulting Lender which is a Revolving Lender shall exist, “Revolving Percentage” shall mean the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment). With respect to any Revolving Lender whose Revolving Commitments shall have expired or terminated, “Revolving Percentage” shall mean the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.~~
“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.
“RFR Interest Day”: has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple ~~SO~~RFR.
“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country, (c) any Person directly or indirectly 50% of more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Indebtedness”: the portion of Total Indebtedness which is secured by a Lien on any Real Property, personal property or other assets (excluding any Indebtedness secured solely by Equity Interests).
“Secured Leverage Ratio”: as defined in Section 7.1(c).
“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Issuing Lenders, each counterparty to an agreement in respect of Cash Management Services, each counterparty to a Specified Swap Agreement and each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(d).
“Senior Indentures”: collectively, the Existing Senior Indentures and any other indenture or other agreement entered into in connection with any Senior Unsecured Notes.
“Senior Unsecured Notes”: collectively, the Existing Senior Unsecured Notes and any Additional Senior Unsecured Notes.
“Severance Lease”: any “Severance Lease” (as defined in the Las Vegas Master Lease and the Regional Master Lease as of the Closing Date) and any similar leases permitted under any of the other Master Leases.
“Significant Acquisition”: any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower and its Restricted Subsidiaries of properties or assets of a person (or the capital stock of a person) for a purchase price in excess of 5% of Total Asset Value or its foreign currency equivalent.
“Significant Master Lease”: a Master Lease that provides for annual rent payable in excess of an amount equal to 20% of EBITDA of the Borrower on a consolidated basis for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1(a) or (b).
“Similar Lease”: a lease that is entered into by the Borrower or a Restricted Subsidiary with another Person (other than the Borrower or a Restricted Subsidiary) for the purpose of, or with respect to operating or managing Experiential Facilities of the Borrower or its Restricted Subsidiaries.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Loans”: RFR Loans denominated in Dollars, Term SOFR Loans and Daily SOFR Loans.
“SOFR Rate Day”: has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent”: as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Jurisdictions”: each of Canada, the United Kingdom, Ireland, France, Spain, Italy, Germany, Netherlands, Belgium, Switzerland, Luxembourg, Australia, New Zealand, Japan, Singapore, Sweden, Finland, Norway and such other jurisdictions as may be approved by the Administrative Agent.
“Specified Transaction”: (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under any revolving facility), (b) any Investment that results in a Person becoming a Subsidiary of the Borrower, (c) any acquisition that results in a Person becoming a Subsidiary of the Borrower, (d) any disposition that results in a Subsidiary ceasing to be a Subsidiary of Borrower, (e) any acquisition of assets constituting a business unit, line of business or division of another Person or constituting an Investment (other than intercompany Indebtedness or Investments in cash and cash equivalents) or an acquisition of Real Property or interests in Real Property, in each case under this clause (e), with a fair market value of at least 5% of Total Asset Value or constituting all or substantially all of the assets of a Person and (f) any disposition permitted under Section 7.3 of (i) Real Property or interests in Real Property with a fair market value of at least 5% of Total Asset Value, a business unit, line of business or division of Parent or any of its Subsidiaries or (ii) a Subsidiary or all or substantially all of the assets of a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.
“Specified Swap Agreement”: any Swap Agreement (a) that is in effect on the Closing Date or is entered into after the Closing Date, between (i) the Borrower or any of its Subsidiaries and (ii) the Administrative Agent, any Lender or any Affiliate of the foregoing, or any Person that was the Administrative Agent, a Lender or an Affiliate of the foregoing when such Swap Agreement was entered into (or as of the Closing Date in the case of a Swap Agreement in effect as of the Closing Date) and (b) which has been designated by such Lender and the

Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof (or 90 days after the Closing Date in the case of Swap Agreements in effect as of the Closing Date) by the Borrower or such Subsidiary, as a Specified Swap Agreement; provided, that this clause (b) shall not apply to any Swap Agreement that is entered into by (i) the Borrower or any of its Subsidiaries and (ii) the Administrative Agent or any of its Affiliates.
“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, Adjusted CDOR Rate or Adjusted AUD Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£”: the lawful currency of the United Kingdom.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor”: each Domestic Subsidiary that is a Required Guarantor and that executes the Guarantee Agreement or a supplement thereto. The Subsidiary Guarantors on the Closing Date are listed on Schedule SG.
“Substantial Amount”: at the time of determination thereof, an amount in excess of 20.00% of Total Asset Value at such time of the Borrower and its Subsidiaries determined on a consolidated basis.
“Supported QFC”: as defined in Section 10.23.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
“Swap Obligations”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenancy Lease”: operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Restricted Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the real property encumbered thereby for its intended purpose.
“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted AUD Rate or the Adjusted CDOR Rate.
“Term Benchmark Borrowing”: as to any Borrowing, the Term Benchmark Loans comprising such Borrowing.
“Term Benchmark Loan”: a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted AUD Rate or Adjusted CDOR Rate.
“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans of the same currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Term SOFR Determination Day”: has the meaning specified in the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate”: with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Total Asset Value”: as of any date of determination, the sum of the following without duplication: (a) the sum of the Asset Values for all assets constituting Income Properties, Development Properties, Redevelopment Properties or undeveloped land owned or leased under an Eligible Ground Lease by the Borrower, its Restricted Subsidiaries and Restricted Joint Ventures as of such date, plus (b) an amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of the Borrower and its Restricted Subsidiaries as of such date that is not netted, without duplication, in the calculation of Total Leverage Ratio or Secured Leverage Ratio, plus (c) earnest money deposits associated with potential acquisitions as of such date, plus (d) the book value (determined in accordance with GAAP but determined without giving effect to (i) any depreciation or amortization or (ii) any adjustments in respect of unrealized expected credit losses required under FASB ASC 326) of all other

Investments (other than in unconsolidated Restricted Subsidiaries and joint ventures) held by the Borrower and its consolidated Restricted Subsidiaries as of such date (exclusive of goodwill and other intangible assets). Total Asset Value shall be adjusted in the case of assets owned (including unrestricted cash and Cash Equivalents) or leased by unconsolidated Restricted Subsidiaries and Restricted Joint Ventures to reflect the Borrower’s Ownership Share therein.
“Total Delayed Draw Term Commitment”: the sum of the Delayed Draw Term Commitments of all the Lenders.
“Total EBITDA”: for any fiscal period, total EBITDA of the Borrower and its consolidated Restricted Subsidiaries and the Borrower’s Ownership Share of EBITDA of unconsolidated Restricted Subsidiaries and Restricted Joint Ventures.
“Total Fixed Charges”: for any fiscal period, an amount equal to the sum of (i) Interest Expense, (ii) regularly scheduled installments of principal payable with respect to all Total Indebtedness (but excluding any balloon, bullet or similar payments due at maturity and principal payments with respect to intercompany Indebtedness) and (iii) all cash dividend payments due to the holders of any preferred shares of beneficial interest of the Borrower other than (a) redemption payments or charges in connection with the redemption of preferred capital stock, (b) prior to and including the date that is 90 days following the closing of the merger with MGM Growth Properties LLC, redemption payments to be made in connection with the MGP Transactions and (c) dividends or distributions paid or payable to the Borrower or any of its Restricted Subsidiaries. For the avoidance of doubt, the components of Total Fixed Charges relating to unconsolidated Restricted Subsidiaries or Restricted Joint Ventures shall be adjusted to reflect the Borrower’s Ownership Share therein.
“Total Indebtedness”: all Funded Indebtedness of the Borrower and its consolidated Restricted Subsidiaries and the pro rata share of all Funded Indebtedness of unconsolidated Restricted Subsidiaries and Restricted Joint Ventures. Notwithstanding anything to the contrary set forth herein, until the earlier of (A) the consummation of each Significant Acquisition and (B) the date on which the acquisition agreement with respect to such Significant Acquisition terminates or expires, any Funded Indebtedness incurred by the Borrower to finance such Significant Acquisition shall be disregarded for the purpose of determining compliance with the Financial Ratios to the extent that, and so long as, (a) either (x) the cash proceeds of such Funded Indebtedness are held in escrow on customary terms or (y) such Indebtedness is subject to customary special mandatory redemption option in the event such Significant Acquisition is not consummated, and the cash proceeds of such Funded Indebtedness are held by the Borrower as unrestricted cash or cash equivalents and (b) the cash proceeds of such Funded Indebtedness are not otherwise included as cash or Cash Equivalents for any purpose under this Agreement.
“Total Leverage Ratio”: as defined in Section 7.1(a).
“Total Multicurrency Revolving Commitments”: at any time, the aggregate amount of the Multicurrency Revolving Commitments then in effect.
“Total Multicurrency Revolving Extensions of Credit”: at any time, the aggregate amount of the Multicurrency Revolving Extensions of Credit of the Multicurrency Revolving Lenders outstanding at such time.
“Total USD Revolving Commitments”: at any time, the aggregate amount of the USD Revolving Commitments then in effect.
“Total USD Revolving Extensions of Credit”: at any time, the aggregate amount of the USD Revolving Extensions of Credit of the USD Revolving Lenders outstanding at such time.
“Trade Date”: as defined in Section 10.6(f)(i).
“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Alternate Base Rate, the Adjusted EURIBOR Rate, the Adjusted AUD Rate, the Adjusted CDOR Rate, the

Adjusted Daily Simple RFR, the Adjusted Floating Overnight Daily SOFR Rate or the ~~Adjusted Daily Simple SOFR~~Central Bank Rate for the applicable Agreed Currency.
“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unencumbered Asset Value”: as of any date of determination, the sum of the following without duplication: (a) the sum of the Asset Values of all Unencumbered Properties as of such date, plus (b) the sum of the book value (determined in accordance with GAAP but without giving effect to (1) any depreciation or amortization or (2) any adjustments in respect of unrealized expected credit losses required under FASB ASC 326) of all other Investments constituting first priority Mortgage Notes held by the Borrower and its Restricted Subsidiaries as of such date so long as (i) the real estate securing such Mortgage Note meets the criteria for an Unencumbered Property (other than clauses (1) and (3) of the definition thereof) and (ii) such Mortgage Note is owned by the Borrower, a Subsidiary Guarantor or a Wholly Owned Subsidiary of the Borrower that is not liable for any Recourse Indebtedness in excess of $10,000,000 (other than any unsecured intercompany indebtedness between or among the Borrower and its Restricted Subsidiaries), plus (c) an amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of the Borrower and its consolidated Restricted Subsidiaries as of such date that is not netted in the calculation of Unsecured Leverage Ratio; provided, however, that (i) the portion of the Unencumbered Asset Value attributable to undeveloped land, Redevelopment Properties and Development Properties, in the aggregate, that exceeds 15% of the Unencumbered Asset Value shall be excluded from Unencumbered Asset Value, (ii) the portion of the Unencumbered Asset Value attributable to undeveloped land that exceeds 10% of the Unencumbered Asset Value shall be excluded from Unencumbered Asset Value, (iii) the portion of the Unencumbered Asset Value attributable to assets held by a Controlled JV Subsidiary that, in the aggregate, exceeds 20% of the Unencumbered Asset Value shall be excluded from Unencumbered Asset Value, (iv) the portion of the Unencumbered Asset Value attributable to undeveloped land, Income Properties, Redevelopment Properties or Development Properties, in each case that are (A) not currently and (B) not currently being developed or redeveloped into, Experiential Facilities (the foregoing, “Non-Experiential Facilities Land”) that, in the aggregate, exceeds 20% of the Unencumbered Asset Value shall be excluded from Unencumbered Asset Value, (v) the portion of Unencumbered Asset Value attributable to Mortgage Notes that exceeds 15% of the Unencumbered Asset Value shall be excluded from Unencumbered Asset Value, (vi) the portion of Unencumbered Asset Value attributable to Unencumbered Properties located in Specified Jurisdictions (other than Canada) that exceeds 25% of the Unencumbered Asset Value shall be excluded from Unencumbered Asset Value and (vii) the portion of Unencumbered Asset Value attributable to (w) undeveloped land, Redevelopment Properties and Development Properties, (x) assets held by a Controlled JV Subsidiary, (y) Non-Experiential Facilities Land, and (z) Mortgage Notes that, collectively, exceeds 35% of the Unencumbered Asset Value shall be excluded from Unencumbered Asset Value.
“Unencumbered NOI”: for any fiscal period, the total Adjusted NOI attributable to all Unencumbered Properties for such period.
“Unencumbered Property”: Any Real Property that meets each of the following criteria as of the date of determination (with each such Real Property that meets such criteria being an Unencumbered Property, as designated by the Borrower in any Compliance Certificate):
1.     Such Real Property is 100% fee owned or subject to an Eligible Ground Lease, by (x) the Borrower, (y) a Subsidiary Guarantor or (z) a Wholly Owned Subsidiary of the Borrower or a Controlled JV Subsidiary, in each case of this clause (z) that is not liable for any Recourse Indebtedness (other than intercompany Indebtedness (provided, that if such Indebtedness is secured, any associated Liens shall be in favor of the Borrower or a Wholly Owned Subsidiary) or Indebtedness in an amount less than $10,000,000); provided, that if such property is owned (or, in the case of an Eligible Ground Lease, leased) by any Restricted Subsidiary, the Borrower’s direct and indirect equity interests in such Restricted Subsidiary are not subject to any Lien (other than Permitted Liens) or any negative pledge agreement or other agreement that, in either case, prohibits the creation of a lien to secure the Obligations (other than Negative Pledges permitted by Section 7.9).
2.     Such Real Property is an Income Property, a Development Property, a Redevelopment Property or undeveloped land.
3.     Such Real Property is not otherwise directly or indirectly subject to any Lien (other than Permitted Liens (but not Permitted Liens described in clause (g) of such definition)) or any negative pledge agreement or other agreement that prohibits the creation of a Lien to secure the Obligations (other than Negative Pledges permitted by Section 7.9).
4.     Such Real Property is free of any material environmental issues and is in material compliance with all environmental laws and regulations, in each case, except as would not materially impact the value of such Real Property.
5.     The buildings and improvements on such Real Property are free of any material defects which would materially detract from the profitable operation of such Real Property.
6.     Such Real Property is located in the United States or a Specified Jurisdiction.
7.     Such Real Property is owned or leased pursuant to an Eligible Ground Lease by a Person that is not subject to an event of the type described in Section 8(f).
8.     Such Real Property is not subject to any laws that prohibit, in whole or in part, the owner (or, in the case of an Eligible Ground Lease, the lessee thereunder) from granting a Lien to secure the Obligations (other than notification requirements and requirements to obtain customary Gaming Approvals that would reasonably be expected to be granted in the ordinary course).
“United States”: the United States of America.
“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated as such on Schedule 6.15 hereto as of the Closing Date, or after the Closing Date pursuant to Section 6.15, and includes any Subsidiary of an Unrestricted Subsidiary.
“Unsecured Indebtedness”: the outstanding principal amount of Total Indebtedness that is not Secured Indebtedness.
“Unsecured Interest Coverage Ratio”: as defined in Section 7.1(e).
“Unsecured Interest Expense”: for any fiscal period, the amount of actual Interest Expense on Unsecured Indebtedness.
“Unsecured Leverage Ratio”: as defined in Section 7.1(d).
“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolutions Regimes”: as defined in Section 10.23.
“U.S. Tax Compliance Certificate”: as defined in Section 2.17(f)(ii)(B)(3).
“USD L/C Disbursement”: a payment made by an Issuing Lender pursuant to a USD Letter of Credit.
“USD L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding USD Letters of Credit at such time, plus (b) the aggregate amount of all USD L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The USD L/C Exposure of any Lender at any time shall be its USD Revolving Percentage of the USD L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a USD Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the USD Letter of Credit itself, or if compliant documents have been presented but not yet honored, such USD Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Lenders and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any USD Letter of Credit
“USD L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding USD Letters of Credit and (b) the aggregate amount of drawings under USD Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“USD L/C Participants”: the collective reference to all the USD Revolving Lenders other than the Issuing Lender.
“USD Letters of Credit”: as defined in Section 3.1(a).
“USD Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make USD Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “USD Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.7 and Section 2.21. The original amount of the Total USD Revolving Commitments is $1,250,000,000.
“USD Revolving Commitment Period”: the period from and including the Closing Date to the USD Revolving Maturity Date.
“USD Revolving Exposure”: with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s USD Revolving Loans and its USD L/C Exposure at such time.
“USD Revolving Extension Response Date”: as defined in Section 2.23(c).
“USD Revolving Extensions of Credit”: as to any USD Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all USD Revolving Loans held by such Lender then outstanding and (b) such Lender’s USD Revolving Percentage of the USD L/C Obligations then outstanding.
“USD Revolving Facility”: the USD Revolving Commitments and the Loans and extensions of credit made thereunder made thereunder.
“USD Revolving Facility Fee”: as defined in Section 2.6(a).

“USD Revolving Lender”: each Lender that has a USD Revolving Commitment or that holds USD Revolving Loans.
“USD Revolving Loans”: as defined in Section 2.4(b).
“USD Revolving Maturity Date”: March 31, 2026 (the “Initial USD Revolving Maturity Date”), subject to extension as provided in Section 2.23; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“USD Revolving Percentage”: as to any USD Revolving Lender at any time, the percentage which such Lender’s USD Revolving Commitment then constitutes of the Total USD Revolving Commitments; provided, that in the case of Section 2.22 when a Defaulting Lender which is a USD Revolving Lender shall exist, “USD Revolving Percentage” shall mean the percentage which such Lender’s USD Revolving Commitment then constitutes of the Total USD Revolving Commitment (disregarding any Defaulting Lender’s USD Revolving Commitment). With respect to any USD Revolving Lender whose USD Revolving Commitments shall have expired or terminated, “USD Revolving Percentage” shall mean the percentage which the aggregate principal amount of such Lender’s USD Revolving Loans then outstanding constitutes of the aggregate principal amount of the USD Revolving Loans then outstanding, provided, that in the event that the USD Revolving Loans are paid in full prior to the reduction to zero of the Total USD Revolving Extensions of Credit, the USD Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding USD Revolving Extensions of Credit shall be held by the USD Revolving Lenders on a comparable basis.
“Venetian Bridge Facility”: the bridge facility referenced in that certain Commitment Letter, dated as of March 2, 2021, among Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Morgan Stanley Senior Funding, Inc. and VICI Properties 1 LLC.
“Venetian Bridge Facility Funding Date”: as defined in Section 6.16(b).
“Venetian Bridge Facility Termination Date”: the date on which (a) the commitments in respect of the Venetian Bridge Facility, and any outstanding loans in respect of the Venetian Bridge Facility (if any), are reduced to zero and (b) any guarantees in respect of, and any liens securing, the Venetian Bridge Facility are terminated.
“VICI”: VICI Properties Inc., a Maryland corporation.
“VICI OP Partners”: as defined in Section 10.24.
“Wholly Owned Subsidiary”: a Restricted Subsidiary of the Borrower all of the Equity Interests of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly Owned Subsidiary. In addition, the term “Wholly Owned Subsidiary” means a Subsidiary of the Borrower that has elected to be treated as a “real estate investment trust” in accordance with Section 856 through 860 of the Code and in which either the Borrower or a Subsidiary of the Borrower described in this definition owns 100% of the outstanding common Equity Interests and has management control.
“Withholding Agent” ~~means~~: any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3    Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
1.4    Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (1) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (2) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    Notwithstanding anything to the contrary contained in Section 1.4(a) or in the definition of “Finance Lease,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a Finance Lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a Finance Lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
1.5    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.6    Times of Day. Unless otherwise specified, (a) all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) and (b) when any date specified herein as the due date for a notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.
1.7    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
1.8    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
1.9    Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Financial Ratios shall be calculated in the manner prescribed by this Section 1.9; provided, that notwithstanding anything to the contrary in clauses (b) or (c) of this Section 1.9, when calculating the Financial Ratios, as applicable, for purposes of determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with any covenant pursuant to Section 7.1 (Financial Condition Covenants), the events described in this Section 1.9 that occurred subsequent to the end of the applicable period of four consecutive fiscal quarters of the Borrower shall not be given pro forma effect.
(b)    For purposes of calculating the Financial Ratios, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable period of four consecutive fiscal quarters of the Borrower and (ii) subsequent to such period of four consecutive fiscal quarters of the Borrower and in connection with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Total EBITDA, Unencumbered Asset Value, Total Asset Value or Unencumbered NOI and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable period of four consecutive fiscal quarters of the Borrower (whether or not occurring concurrently with the event for which the calculation is made) (it being understood that no such increase shall be reflected with respect to Unencumbered Asset Value, Total Asset Value or Unencumbered NOI as a result of this Section 1.9(b) to the extent that such defined terms (or the component financial definitions used therein) separately provide a mechanism for a pro forma increase (or annualization) as a result of such Specified Transaction). If since the beginning of any applicable period of four consecutive fiscal quarters of the Borrower any Person that subsequently became a Subsidiary of the Borrower or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such period of four consecutive fiscal quarters shall have made any Specified

Transaction that would have required adjustment pursuant to this Section 1.9, then the Financial Ratios shall be calculated to give pro forma effect thereto in accordance with this Section 1.9.
(c)    In the event that the Borrower or any of its Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment or Discharge) any Indebtedness included in the calculations of any of the Financial Ratios (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable period of four consecutive fiscal quarters of the Borrower and/or (ii) subsequent to the end of the applicable period of four consecutive fiscal quarters of the Borrower and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Financial Ratios shall be calculated giving pro forma effect to such incurrence or repayment or Discharge of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable period of four consecutive fiscal quarters of the Borrower in the case of the Total Leverage Ratio, the Secured Leverage Ratio and the Unsecured Leverage Ratio and (B) the first day of the applicable period of four consecutive fiscal quarters of the Borrower in the case of the Fixed Charge Coverage Ratio and the Unsecured Interest Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio or the Unsecured Interest Coverage Ratio, as applicable, is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided, that in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable period of four consecutive fiscal quarters of the Borrower, the actual interest may be used for the applicable portion of such period of four consecutive fiscal quarters of the Borrower and to give pro forma effect to such repayment. Interest in respect of a Finance Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such related Finance Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a risk free or risk adjusted rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.
(d)    When used in reference to the calculation of Financial Ratios for purposes of determining actual compliance with Section 7.1 (and not pro forma compliance or compliance on a pro forma basis), references to the date of determination shall mean the last day of the relevant fiscal quarter then being tested. When used in reference to the calculation of Financial Ratios for purposes of determining pro forma compliance or compliance on a pro forma basis (other than for purposes of actual compliance with Section 7.1), references to the date of determination shall mean the calculation of Financial Ratios as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.1 on a pro forma basis. For purposes of determining pro forma compliance or compliance on a pro forma basis with covenants set forth in Section 7.1 prior to the date on which such covenants would otherwise apply, the covenants set forth in Section 7.1 shall be deemed to be applicable for purposes of such test.
1.10    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings, RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies as of each Revaluation Date. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.

(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS
2.1    Delayed Draw Term Commitments. Subject to the terms and conditions hereof, each Delayed Draw Term Lender severally agrees to make a term loan or term loans in Dollars (each, a “Delayed Draw Term Loan”, and collectively, the “Delayed Draw Term Loans”) to the Borrower from time to time after the Closing Date until, but not including, the Delayed Draw Term Commitment Termination Date; provided, that (i) there shall not be more than three drawings of the Delayed Draw Term Loans, (ii) each drawing of Delayed Draw Term Loans shall not exceed, for any Delayed Draw Term Lender, the Available Delayed Draw Term Commitment of such Lender at such time and (iii) the Delayed Draw Term Loans shall not exceed, in the aggregate, the Total Delayed Draw Term Commitment. The Delayed Draw Term Loans may from time to time be Term Benchmark Loans, RFR Loans, ABR Loans or Daily SOFR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10. Amounts paid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed.
2.2    Procedure for Delayed Draw Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, (b) five (5) Business Days prior to the requested Borrowing Date, in the case of RFR Loans or (c) on the requested Borrowing Date, in the case of Daily SOFR Loans or ABR Loans) requesting that the Delayed Draw Term Lenders make the Delayed Draw Term Loans on the applicable Delayed Draw Funding Date, specifying the amount to be borrowed, the requested Borrowing Date and whether such Delayed Draw Term Loans shall be Term Benchmark Loans, RFR Loans, Daily SOFR Loans or ABR Loans and, in the case of Term Benchmark Loans, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of “Interest Period”, and certifying that the conditions set forth in Section 5.2 are satisfied. Upon receipt of such notice the Administrative Agent shall promptly notify each Delayed Draw Term Lender thereof. Not later than 11:00 A.M., New York City time, on the applicable Delayed Draw Funding Date (or in the case of Daily SOFR Loans or ABR Loans for which the applicable borrowing notice was given on the requested Delayed Draw Funding Date, not later than 2:00 P.M., New York City time on such Delayed Draw Funding Date) each Delayed Draw Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Delayed Draw Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Delayed Draw Term Lenders in immediately available funds.
If no election as to the Type of Delayed Draw Term Loan is specified, then the requested Delayed Draw Term Loan shall be Term Benchmark Loan with an Interest Period of one month. Promptly following receipt of a Borrowing Request and in accordance with this Section 2.2, the Administrative Agent shall advise each Delayed Draw Term Lender of the details thereof and of the amount of such Delayed Draw Term Lender’s Delayed Draw Term Loans to be made.
Each Delayed Draw Term Loan shall be made by the Delayed Draw Term Lenders ratably in accordance with their applicable Delayed Draw Term Commitments; provided, that the failure of any Delayed Draw Term Lender to make its Delayed Draw Term Loan shall not in itself relieve any other Delayed Draw Term Lender of its obligation to lend hereunder (it being understood, however, that no Delayed Draw Term Lender shall be responsible for the failure of any other Delayed Draw Term Lender to make any Delayed Draw Term Loan required to be made by such other Delayed Draw Term Lender). Each drawing of Delayed Draw Term Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $50,000,000. ABR Loans, RFR Loans and Daily SOFR Loans that are Delayed Draw Term Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Term Benchmark Loans that are Delayed Draw Term Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
Subject to Sections 2.14 and 2.16, each borrowing of Delayed Draw Term Loans shall be comprised entirely of ABR Loans, Term Benchmark Loans, Daily SOFR Loans or RFR Loans as the Borrower may request in accordance herewith. Each Delayed Draw Term Lender may at its option make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Delayed Draw Term Lender to make such Delayed Draw Term Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Delayed Draw Term Loan in accordance with the terms of this Agreement. Borrowings of Delayed Draw Term

Loans of more than one Type may be outstanding at the same time, subject to Section 2.10. For purposes of the foregoing, Term Benchmark Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.
2.3    Termination or Reduction of Delayed Draw Term Commitments. The Borrower shall have the right to terminate the unused Delayed Draw Term Commitments or, from time to time, to reduce the amount of the unused Delayed Draw Term Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Available Delayed Draw Term Commitment then in effect. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Delayed Draw Term Commitments under this Section 2.3 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Delayed Draw Term Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.3 shall be irrevocable; provided, that a notice of termination of the Delayed Draw Term Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Delayed Draw Term Commitments shall be permanent. Each reduction of the Delayed Draw Term Commitments shall be made ratably among the Delayed Draw Term Lenders in accordance with their respective Delayed Draw Term Commitments.
2.4    Revolving Commitments.
(a)    Subject to the terms and conditions hereof, each Multicurrency Revolving Lender severally agrees to make revolving credit loans in Dollars ~~(“~~or in one or more Alternative Currencies (“Multicurrency Revolving Loans”) to the Borrower from time to time during the Multicurrency Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when the Dollar Equivalent thereof is added to such Lender’s Multicurrency Revolving Percentage of the Multicurrency L/C Obligations then outstanding, does not exceed the amount of such Lender’s Multicurrency Revolving Commitment; provided, that after giving effect to any such Revolving Loans, (a) the Total Multicurrency Revolving Extensions of Credit shall not exceed the Total Multicurrency Revolving Commitments and (b) the Total Multicurrency Revolving Extensions of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. During the Multicurrency Revolving Commitment Period the Borrower may use the Multicurrency Revolving Commitments by borrowing, prepaying the Multicurrency Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Multicurrency Revolving Loans may from time to time be Term Benchmark Loans, RFR Loans, Daily SOFR Loans ~~or~~, ABR Loans or (subject to Section 2.10 or 2.14, as applicable) Canadian Prime Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.
(b)    Subject to the terms and conditions hereof, each USD Revolving Lender severally agrees to make revolving credit loans in Dollars (“USD Revolving Loans”) to the Borrower from time to time during the USD Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s USD Revolving Percentage of the USD L/C Obligations then outstanding, does not exceed the amount of such Lender’s USD Revolving Commitment; provided, that after giving effect to any such USD Revolving Loans, the Total USD Revolving Extensions of Credit shall not exceed the Total USD Revolving Commitments. During the USD Revolving Commitment Period the Borrower may use the USD Revolving Commitments by borrowing, prepaying the USD Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The USD Revolving Loans may from time to time be Term Benchmark Loans, Daily SOFR Loans, or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.
(~~b~~c)    Unless previously terminated, the Multicurrency Revolving Commitments shall terminate on the Multicurrency Revolving Maturity Date and the USD Revolving Commitments shall terminate on the USD Revolving Maturity Date. The Borrower shall repay all outstanding (i) Multicurrency Revolving Loans on the Multicurrency Revolving Maturity Date and (ii) USD Revolving Loans on the USD Revolving Maturity Date .

2.5    Procedure for Revolving Loan Borrowing. The Borrower may borrow under (i) the Multicurrency Revolving Commitments during the Multicurrency Revolving Commitment Period and (ii) the USD Revolving Commitments during the USD Revolving Commitment Period on any Business Day; provided, that the Borrower shall give the Administrative Agent irrevocable notice in the form of a Borrowing Request (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three (3) U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans~~, (b~~ denominated in Dollars, (b) three (3) Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans denominated in Canadian Dollars and Euros, (c) four (4) Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans denominated in Australian Dollars, (d) five (5) Business Days prior to the requested Borrowing Date, in the case of RFR Loans or (~~c~~e) on the requested Borrowing Date, in the case of Daily SOFR Loans or ABR Loans), specifying (i) the applicable Facility under which such Loan is to be made, (ii) the Agreed Currency and the amount and Type of Revolving Loans to be borrowed, (iii) the requested Borrowing Date and (~~iii~~iv) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and certifying that the conditions set forth in Section 5.2 are satisfied; provided, further, that (x) if no election as to the currency of a Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars, (y) if no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Daily SOFR Borrowing made in Dollars and (z) if no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Multicurrency Revolving Commitments or USD Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, RFR Loans and/or Daily SOFR Loans, the Dollar Equivalent of $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Multicurrency Revolving Commitments or USD Revolving Commitments, as applicable, are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans, the Dollar of Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each applicable Revolving Lender thereof. Each applicable Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent in funds immediately available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time on the Borrowing Date requested by the Borrower (or in the case of Daily SOFR Loans or ABR Loans for which the applicable borrowing notice was given on the requested Borrowing Date, 2:00 P.M., New York City time on such Borrowing Date). Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the applicable Revolving Lenders and in like funds as received by the Administrative Agent.
Subject to Sections 2.14 and 2.16, each borrowing of Revolving Loans shall be comprised (a) in the case of Borrowings in Dollars, entirely of ABR Loans, Term Benchmark Loans, Daily SOFR Loans or RFR Loans as the Borrower may request in accordance herewith and (b) in the case of Borrowings in any other Alternative Currency, entirely of Term Benchmark Loans or RFR Loans (or, subject to Section 2.10 or 2.14, as applicable, in the case of Loans denominated in Canadian Dollars, Canadian Prime Rate Loans), as applicable, in each case of the same Alternative Currency, as the Borrower may request in accordance herewith. Each Revolving Lender may at its option make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement. Borrowings of Revolving Loans of more than one Type may be outstanding at the same time, subject to Section 2.10. For purposes of the foregoing, Term Benchmark Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.
2.6    Facility Fees, Etc.~~.~~
(a)    The Borrower agrees to pay the Administrative Agent, (i) for the account of each Multicurrency Revolving Lender (in each case pro rata according to the respective Multicurrency Revolving Commitments of all such Multicurrency Revolving Lenders), a facility fee (the “Multicurrency Revolving Facility Fee”) in Dollars in amount equal to the then applicable Facility Fee Percentage for Revolving Loans multiplied by the actual daily amount of the Total Multicurrency Revolving Commitments, such fee being payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date and (ii) for the account of each USD Revolving Lender (in each case pro rata according to the respective USD Revolving Commitments of all such

USD Revolving Lenders), a facility fee (the “USD Revolving Facility Fee”) in Dollars in amount equal to the then applicable Facility Fee Percentage for USD Revolving Loans multiplied by the actual daily amount of the Total USD Multicurrency Revolving Commitments, such fee being payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.
(b)    The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
(c)    The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender) with a Delayed Draw Term Commitment (in each case pro rata according to the respective Delayed Draw Term Commitments of all such Lenders), a commitment fee in an amount equal to the Facility Fee Percentage for Delayed Draw Term Loans then in effect, multiplied by the actual daily amount of the Available Delayed Draw Term Commitment of such Lenders (such commitment fees, the “Delayed Draw Commitment Fee”), which shall accrue from the Closing Date to and including the Delayed Draw Term Commitment Termination Date. The Delayed Draw Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December, as applicable for the quarterly period (or portion thereof) ended on such day, commencing on the first such date to occur after the Closing Date and (y) on the Delayed Draw Term Commitment Termination Date. The Delayed Draw Commitment Fee shall be calculated on the basis of a 360-day year for the number of days elapsed.
2.7    Termination or Reduction of Revolving Commitments. The Borrower shall have the right to terminate the Multicurrency Revolving Commitments or USD Revolving Commitments or, from time to time, to reduce the amount of the Multicurrency Revolving Commitments or USD Revolving Commitments (but shall not be applied to the Alternative Currency Sublimit except as specified by the Borrower or except as specified in the last sentence of this paragraph); provided, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the (a) Total Multicurrency Revolving Extensions of Credit would exceed the Total ~~Revolving~~Multicurrency Revolving Commitments or (b) Total USD Revolving Extensions of Credit would exceed the Total USD Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under this Section 2.7 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.7 shall be irrevocable; provided, that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Multicurrency Revolving Commitments shall be made ratably among the Multicurrency Revolving Lenders in accordance with their respective Multicurrency Revolving Commitments and each reduction of the USD Revolving Commitments shall be made ratably among the USD Revolving Lenders in accordance with their respective USD Revolving Commitments. Any such reduction in the Multicurrency Revolving Commitments below the Alternative Currency Sublimit shall result in a corresponding reduction of the Alternative Currency Sublimit.
2.8    Prepayments.
(a)    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth below), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, (i) three (3) U.S. Government Securities Business Days prior thereto, in the case of Term Benchmark Loans~~, (ii)~~ denominated in Dollars, (ii) three (3) Business Days prior thereto, in the case of Term Benchmark Loans denominated in Australian Dollars, Canadian Dollars and Euros, (iii) five (5) Business Days prior thereto, in the case of RFR Loans and (~~iii~~iv) one (1) Business Day prior thereto, in the case of ABR Loans, Canadian Prime Rate Loans or Daily SOFR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans, Daily SOFR Loans, Canadian Prime Rate Loans or ABR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid; provided, that a notice of prepayment of the Revolving Loans in full delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Partial prepayments of Multicurrency Revolving Loans, USD Revolving Loans or Delayed Draw Term Loans shall be in an aggregate principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.
2.9    Repayment of Loans.
(a)    The Borrower promises to repay all outstanding (i) Multicurrency Revolving Loans on the Multicurrency Revolving Maturity Date or such earlier date as required herein and (ii) USD Revolving Loans on the USD Revolving Maturity Date or such earlier date as required herein. The Borrower promises to repay all outstanding Delayed Draw Term Loans on the Delayed Draw Term Maturity Date or such earlier date as required herein.
(b)    Amounts to be applied in connection with prepayments of (i) Multicurrency Revolving Loans made pursuant to Section 2.8 shall be applied, first, to the prepayment of Multicurrency Revolving Loans (without any corresponding reduction of the Multicurrency Revolving Commitments), and second, if an Event of Default has occurred and is continuing, to cash collateralize Multicurrency Letters of Credit by depositing an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Multicurrency Revolving Lenders on terms and conditions satisfactory to the Administrative Agent and (ii) USD Revolving Loans made pursuant to Section 2.8 shall be applied, first, to the prepayment of USD Revolving Loans (without any corresponding reduction of the USD Revolving Commitments), and second, if an Event of Default has occurred and is continuing, to cash collateralize USD Letters of Credit by depositing an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the USD Revolving Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.8 of Loans shall be made, first, to ABR Loans, second, to Daily SOFR Loans, third, to RFR Loans and, fourth, to Term Benchmark Loans. Each prepayment of the Loans under Section 2.8 (except in the case of Revolving Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
(c)    If the Administrative Agent notifies the Borrower at any time that (i) as of any Revaluation Date, the aggregate amount of all Multicurrency Revolving Loans and Multicurrency L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Multicurrency Revolving Loans and/or cash collateralize Multicurrency Letters of Credit on a basis reasonably acceptable to the Administrative Agent, in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect, (ii) the Total Multicurrency Revolving Extensions of Credit at such time exceeds the Total Multicurrency Revolving Commitments, on such Business Day after receipt of such notice, the Borrower shall prepay Multicurrency Revolving Loans and/or cash collateralize Multicurrency Letters of Credit on a basis reasonably acceptable to the Administrative Agent, in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Total Multicurrency Revolving Commitments then in effect and (iii) the Total USD Revolving Extensions of Credit at such time exceeds the Total USD Revolving Commitments, on such Business Day after receipt of such notice, the Borrower shall prepay USD Revolving Loans and/or cash collateralize USD Letters of Credit on a basis reasonably acceptable to the Administrative Agent, in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Total USD Revolving Commitments then in effect.
2.10    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert Term Benchmark Loans denominated in Dollars, Daily SOFR Loans or RFR Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of Term Benchmark Loans denominated in Dollars may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Term Benchmark Loans denominated in Dollars, ABR Loans or RFR Loans denominated in Dollars to Daily SOFR Loans by giving the Administrative Agent irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans or Daily SOFR Loans to (i) RFR Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the fifth (5th) Business Day preceding the proposed conversion date or (ii) Term Benchmark Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor in the case of Term Benchmark Loans); provided, that no ABR Loan or Daily SOFR Loan under a particular Facility may be converted into a Term Benchmark Loan or RFR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. The Borrower may elect from time to time to convert Term Benchmark Loans denominated in Dollars to RFR Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the fifth (5th) Business Day preceding the proposed conversion date; provided, that no Term Benchmark Loan under a particular Facility may be converted into an RFR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. The Borrower may elect from time to time to convert RFR Loans denominated in Dollars to Term Benchmark Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, that no RFR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans (or, if none is specified, one month); provided, that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph (b) or if such continuation is not permitted pursuant to the preceding proviso then such Loans shall be automatically continued as Term Benchmark Loans with an Interest Period of one month on the last day of such then expiring Interest Period (unless such continuation is not permitted pursuant to the preceding proviso, in which case such Loans denominated in (i) Dollars shall be automatically converted to ABR Loans, (ii) Canadian Dollars shall be automatically converted into Canadian Prime Rate Loans and (iii) an Alternative Currency (other than Canadian Dollars) shall be automatically converted into CBR Loans, in each case on the last day of such then expiring Interest Period~~). Upon receipt of any such notice (or any such automatic conversion or continuation) the Administrative Agent shall promptly notify each relevant Lender thereof.~~; provided, further, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars or Canadian Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided, further, that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above; provided, further, that notwithstanding the foregoing, during the existence and continuance of an Event of Default, the Majority Facility Lenders in respect of Multicurrency Revolving Facility may demand that any or all of the then outstanding Term Benchmark Loans denominated in an

Alternative Currency be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
2.11    [Reserved].
2.12    Interest Rates and Payment Dates.
(a)    Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted CDOR Rate or Adjusted AUD Rate, as applicable, determined for such day, plus the Applicable Margin.
(b)    Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple ~~SO~~RFR, plus the Applicable Margin.
(c)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR, plus the Applicable Margin.
(d)    Each Daily SOFR Loan shall bear interest at a rate per annum equal to the Adjusted Floating Overnight Daily SOFR Rate, plus the Applicable Margin.
(e)    Each Canadian Prime Rate Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate, plus the Applicable Margin.
(~~e~~f)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all overdue outstanding Loans and Reimbursement Obligations shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12, plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Term Benchmark Loans under the USD Revolving Facility, plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility, plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the USD Revolving Facility, plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(~~f~~g)    Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (~~e~~f) of this Section 2.12 shall be payable from time to time on demand of the Administrative Agent.
2.13    Computation of Interest and Fees.
(a)    Interest computed by reference to the Term SOFR Rate, Daily Effective SOFR ~~or~~, Daily Simple ~~SO~~RFR with respect to Dollars or the EURIBOR Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling, CDOR Rate, Canadian Prime Rate, AUD Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
(c)    For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement, which is to be calculated on any basis other than a full calendar year, shall be determined by multiplying such rate of interest (expressed as a percentage) by a fraction, the numerator of which is the number of days in the calendar year commencing on the first day of the period for which interest at such rate is payable to the end thereof and the denominator of which is the number of days comprising such other basis.
2.14    Inability to Determine Interest Rate. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate ~~or~~, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted CDOR Rate, the CDOR Rate, the Adjusted AUD Rate or the AUD Rate (including because the ~~Term SOFR Reference~~Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple ~~SO~~RFR, Daily Simple SOFR, SONIA, Adjusted Floating Overnight Daily SOFR Rate or Daily Effective SOFR for the applicable Agreed Currency; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate ~~for~~, Adjusted EURIBOR Rate, Adjusted CDOR Rate or Adjusted AUD Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple ~~SO~~RFR or Adjusted Floating Overnight Daily SOFR Rate for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Sections 2.2 or 2.5, as applicable, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing in Dollars so long as the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above, (y) a Daily SOFR Borrowing if the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings is also the subject to Section 2.14(a)(i) or (ii) above but the Adjusted Floating Overnight Daily SOFR is not or (z) an ABR Borrowing if the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings and Adjusted Floating Overnight Daily SOFR are each also the subject of Section 2.14(a)(i) or (ii) above, (2) any Borrowing Request that requests an RFR Borrowing in Dollars shall instead be deemed to be a Borrowing Request for (x) a Daily SOFR Borrowing if the Adjusted Floating Overnight Daily SOFR is not also the subject to Section 2.14(a)(i) or (ii) above and (y) otherwise an ABR Borrowing and (3) any Borrowing Request that requests a Daily SOFR Loan shall instead be deemed to be a Borrowing Request for an ABR Borrowing and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan denominated in an Alternative Currency (other than Canadian Dollars) shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Alternative Currency, plus the CBR Spread; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (i) be prepaid by the Borrower on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency (other than Canadian Dollars) shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, (2) any Term Benchmark Loan denominated in Canadian Dollars shall, on the last day of the Interest Period applicable to such Loan, shall be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan denominated in Canadian Dollars on such day and (3) any RFR Loan denominated in any Alternative Currency shall bear interest at the Central Bank Rate for the applicable Alternative Currency, plus the CBR Spread; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (I) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (II) be prepaid in full immediately; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan, RFR Loan or Daily SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, RFR Loan or Daily SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Sections 2.2 or 2.5, as applicable, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing in Dollars so long as the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above, (y) a Daily SOFR Borrowing if the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings is also the subject to Section 2.14(a)(i) or (ii) above but the Adjusted Floating Overnight Daily SOFR is not, or (z) an ABR Loan if the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings and Adjusted Floating Overnight Daily SOFR are each also the subject of Section 2.14(a)(i) or (ii) above, on such day, (2) any RFR Loan denominated in Dollars shall on and from such day be converted by the Administrative Agent to, and shall constitute (y) a Daily SOFR Borrowing if the Adjusted Floating Overnight Daily SOFR is not also the subject of Section 2.14(a)(i) or (ii) above, on such day or (z) an ABR Loan if the Adjusted Floating Overnight Daily SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (3) any Daily SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan~~.~~ and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan denominated in an Alternative Currency (other than Canadian Dollars) shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Alternative Currency, plus the CBR Spread; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency (other than Canadian Dollars) shall, at the Borrower’s election prior to such day: (i) be prepaid by the Borrower on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency (other than Canadian Dollars) shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, (2) any Term Benchmark Loan denominated in Canadian Dollars shall, on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan denominated in Canadian Dollars on such day and (3) any RFR Loan denominated in an Alternative Currency shall bear interest at the Central Bank Rate for the applicable Alternative Currency, plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (I) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (II) be prepaid in full immediately.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Specified Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, AUD Rate or CDOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for ~~a~~any affected Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of any affected Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for, to the extent applicable with respect to such unavailability, (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event, (B) if the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, a Daily SOFR Borrowing so long as the Adjusted Floating Overnight Daily SOFR is not the subject of a Benchmark Transition Event or (C) otherwise, an ABR Borrowing, (y) a Term Benchmark Borrowing denominated in Canadian Dollars into a request for a Borrowing of or conversion to a Canadian Prime Rate Borrowing or (z) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency (other than Canadian Dollars) shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for affected Loans denominated in Dollars (1) any Term Benchmark Loan denominated in Dollars shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing in Dollars so long as the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event, (y) if the Adjusted Daily Simple ~~SO~~RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, a Daily SOFR Borrowing so long as the Adjusted Floating Overnight Daily SOFR is not the subject of a Benchmark Transition Event or (z) otherwise, an ABR Loan, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative

Agent to, and shall constitute, (y) a Daily SOFR Borrowing so long as the Adjusted Floating Overnight Daily SOFR is not the subject of a Benchmark Transition Event or (z) otherwise, an ABR Loan~~.~~ and (B) for affected Loans denominated in an Alternative Currency, (1) any such Term Benchmark Loan denominated in an Alternative Currency (other than Canadian Dollars) shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Alternative Currency, plus the CBR Spread; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency (other than Canadian Dollars) shall, at the Borrower’s election prior to such day: (i) be prepaid by the Borrower on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency (other than Canadian Dollars) shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, (2) any such Term Benchmark Loan denominated in Canadian Dollars shall, on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan denominated in Canadian Dollars on such day and (3) any such RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
2.15    Pro Rata Treatment; Payments; Sharing of Setoffs.
(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective applicable Delayed Draw Term Percentages ~~or~~, Multicurrency Revolving Percentage~~s~~ or USD Revolving Percentage, as the case may be, of the applicable Lenders.
(b)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Delayed Draw Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Delayed Draw Term Loans then held by the Delayed Draw Term Lenders. Amounts repaid or prepaid on account of the Delayed Draw Term Loans may not be reborrowed. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Delayed Draw Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Delayed Draw Term Loans then held by the Delayed Draw Term Lenders. Amounts repaid or prepaid on account of the Delayed Draw Term Loans may not be reborrowed.
(c)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on ~~the~~any Revolving Loans under any Revolving Facility shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans under such Revolving Facility then held by the Revolving Lenders under such Revolving Facility.
(d)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim. All payments shall be made (i) with respect to Loans denominated in Dollars, prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and (ii) with respect to Loans denominated in an Alternative Currency prior to the Applicable Time specified by the Administrative Agent on the dates specified herein, for the account of the Lenders, at the Funding Office, in such Alternative Currency, in each case, in immediately available funds. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business

Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable, on demand, from the Borrower.
(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(g)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, Section 2.15(d), Section 2.15(e), Section 3.4(a) or Section 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
2.16    Requirements of Law.
(a)    If any Change in Law:
(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, insurance charge, liquidity, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or such Issuing Lender that is not otherwise included in the determination of the Term Benchmark; or

(iii)    shall impose on such Lender or such Issuing Lender or the applicable interbank market any other condition, cost or expense (other than Taxes);
and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount that such Lender or such Issuing Lender deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or such Issuing Lender for such increased cost or reduced amount receivable. If any Lender or any Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender or any Issuing Lender shall have determined that any Change in Law regarding capital, reserve or liquidity requirements or ratios shall have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of its obligations hereunder or under or in respect of any Letters of Credit to a level below that which such Lender or such Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s or such holding company’s policies with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Lender to be material, then from time to time, after submission by such Lender or such Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or such Issuing Lender such additional amount or amounts as will compensate such Lender or such Issuing Lender or such holding company for such reduction.
(c)    A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender or any Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.16, the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section 2.16 for any amounts incurred more than six months prior to the date that such Lender or such Issuing Lender notifies the Borrower of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    For purposes of this Section 2.16, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall be deemed to have been introduced and adopted after the date of this Agreement. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation for costs imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III if it shall not be the general policy of such Lender at such time to seek compensation from other investment grade borrowers with the same or similar ratings under yield protection provisions in credit agreements with such borrowers that provide for such compensation and the applicable Lender is in fact generally seeking such compensation from such borrowers (and, upon any request by such Lender for payment, certifies to the Borrower to the effect of the foregoing).
2.17    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c) (3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.
2.18    Indemnity. (a) With respect to Loans that are not RFR Loans, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including any foreign exchange losses, but not loss of profit) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Term Benchmark Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto ~~or~~, (d) the assignment of any Term Benchmark Loan other than on the last day of an Interest Period pursuant to a request by the Borrower under Section 2.20 or (e) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, such indemnification shall be deemed to include the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Adjusted Term SOFR Rate, the Adjusted AUD Rate, the Adjusted CDOR Rate or the Adjusted EURIBOR Rate, as applicable, that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.

(b)    With respect to RFR Loans, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including any foreign exchange losses, but not loss of profit) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of RFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of RFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of RFR Loans on a day that is not the Interest Payment Date applicable thereto ~~or~~, (d) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto pursuant to a request by the Borrower under Section 2.20 or (e) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a RFR Loan, such indemnification shall be deemed to include the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, at the applicable Adjusted Daily Simple ~~SO~~RFR that would have been applicable for the period from the date of such prepayment or of such failure to borrow to the Interest Payment Date applicable thereto in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank market.
(c)    A certificate as to any amounts payable pursuant to this Section 2.18 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. This Section 2.18 shall not apply with respect to Taxes other than Taxes that represent losses, costs or expenses arising from any non-Tax claims.
2.19    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation (i) in the sole judgment of such Lender would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17 and (ii) is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender; provided, further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a). The Borrower hereby agrees to pay all reasonable out-of-pocket documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
2.20    Replacement of Lenders. The Borrower shall be permitted to replace, at its sole expense and effort, and upon notice to such Lender and the Administrative Agent, any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17 or (b) becomes a Defaulting Lender or a Non-Consenting Lender, with a replacement financial institution; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) if applicable, prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17, (iii) in the case of any such assignment resulting from a claim for reimbursement for amounts owing pursuant to Section 2.16 or 2.17, such assignment will result in a reduction in such amounts, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided, that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. A Lender shall not be required to make any such replacement if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.
2.21    Incremental Commitments.
(a)    Incremental Facilities. On one or more occasions at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (A) an increase to the existing USD Revolving Commitments or existing Multicurrency Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) an increase to the existing Delayed Draw Term Facility and/or the establishment of one or more new term loan commitments in Dollars (the “New Term Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount (i) with respect to the Revolving Facilit~~y~~ies, such that after giving effect thereto the total aggregate amount of the Revolving Facilit~~y~~ies shall be no greater than $3,500,000,000 and (ii) with respect to the Delayed Draw Term Facility or any other New Term Commitments, such that after giving effect thereto the total aggregate amount of the Delayed Draw Term Facility and any New Term Commitments and the loans in respect thereof shall be no greater than $2,000,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent. With respect to any Incremental Commitments, (~~x~~w) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $25,000,000, (~~y~~x) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment, (y) any New Revolving Commitments in respect of the Multicurrency Revolving Facility may, by written notice to the Administrative Agent, result in a corresponding increase in the Alternative Currency Sublimit and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Lender” or “New Term Lender,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Commitment, the Issuing Lenders (each of which approvals shall not be unreasonably withheld), unless such New Revolving Lender is an existing Lender (other than a Defaulting Lender) with ~~a~~an applicable Revolving Commitment at such time or such New Term Lender is an existing Lender or an Affiliate of an existing Lender.
(b)    The terms and provisions of any New Revolving Commitments shall be identical to the existing applicable Revolving Commitments; provided, that the applicable commitment fee, upfront and other fees with respect to any New Revolving Commitments shall be determined by the Borrower and the applicable New Revolving Lenders and the applicable arrangement fees with respect to any New Revolving Commitments shall be determined by the Borrower and the applicable arrangers for such New Revolving Commitments. The terms and provisions of any New Term Commitments and any New Term Loans shall (a) share ratably in any prepayments of the existing Delayed Draw Term Facility, unless the Borrower and the New Term Lenders in respect of such New Term Commitments elect lesser payments and (b) other than pricing or maturity date, shall have the same terms as the Delayed Draw Term Facility; provided, that applicable interest rate margins, arrangement fees, upfront or other fees, original issue discount and amortization (subject to the remaining terms of this proviso) with respect to any New Term Commitments shall be determined by the Borrower and the applicable New Term Lenders; provided, further, that New Term Commitments may contain (x) additional or more restrictive covenants that are applicable only to periods after the latest Maturity Date of any Term Loans outstanding or Revolving Commitments in effect immediately prior to giving effect to such New Term Commitments and (y) other terms that are reasonably acceptable to the Administrative Agent.
(c)    The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, no Default or Event of Default shall exist; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects)); and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments; (ii) if requested by the Administrative Agent, a customary opinion of counsel to the Borrower (which may be in substantially the same form as delivered on the Closing Date), and addressed to the Administrative Agent and the Lenders and (iii) if requested by any Lender, new Notes executed by the Borrower, payable to any new Lender, and replacement Notes executed by the Borrower, payable to any existing Lenders; provided, that, such Lender shall promptly return any existing Notes held by such Lender to the Borrower (or, if lost, destroyed or mutilated, if requested by the Borrower, a lost note affidavit in customary form and including a customary indemnity).
(d)    On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the applicable Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the applicable Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the applicable Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such applicable Revolving Loans will be held by the applicable existing Revolving Lenders and the New Revolving Lenders ratably in accordance with their applicable Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the applicable Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto.
(e)    On any Increased Amount Date on which any New Term Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment, and (ii) each New Term Lender shall become a Lender hereunder with respect to the New Term Commitment and the New Term Loans made pursuant thereto.
(f)    The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Lenders or the New Term Commitments and the New Term Lenders, as applicable, and (z) in the case of each notice to any applicable Revolving Lender, the respective interests in such applicable Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this paragraph.
(g)    The fees payable by the Borrower upon any such Incremental Commitments shall be agreed upon by the Borrower and the applicable New Revolving Lenders and/or New Term Lenders at the time of such increase.
(h)    The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Lenders or New Term Lenders, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21, subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed).
2.22    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unused portion of the applicable Revolving Commitment of such Defaulting Lender pursuant to Section 2.6 and the Available Delayed Draw Term Commitment of such Defaulting Lender pursuant to Section 2.6;
(b)    the Commitments, Delayed Draw Term Loans, and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Facility Lenders or the

Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1); provided, that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends the Multicurrency Revolving Maturity Date, USD Revolving Maturity Date or the Delayed Draw Term Maturity Date applicable to such Defaulting Lender shall require the consent of such Defaulting Lender;
(c)    if any Multicurrency L/C Exposure exists with respect to a Lender at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of such Multicurrency L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Multicurrency Revolving Percentage~~s~~ but only to the extent (x) the sum of all non-Defaulting Lenders’ Multicurrency Revolving Extensions of Credit, plus such Defaulting Lender’s Multicurrency L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Multicurrency Revolving Commitments, (y) the sum of each non-Defaulting Lender’s Multicurrency Revolving Extensions of Credit would not exceed its Multicurrency Revolving Commitment and (z) the conditions set forth in Section 5.2 are satisfied at such time; and
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within ten (10) Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Multicurrency L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by depositing amounts into the collateral account in accordance with the procedures set forth in Section 8 for so long as such Multicurrency L/C Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s Multicurrency L/C Exposure pursuant to Section 2.22(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s Multicurrency L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
(iv)    if the Multicurrency L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(c), then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Multicurrency Revolving Percentages; or
(v)    if any Defaulting Lender’s Multicurrency L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.22, then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s Multicurrency L/C Exposure shall be payable to the Issuing Lenders until such Multicurrency L/C Exposure is cash collateralized and/or reallocated;
(d)    if any USD L/C Exposure exists with respect to a Lender at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of such USD L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective USD Revolving Percentage but only to the extent (x) the sum of all non-Defaulting Lenders’ USD Revolving Extensions of Credit, plus such Defaulting Lender’s USD L/C Exposure does not exceed the total of all non-Defaulting Lenders’ USD Revolving Commitments, (y) the sum of each non-Defaulting Lender’s USD Revolving Extensions of Credit would not exceed its USD Revolving Commitment and (z) the conditions set forth in Section 5.2 are satisfied at such time; and
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within ten (10) Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s USD L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by depositing amounts into the collateral account in accordance with the procedures set forth in Section 8 for so long as such USD L/C Exposure is outstanding;

(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s USD L/C Exposure pursuant to Section 2.22(d), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s USD L/C Exposure during the period such Defaulting Lender’s USD L/C Exposure is cash collateralized;
(iv)    if the USD L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(d), then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ USD Revolving Percentages; or
(v)    if any Defaulting Lender’s USD L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.22, then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s USD L/C Exposure shall be payable to the Issuing Lenders until such USD L/C Exposure is cash collateralized and/or reallocated;
(~~d~~e)    so long as any Multicurrency Revolving Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Multicurrency Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Multicurrency Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of the Defaulting Lender’s Multicurrency L/C Exposure in accordance with Section 2.22, and participating interests in any such newly issued or increased Multicurrency Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and Defaulting Lenders shall not participate therein); ~~and~~
(f)    so long as any USD Revolving Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any USD Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the USD Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of the Defaulting Lender’s USD L/C Exposure in accordance with Section 2.22, and participating interests in any such newly issued or increased USD Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(d)(i) (and Defaulting Lenders shall not participate therein);
(~~e~~g)    in the event that the Administrative Agent, the Borrower and the Issuing Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Multicurrency L/C Exposure of the Multicurrency Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Revolving Commitment and on such date such Multicurrency Revolving Lender shall purchase at par such of the Multicurrency Revolving Loans of the other Multicurrency Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Multicurrency Revolving Loans in accordance with its Multicurrency Revolving Percentage~~.~~; and
(h)    in the event that the Administrative Agent, the Borrower and the Issuing Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the USD L/C Exposure of the USD Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s USD Revolving Commitment and on such date such USD Revolving Lender shall purchase at par such of the USD Revolving Loans of the other USD Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such USD Revolving Loans in accordance with its USD Revolving Percentage
2.23    Extension of Revolving Maturity Date.
(a)    The Borrower may, by written notice to the Administrative Agent (which shall promptly notify each of the Revolving Lenders) given at least 30 days but not more than 120 days prior to (I)(i) the Initial Multicurrency Revolving Maturity Date, extend the Multicurrency Revolving Maturity Date for up to six months (such extended Multicurrency Revolving Maturity Date, the “First Extended Multicurrency Revolving Maturity Date”) and (ii) the First Extended Multicurrency Revolving Maturity Date, extend the Multicurrency Revolving Maturity Date for up to an additional six months (such extended Multicurrency Revolving Maturity Date, the “Second Extended Multicurrency Revolving Maturity Date”), in each case, so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of such written notice and on the effective date of such extension and (B) the Borrower pays an extension fee equal to 0.0625% of the then existing Multicurrency Revolving Commitments (to the Administrative Agent for the ratable benefit of the Multicurrency Revolving Lenders) and (II) (i) the Initial USD Revolving Maturity Date, extend the USD Revolving Maturity Date for up to six months (such extended USD Revolving Maturity Date, the “First Extended USD Revolving Maturity Date”) and (ii) the First Extended USD Revolving Maturity Date, extend the USD Revolving Maturity Date for up to an additional six months (such extended USD Revolving Maturity Date, the “Second Extended USD Revolving Maturity Date”), in each case, so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of such written notice and on the effective date of such extension and (B) the Borrower pays an extension fee equal to 0.0625% of the then existing USD Revolving Commitments (to the Administrative Agent for the ratable benefit of the USD Revolving Lenders).
(b)    The Borrower may, by delivering a written notice to the Administrative Agent (who shall promptly deliver a copy to each of the Multicurrency Revolving Lenders), not less than 60 days in advance of the Multicurrency Revolving Maturity Date in effect at such time (the “Existing Multicurrency Revolving Maturity Date”), request that the Multicurrency Revolving Lenders extend the Existing Multicurrency Revolving Maturity Date. Each Multicurrency Revolving Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the such request (the “Multicurrency Revolving Extension Response Date”), advise the Administrative Agent in writing whether or not such Multicurrency Revolving Lender agrees to the requested extension. Each Multicurrency Revolving Lender that advises the Administrative Agent that it will not extend the Existing Multicurrency Revolving Maturity Date is referred to herein as a “Non-Extending Multicurrency Revolving Lender”; provided, that any Multicurrency Revolving Lender that does not advise the Administrative Agent of its consent to such requested extension by the Multicurrency Revolving Extension Response Date and any Multicurrency Revolving Lender that is a Defaulting Lender on the Multicurrency Revolving Extension Response Date shall be deemed to be a Non-Extending Multicurrency Revolving Lender. The Administrative Agent shall notify the Borrower of the Multicurrency Revolving Lenders’ elections promptly following the Multicurrency Revolving Extension Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Multicurrency Revolving Maturity Date may be extended no more than two times pursuant to this Section 2.23(b). Each extension pursuant to this Section 2.23(b) shall be offered ratably to each Multicurrency Revolving Lender and shall be subject to the following provisions:
(1)    (i) If, by the Multicurrency Revolving Extension Response Date, Multicurrency Revolving Lenders holding then existing Multicurrency Revolving Commitments that aggregate 50% or more of the ~~t~~Total Multicurrency Revolving Commitments shall constitute Non-Extending Multicurrency Revolving Lenders, then the Existing Revolving Multicurrency Maturity Date shall not be extended and the outstanding principal balance of all Multicurrency Revolving Loans and other amounts payable hereunder shall be payable, and the Multicurrency Revolving Commitments shall terminate, on the Existing Revolving Multicurrency Maturity Date in effect prior to such extension.
(ii) If (and only if), by the Multicurrency Revolving Extension Response Date, Multicurrency Revolving Lenders holding Multicurrency Revolving Commitments that aggregate more than 50% of the ~~t~~Total Multicurrency Revolving Commitments shall have agreed to extend the Existing Multicurrency Revolving Maturity Date (each such consenting Multicurrency Revolving Lender, an “Extending Multicurrency Revolving Lender”), then effective as of the Existing Multicurrency Revolving Maturity Date, the Multicurrency Revolving Maturity Date for such Extending Multicurrency Revolving Lenders shall be so extended (subject to satisfaction of the conditions set forth in this Section 2.23(b)). In the event of such extension, the Commitment of each Non-Extending Multicurrency Revolving Lender shall terminate on the Existing Multicurrency Revolving Maturity Date in effect for such Non-Extending Multicurrency Revolving Lender prior to such extension and the outstanding principal balance of all Multicurrency Revolving Loans and other amounts payable hereunder to such Non-Extending Multicurrency Revolving Lender shall become due and payable on such Existing Multicurrency Revolving Maturity Date and, subject to Section 2.23(b)(2) below, the ~~t~~Total Multicurrency Revolving Commitments hereunder shall be reduced by the Multicurrency Revolving Commitments of the Non-Extending Multicurrency Revolving Lenders so terminated on such Existing Multicurrency Revolving Maturity Date.

(2)    In the event of any extension of the Existing Multicurrency Revolving Maturity Date pursuant to this Section 2.23(b), the Borrower shall have the right on or before the Existing Multicurrency Revolving Maturity Date, at its own expense, to require any Non-Extending Multicurrency Revolving Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.6) all its interests, rights (other than its rights to payments pursuant to Section 2.16 or Section 2.17 or Section 10.4 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Multicurrency Revolving Lender by the Borrower, which may include any existing Multicurrency Revolving Lender (each a “Multicurrency Replacement Revolving Lender”); provided, that (x) such Multicurrency Replacement Revolving Lender, if not already a Multicurrency Revolving Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Lender to the extent the consent of the Administrative Agent or the Issuing Lenders, as applicable, would be required to effect an assignment under Section 10.6; such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Existing Multicurrency Revolving Maturity Date in effect for such Non-Extending Multicurrency Revolving Lender prior to the effective date of the requested extension) and the Multicurrency Replacement Revolving Lender shall pay to such Non-Extending Multicurrency Revolving Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Multicurrency Revolving Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.
(3)    As a condition precedent to each such extension of the Existing Multicurrency Revolving Maturity Date pursuant to this Section 2.23(b), the Borrower shall (x) deliver to the Administrative Agent a certificate of the Borrower dated as of the Existing Multicurrency Revolving Maturity Date signed by a Responsible Officer of the Borrower certifying that, as of such date, both before and immediately after giving effect to such extension, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be accurate in all respects) and that no Default or Event of Default shall have occurred and be continuing and (y) first make such prepayments of the outstanding Multicurrency Revolving Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable Issuing Lender) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Multicurrency Revolving Commitments of the Non-Extending Multicurrency Revolving Lenders pursuant to this Section 2.23(b) and any assignment pursuant to Section 2.23(b)(2), the aggregate Multicurrency Revolving Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Multicurrency Revolving Commitments being extended.
(4)    (i) The interest margins with respect to the extended Multicurrency Revolving Commitments and Multicurrency Revolving Loans may be different than the interest margins for the non-extended Multicurrency Revolving Commitments and Multicurrency Revolving Loans and upfront fees may be paid to the Extending Multicurrency Revolving Lenders, in each case, to the extent provided in the applicable extension amendment; (ii) the applicable loan extension amendment may provide for other covenants and terms that apply solely to any period after the latest applicable Maturity Date of the Multicurrency Revolving Commitments and Multicurrency Revolving Loans being extended; and (iii) no extended Multicurrency Revolving Commitments and Multicurrency Revolving Loans shall be entitled to the benefit of any collateral or guarantees while any existing Facility is outstanding unless all outstanding existing Facilities also receive the benefit of such collateral or guarantees.
(5)    For the avoidance of doubt, no consent of any Lender (other than the existing Multicurrency Revolving Lenders participating in the extension of the Existing Multicurrency Revolving Maturity Date) shall be required for any extension of the Multicurrency Revolving Maturity Date pursuant to this Section 2.23(b) and any extension amendment may include such technical amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the

Administrative Agent and the Borrower. This Section 2.23(b) shall supersede any provisions in Sections 2.15 and 10.1 to the contrary.
(c)    The Borrower may, by delivering a written notice to the Administrative Agent (who shall promptly deliver a copy to each of the USD Revolving Lenders), not less than 60 days in advance of the USD Revolving Maturity Date in effect at such time (the “Existing USD Revolving Maturity Date”), request that the USD Revolving Lenders extend the Existing USD Revolving Maturity Date. Each USD Revolving Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the such request (the “USD Revolving Extension Response Date”), advise the Administrative Agent in writing whether or not such USD Revolving Lender agrees to the requested extension. Each USD Revolving Lender that advises the Administrative Agent that it will not extend the Existing USD Revolving Maturity Date is referred to herein as a “Non-Extending USD Revolving Lender”; provided, that any USD Revolving Lender that does not advise the Administrative Agent of its consent to such requested extension by the USD Revolving Extension Response Date and any USD Revolving Lender that is a Defaulting Lender on the USD Revolving Extension Response Date shall be deemed to be a Non-Extending USD Revolving Lender. The Administrative Agent shall notify the Borrower of the USD Revolving Lenders’ elections promptly following the USD Revolving Extension Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The USD Revolving Maturity Date may be extended no more than two times pursuant to this Section 2.23(c). Each extension pursuant to this Section 2.23(c) shall be offered ratably to each USD Revolving Lender and shall be subject to the following provisions:
(1)    (i) If, by the USD Revolving Extension Response Date, USD Revolving Lenders holding then existing USD Revolving Commitments that aggregate 50% or more of the Total USD Revolving Commitments shall constitute Non-Extending USD Revolving Lenders, then the Existing Revolving USD Maturity Date shall not be extended and the outstanding principal balance of all USD Revolving Loans and other amounts payable hereunder shall be payable, and the USD Revolving Commitments shall terminate, on the Existing Revolving USD Maturity Date in effect prior to such extension.
(ii) If (and only if), by the USD Revolving Extension Response Date, USD Revolving Lenders holding USD Revolving Commitments that aggregate more than 50% of the Total USD Revolving Commitments shall have agreed to extend the Existing USD Revolving Maturity Date (each such consenting USD Revolving Lender, an “Extending USD Revolving Lender”), then effective as of the Existing USD Revolving Maturity Date, the USD Revolving Maturity Date for such Extending USD Revolving Lenders shall be so extended (subject to satisfaction of the conditions set forth in this Section 2.23(c)). In the event of such extension, the Commitment of each Non-Extending USD Revolving Lender shall terminate on the Existing USD Revolving Maturity Date in effect for such Non-Extending USD Revolving Lender prior to such extension and the outstanding principal balance of all USD Revolving Loans and other amounts payable hereunder to such Non-Extending USD Revolving Lender shall become due and payable on such Existing USD Revolving Maturity Date and, subject to Section 2.23(c)(2) below, the Total USD Revolving Commitments hereunder shall be reduced by the USD Revolving Commitments of the Non-Extending USD Revolving Lenders so terminated on such Existing USD Revolving Maturity Date.
(2)    In the event of any extension of the Existing USD Revolving Maturity Date pursuant to this Section 2.23(c), the Borrower shall have the right on or before the Existing USD Revolving Maturity Date, at its own expense, to require any Non-Extending USD Revolving Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.6) all its interests, rights (other than its rights to payments pursuant to Section 2.16 or Section 2.17 or Section 10.4 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending USD Revolving Lender by the Borrower, which may include any existing USD Revolving Lender (each a “USD Replacement Revolving Lender”); provided, that (x) such USD Replacement Revolving Lender, if not already a USD Revolving Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Lender to the extent the consent of the Administrative Agent or the Issuing Lenders, as applicable, would be required to effect an assignment under Section 10.6; such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Existing USD Revolving Maturity Date in effect for such Non-Extending USD Revolving Lender prior to the effective date of the requested extension) and the USD Replacement Revolving Lender shall pay to such Non-Extending USD Revolving Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount USD Revolving Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.
(3)    As a condition precedent to each such extension of the Existing USD Revolving Maturity Date pursuant to this Section 2.23(c), the Borrower shall (x) deliver to the Administrative Agent a certificate of the Borrower dated as of the Existing USD Revolving Maturity Date signed by a Responsible Officer of the Borrower certifying that, as of such date, both before and immediately after giving effect to such extension, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be accurate in all respects) and that no Default or Event of Default shall have occurred and be continuing and (y) first make such prepayments of the outstanding USD Revolving Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable Issuing Lender) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the USD Revolving Commitments of the Non-Extending USD Revolving Lenders pursuant to this Section 2.23(c) and any assignment pursuant to Section 2.23(c)(2), the aggregate USD Revolving Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of USD Revolving Commitments being extended.
(4)    (i) The interest margins with respect to the extended USD Revolving Commitments and USD Revolving Loans may be different than the interest margins for the non-extended USD Revolving Commitments and USD Revolving Loans and upfront fees may be paid to the Extending USD Revolving Lenders, in each case, to the extent provided in the applicable extension amendment; (ii) the applicable loan extension amendment may provide for other covenants and terms that apply solely to any period after the latest applicable Maturity Date of the USD Revolving Commitments and USD Revolving Loans being extended; and (iii) no extended USD Revolving Commitments and USD Revolving Loans shall be entitled to the benefit of any collateral or guarantees while any existing Facility is outstanding unless all outstanding existing Facilities also receive the benefit of such collateral or guarantees.
(5)    For the avoidance of doubt, no consent of any Lender (other than the existing USD Revolving Lenders participating in the extension of the Existing USD Revolving Maturity Date) shall be required for any extension of the USD Revolving Maturity Date pursuant to this Section 2.23(c) and any extension amendment may include such technical amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower. This Section 2.23(c) shall supersede any provisions in Sections 2.15 and 10.1 to the contrary.
2.24    Extension of Delayed Draw Term Maturity Date.
(a)    The Borrower may, by written notice to the Administrative Agent (which shall promptly notify each of the Delayed Draw Term Lenders) given at least 30 days but not more than 120 days prior to (i) the Initial Delayed Draw Term Maturity Date, extend the Delayed Draw Term Maturity Date for up to one year (such extended Delayed Draw Term Maturity Date, the “First Extended Delayed Draw Term Maturity Date”) and (ii) the First Extended Delayed Draw Term Maturity Date, extend the Delayed Draw Term Maturity Date for up to an additional one year (such extended Delayed Draw Term Maturity Date, the “Second Extended Delayed Draw Term Maturity Date”), in each case, so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of such written notice and on the effective date of such extension and (B) the Borrower pays an extension fee equal to 0.125% of the then outstanding principal amount of the Delayed Draw Term Loans (to the Administrative Agent for the ratable benefit of the Delayed Draw Term Lenders).

(b)    The Borrower may, by delivering a written notice to the Administrative Agent (who shall promptly deliver a copy to each of the Delayed Draw Term Lenders), not less than 60 days in advance of the Delayed Draw Term Maturity Date in effect at such time (the “Existing Delayed Draw Term Maturity Date”), request that the Delayed Draw Term Lenders extend the Existing Delayed Draw Term Maturity Date. Each Delayed Draw Term Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the such request (the “Delayed Draw Term Extension Response Date”), advise the Administrative Agent in writing whether or not such Delayed Draw Term Lender agrees to the requested extension. Each Delayed Draw Term Lender that advises the Administrative Agent that it will not extend the Existing Delayed Draw Term Maturity Date is referred to herein as a “Non-Extending Delayed Draw Term Lender”; provided, that any Delayed Draw Term Lender that does not advise the Administrative Agent of its consent to such requested extension by the Delayed Draw Term Extension Response Date and any Delayed Draw Term Lender that is a Defaulting Lender on the Delayed Draw Term Extension Response Date shall be deemed to be a Non-Extending Delayed Draw Term Lender. The Administrative Agent shall notify the Borrower of the Delayed Draw Term Lenders’ elections promptly following the Delayed Draw Term Extension Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Delayed Draw Term Maturity Date may be extended no more than two times pursuant to this Section 2.24(b). Each extension pursuant to this Section 2.24(b) shall be offered ratably to each Delayed Draw Term Lender and shall be subject to the following provisions:
(1)    (i) If, by the Delayed Draw Term Extension Response Date, Delayed Draw Term Lenders holding then existing Available Delayed Draw Term Commitments and then outstanding Delayed Draw Term Loans that aggregate 50% or more of the total of the sum of the then existing Available Delayed Draw Term Commitments and then outstanding Delayed Draw Term Loans shall constitute Non-Extending Delayed Draw Term Lenders, then the Existing Delayed Draw Term Maturity Date shall not be extended and the outstanding principal balance of all Delayed Draw Term Loans and other amounts payable hereunder shall be payable, and the Delayed Draw Term Commitments shall terminate, on the Existing Delayed Draw Term Maturity Date in effect prior to such extension.
(ii) If (and only if), by the Delayed Draw Term Extension Response Date, Delayed Draw Term Lenders holding then existing Available Delayed Draw Term Commitments and then outstanding Delayed Draw Term Loans that aggregate more than 50% of the total of the sum of the then existing Available Delayed Draw Term Commitments and then outstanding Delayed Draw Term Loans shall have agreed to extend the Existing Delayed Draw Term Maturity Date (each such consenting Delayed Draw Term Lender, an “Extending Delayed Draw Term Lender”), then effective as of the Existing Delayed Draw Term Maturity Date, the Delayed Draw Term Maturity Date for such Extending Delayed Draw Term Lenders shall be so extended (subject to satisfaction of the conditions set forth in this Section 2.24(b)). In the event of such extension, the Commitment of each Non-Extending Delayed Draw Term Lender shall terminate on the Existing Delayed Draw Term Maturity Date in effect for such Non-Extending Delayed Draw Term Lender prior to such extension and the outstanding principal balance of all Delayed Draw Term Loans and other amounts payable hereunder to such Non-Extending Delayed Draw Term Lender shall become due and payable on such Existing Delayed Draw Term Maturity Date and, subject to Section 2.24(b)(2) below, the total Delayed Draw Term Commitments hereunder shall be reduced by the Delayed Draw Term Commitments of the Non-Extending Delayed Draw Term Lenders so terminated on such Existing Delayed Draw Term Maturity Date.
(2)    In the event of any extension of the Existing Delayed Draw Term Maturity Date pursuant to this Section 2.24(b), the Borrower shall have the right on or before the Existing Delayed Draw Term Maturity Date, at its own expense, to require any Non-Extending Delayed Draw Term Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.6) all its interests, rights (other than its rights to payments pursuant to Section 2.16 or Section 2.17 or Section 10.4 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Delayed Draw Term Lender by the Borrower, which may include any existing Delayed Draw Term Lender (each a “Replacement Delayed Draw Term Lender”); provided, that (x) such Replacement Delayed Draw Term Lender, if not already a Delayed Draw

Term Lender hereunder, shall be subject to the approval of the Administrative Agent to the extent the consent of the Administrative Agent would be required to effect an assignment under Section 10.6; such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Existing Delayed Draw Term Maturity Date in effect for such Non-Extending Delayed Draw Term Lender prior to the effective date of the requested extension) and the Replacement Delayed Draw Term Lender shall pay to such Non-Extending Delayed Draw Term Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Delayed Draw Term Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.
(3)    As a condition precedent to each such extension of the Existing Delayed Draw Term Maturity Date pursuant to this Section 2.24(b), the Borrower shall (x) deliver to the Administrative Agent a certificate of the Borrower dated as of the Existing Delayed Draw Term Maturity Date signed by a Responsible Officer of the Borrower certifying that, as of such date, both before and immediately after giving effect to such extension, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be accurate in all respects) and that no Default or Event of Default shall have occurred and be continuing.
(4)    (i) The interest margins with respect to the extended Delayed Draw Term Loans may be different than the interest margins for the non-extended Delayed Draw Term Loans and upfront fees may be paid to the Extending Delayed Draw Term Lenders, in each case, to the extent provided in the applicable extension amendment; (ii) the applicable loan extension amendment may provide for other covenants and terms that apply solely to any period after the latest applicable Maturity Date of the Delayed Draw Term Loans being extended; and (iii) no extended Delayed Draw Term Loans shall be entitled to the benefit of any collateral or guarantees while any existing Facility is outstanding unless all outstanding existing Facilities also receive the benefit of such collateral or guarantees.
(5)    For the avoidance of doubt, no consent of any Lender (other than the existing Delayed Draw Term Lenders participating in the extension of the Existing Delayed Draw Term Maturity Date) shall be required for any extension of the Delayed Draw Term Maturity Date pursuant to this Section 2.24(b) and any extension amendment may include such technical amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower. This Section 2.24(b) shall supersede any provisions in Sections 2.15 and 10.1 to the contrary.
SECTION 3.    LETTERS OF CREDIT
3.1    L/C Commitment.
(a)    Subject to the terms and conditions hereof, the Borrower may request that (i) any Issuing Lender, in reliance on the agreements of the other Multicurrency Revolving Lenders set forth in Section 3.4(a), issue standby letters of credit (“Multicurrency Letters of Credit”) for the account of the Borrower (or for the account of the Borrower and one or more of its Restricted Subsidiaries) denominated in any Agreed Currency on any Business Day during the Multicurrency Commitment Period in such form as may be approved from time to time by such Issuing Lender or (ii) any Issuing Lender, in reliance on the agreements of the other USD Revolving Lenders set forth in Section 3.4(a), issue standby letters of credit (“USD Letters of Credit”) for the account of the Borrower (or for the account of the Borrower and one or more of its Restricted Subsidiaries) denominated in Dollars on any Business Day during the ~~Revolving~~USD Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall be required to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Multicurrency Revolving Commitments would be less than zero, (iii) the aggregate amount of the Available USD Revolving Commitments would be less than zero or (~~iii~~iv) unless such Issuing Lender otherwise consents, the L/C Obligations with respect to Letters of Credit issued by any Issuing Lender would exceed the

Issuing Lender Commitment of such Issuing Lender; provided, further, that no Issuing Lender shall be required to issue any Multicurrency Letter of Credit in an Alternative Currency if, after giving effect to such issuance, the Total Multicurrency Revolving Extensions of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. Each Letter of Credit shall (i) (x) in the case of a Multicurrency Letter of Credit, be denominated in an Agreed Currency and (y) in the case of a USD Letter of Credit, be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to ~~the~~(1) in the case of a Multicurrency Letter of Credit, the Multicurrency Revolving Maturity Date and (2) in the case of a USD Letter of Credit, the USD Revolving Maturity Date; provided, that any Letter of Credit with a tenor of one year or less may provide for the automatic renewal thereof for additional periods of one year or less (which shall in no event extend beyond the date referred to in clause (y) above, subject to the penultimate sentence of this Section 3.1(a)) so long as such Letter of Credit permits the applicable Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an automatic renewal Letter of Credit has been issued, the applicable Revolving Lenders shall be deemed to have authorized the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the date referred to in clause (y) above; provided, however, that the Issuing Lender shall not permit any such extension if it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from any Lender or the Administrative Agent that a Default or Event of Default has occurred and is continuing directing the Issuing Lender not to permit such extension. Notwithstanding anything else herein to the contrary, if agreed by the applicable Issuing Lender, a Letter of Credit may extend up to one year beyond ~~the~~(i) in the case of a Multicurrency Letter of Credit, the Multicurrency Revolving Maturity Date and (ii) in the case of a USD letter of Credit, the USD Revolving Maturity Date; provided, that the Borrower shall deliver cash collateral to the applicable Issuing Lender in an amount equal to 103% of the face amount of such Letter of Credit no later than ninety-one (91) days prior to ~~the~~(i) in the case of a Multicurrency Letter of Credit, the Multicurrency Revolving Maturity Date and (ii) in the case of a USD Letter of Credit, the USD Revolving Maturity Date.
(b)    No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or would violate such Issuing Lender’s internal policies or procedures. Notwithstanding anything herein to the contrary, no Issuing Lender shall have an obligation hereunder to issue any Letter of Credit the proceeds of which would be made to any Person (i) to fund any prohibited activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
(c)    Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Issuing Lender hereunder for all obligations in respect of such Letter of Credit (including to reimburse any and all drawings thereunder), as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) the Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
3.2    Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to the applicable Issuing Lender and the Administrative Agent at their address for notices specified herein a request and an Application therefor, completed to the satisfaction of the applicable Issuing Lender, and such other certificates, documents and other papers and information as the applicable Issuing Lender may request, including a continuing agreement (or other letter of credit agreement) for the issuance of Letters of Credit as required by the respective Issuing Lender and using such Issuing Lender’s standard form. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless it has received written notice from the Administrative Agent at least one (1) Business Day prior to the requested date of issuance that a Default or Event of Default has occurred and is continuing, shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the applicable Issuing Lender and the Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3    Fees and Other Charges.
(a)    The Borrower will pay to the Administrative Agent (i) for the account of the Multicurrency Revolving Lenders, a fee on all outstanding Multicurrency Letters of Credit at a per annum rate equal to the Applicable Margin under the Multicurrency Revolving Facility then in effect with respect to Term Benchmark Loans on the Dollar Equivalent of the average daily amount of the Multicurrency L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), shared ratably among the ~~Revolving~~Multicurrency Revolving Lenders and payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date and (ii) for the account of the USD Revolving Lenders, a fee on all outstanding USD Letters of Credit at a per annum rate equal to the Applicable Margin under the USD Revolving Facility then in effect with respect to Term Benchmark Loans on the average daily amount of the USD L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), shared ratably among the USD Revolving Lenders and payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each applicable Issuing Lender, for its own account, a fronting fee of 0.125% per annum on the Dollar Equivalent of the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date.
(b)    In addition to the foregoing fees, the Borrower shall pay or reimburse each applicable Issuing Lender in Dollars for customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
3.4    L/C Participations.
(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants (i) to each Multicurrency L/C Participant, and, to induce each Issuing Lender to issue Multicurrency Letters of Credit, each Multicurrency L/C Participant irrevocably and unconditionally agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms set forth below, for such Multicurrency L/C Participant’s own account and risk an undivided interest equal to such Multicurrency L/C Participant’s Multicurrency Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Multicurrency Letter of Credit and the amount of each draft paid by an Issuing Lender thereunder and (ii) to each USD L/C Participant, and, to induce each Issuing Lender to issue USD Letters of Credit, each USD L/C Participant irrevocably and unconditionally agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms set forth below, for such USD L/C Participant’s own account and risk an undivided interest equal to such USD L/C Participant’s USD Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each USD Letter of Credit and the amount of each draft paid by an Issuing Lender thereunder. Each Multicurrency L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Multicurrency Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Multicurrency L/C Participant shall pay, in the currency of such draft, to the Administrative Agent, for the account of such Issuing Lender, upon demand, at the Administrative Agent’s address for notices specified herein an amount equal to such Multicurrency L/C Participant’s ~~Revolving~~Multicurrency Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each USD L/C Participant agrees with each Issuing Lender that, if a draft is paid under any USD Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such USD L/C Participant shall pay, in Dollars, to the Administrative Agent, for the account of such Issuing Lender, upon demand, at the Administrative Agent’s address for notices specified herein an amount equal to such USD L/C Participant’s USD Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the

Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)    If any amount required to be paid by any L/C Participant for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by any such Issuing Lender under any Letter of Credit is paid to the Administrative Agent within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent by such L/C Participant within three Business Days after the date such payment is due, the applicable Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the applicable Revolving Facility. A certificate of the applicable Issuing Lender submitted to the Administrative Agent and any L/C Participant with respect to any amounts owing under this Section 3 shall be conclusive in the absence of manifest error.
(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any applicable L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent, for the account of such L/C Participant, its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
3.5    Reimbursement Obligation of the Borrower. If any drawing is paid under any Letter of Credit, the Borrower shall reimburse the Administrative Agent for the amount of (a) the drawing so paid in ~~Dollars~~the Agreed Currency of such Letter of Credit and (b) any taxes, fees, charges or other costs or expenses incurred by any Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives notice of such drawing; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 and the provisions below that such payment to be reimbursed be financed with an ABR Revolving Loan in Dollars in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan. Each such payment shall be made to the Administrative Agent at its address for notices referred to herein in ~~Dollars~~the applicable Agreed Currency and in immediately available funds. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 3.5, the Administrative Agent shall distribute such payment to the applicable Issuing Lender. Interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(c) and (y) thereafter, Section 2.12(~~e~~f).
3.6    Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided, that the foregoing shall not be construed to excuse the Issuing Lenders from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the applicable Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
3.7    Letter of Credit Payments. If any documents shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower of the date and amount thereof. The responsibility of the applicable Issuing Lender to the Borrower in connection with any documents presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9    Replacement of Issuing Lender. (i) Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3. From and after the effective date of any such replacement, (x) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)    Any Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Lender shall be replaced in accordance with Section 3.9(i) above.

SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans or to issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
4.1    Financial Condition.
(a)    The pro forma covenant compliance certificate described in Section 5.1(i), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date (if any) and the use of proceeds thereof, (ii) the repayment of Indebtedness under the Existing Credit Agreement (if any) and (iii) the payment of fees and expenses in connection with the foregoing. Such certificate has been prepared in good faith based on the information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial covenant compliance of the Borrower and its consolidated Subsidiaries as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.
(b)    The audited consolidated balance sheets of VICI and its Subsidiaries as at December 31, 2020, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, after giving effect to any “segment information” in such financial statements, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of VICI and its Subsidiaries as at March 31, 2021, June 30, 2021 and September 30, 2021, and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates, after giving effect to any “segment information” in such financial statements, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the three-month periods then ended (subject to normal year end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and except for the lack of footnotes with interim statements). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 4.1.
4.2    No Change. Since December 31, 2020, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except where such failure to be in good standing of any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that its failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that its failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) any filings with the SEC when and as required by law or deemed appropriate by the Borrower, (iii) any filings in connection with the perfection of security interests to the extent required by Section 6.16, and (iv) other consents, authorizations, filings and notices the failure of which to obtain could reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder, the issuance of the Letters of Credit and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than Permitted Liens).
4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) which in any manner draws into question the validity or enforceability of any of the Loan Documents, or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
4.8    Ownership of Property. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other property (including Mortgage Notes) necessary in the ordinary conduct of its business, except for Liens not prohibited by this Agreement and minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Group Member has obtained customary title insurance on its material owned Real Property.
4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the ownership, validity, enforceability or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the use of Intellectual Property by each Group Member and the operation of their respective businesses does not infringe on the rights of any Person.
4.10    Taxes. Each Group Member has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member). No tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, that any such tax, fee or other charge is past due or delinquent (other than Permitted Liens).

4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any other purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
4.13    ERISA. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan or Multiemployer Plan, and there has been no non-exempt Prohibited Transaction with respect to any Plan and each Plan has complied with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan or Multiemployer Plan has occurred, and no Lien in favor of the PBGC or such a Plan has arisen, during such five-year period; (c) neither the Borrower nor any Commonly Controlled Entity has had, within the past five years, a complete or partial withdrawal from any Multiemployer Plan; (d) no Multiemployer Plan is, or is expected to be, Insolvent, or in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A or 4042 of ERISA).and (e) neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. The present value of all accumulated benefit obligations under each Single Employer Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the fair market value of the assets of such Single Employer Plan allocable to such accumulated benefit obligations by a material amount.
4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
4.15    Subsidiaries. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and (b) except as disclosed on Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any Restricted Subsidiary, except as created by the Loan Documents.
4.16    Use of Proceeds. The proceeds of the Delayed Draw Term Loans, the Revolving Loans, the Letters of Credit and any New Term Loans (if any), shall be used for general corporate purposes of the Borrower and its Subsidiaries, including the financing of working capital needs, the repayment of Indebtedness of the Borrower (including Indebtedness under the Existing Credit Agreement) and its Subsidiaries and acquisitions and other Investments permitted by this Agreement.
4.17    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Group Member (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, registration, exemption, notification, license or other approval issued or required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received written notice of any pending or threatened claim with respect to any Environmental Liability, or (d) knows of any basis for any Environmental Liability.
4.18    Accuracy of Information, Etc.. The statements and information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement (other than financial projections and other forward looking statements and information of a general economic or general industry nature, including, without limitation, the Projections) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, do not contain as of the date such written statement, information, document or certificate was so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which, and in light of the purposes for which, such statements are made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information will differ, possibly significantly, from the projected results set forth therein, and that no assurance can be given that the projected results will be realized.
4.19    Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries and to the knowledge of the Borrower, its directors, officers, employees and agents to the extent acting on behalf of the Borrower or its Subsidiaries or benefitting from the credit facilities established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers or employees or to the knowledge of the Borrower any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
4.20    Solvency. As of the Closing Date and after giving effect to the incurrence of any Indebtedness on such date, the Loan Parties, on a consolidated basis, are Solvent.
4.21    Beneficial Ownership. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
4.22    Status of VICI. VICI qualifies as, and has elected to be treated as, a REIT and is in compliance with the provisions of the Code to allow VICI to maintain its status as a REIT. The common stock of VICI is listed for trading on the New York Stock Exchange.
4.23    Properties. As of the Closing Date, Schedule 4.23(a) sets forth a list of all Real Property of the Group Members and the owner (or ground-lessor) of such Real Property, and Schedule 4.23(b) sets forth a list of all Unencumbered Properties and the owner (or ground-lessor) of such Unencumbered Property. As of the Closing Date and as of the date of the most recently delivered Compliance Certificate pursuant to Section 6.2(a), all Real Properties included in the calculation of Unencumbered Asset Value and Unencumbered NOI satisfy the requirements for an Unencumbered Property set forth in the definition thereof.
4.24    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
4.25    Plan Assets; Prohibited Transactions. None of the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt Prohibited Transaction.

SECTION 5.    CONDITIONS PRECEDENT
5.1    Closing Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:
(a)    Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.
(b)    Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of VICI and its Subsidiaries for the fiscal year ended December 31, 2020 and (ii) unaudited interim consolidated financial statements of VICI and its Subsidiaries for each fiscal quarter ended subsequent to December 31, 2020 (other than the quarter ending December 31, 2021) as to which such financial statements are available, in each case, including any segment information applicable to the Borrower, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements.
(c)    Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
(d)    Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid on or before the Closing Date, and all reimbursable expenses for which invoices have been presented (including the reasonable out-of-pocket documented fees and expenses of legal counsel), at least one (1) Business Day before the Closing Date.
(e)    Closing Certificate. The Administrative Agent (or its counsel) shall have received a certificate of each of the Loan Parties, dated as of the Closing Date, substantially in the form of Exhibit C, with appropriate insertions, executed by any Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party (or its general partner, as applicable), and attaching the documents referred to in Section 5.1(f).
(f)    Authorization of Proceeding of Loan Parties; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the general partner, board of directors or other managers (or a duly authorized committee thereof), as applicable, of each Loan Party authorizing (a) the execution, delivery, and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable, of each Loan Party, (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Responsible Officers of each Loan Party (or its general partner, as applicable) executing the Loan Documents to which it is a party and (iv) good standing certificates from the Governmental Authorities of the jurisdictions of organization of the Loan Parties, dated the Closing Date or a recent date prior thereto.
(g)    Legal Opinion. The Administrative Agent shall have received the legal opinion of Hogan Lovells US LLP, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.
(h)    Know-Your-Customer Requirements. (i) The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested by the Arrangers or any Lender on or prior to the date that is seven (7) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, any Lender that at least seven (7) Business Days prior to the Closing Date has requested a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

(i)    Compliance Certificate. The Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 7.1 on a pro-forma basis on the Closing Date giving effect to the incurrence of the Loans, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value.
(j)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer of the Borrower (or its general partner, as applicable) certifying that it is Solvent.
(k)    Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate from the president, a vice president or a Responsible Officer of the Borrower (or its general partner, as applicable) certifying that, as of the Closing Date, the Borrower is in compliance with the conditions set forth in Section 5.2.
(l)    Existing Credit Agreement. Prior to or substantially contemporaneously with the availability of the Loans on the Closing Date, (i) the Existing Credit Agreement shall be terminated with all principal, interest and accrued and unpaid invoiced fees and expenses thereunder then outstanding being repaid in full and (ii) all guarantees and security in respect of the Existing Credit Agreement shall be discharged and released.
For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit), and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in Section 5.2(a) and (b) have been satisfied.
SECTION 6.    AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent cash collateralized on a basis reasonably acceptable to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), the Borrower shall and shall cause each of its Restricted Subsidiaries to (or, in the case of Section 6.11, shall cause VICI to):
6.1    Financial Statements. Furnish to the Administrative Agent for prompt further distribution to each Lender each of the following:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2021), a copy of the audited consolidated balance sheet of VICI and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, including any “segment information” applicable to the Borrower, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing (other than as may be required as a result of the impending maturity of any Material Indebtedness maturing within one (1) year after the time such opinion is delivered); and
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (beginning with the quarterly period ending March 31, 2022), the unaudited consolidated balance sheet of VICI and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, including any “segment information” applicable to the Borrower, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except for the absence of footnotes with the interim statements) consistently throughout the periods reflected therein and with prior periods. Electronic delivery by VICI of its annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q (x) made publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) in accordance with SEC requirement for such reports or (y) which such statements are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which Administrative Agent and each Lender have access (whether a commercial, third-party website or whether made available by the Administrative Agent) (provided, that the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents), in each case, shall be deemed to be compliance by the Borrower with Section 6.1(a) and this Section 6.1(b), as applicable, and deemed delivered to the Administrative Agent on the date posted.
6.2    Certificates; Other Information. Furnish to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following (or, in the case of clause (f), to the relevant Lender):
(a)    as soon as available, but in any event within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (beginning with the fiscal quarter ended March 31, 2022) and within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2022), a Compliance Certificate executed on behalf of the Borrower by a Responsible Officer (i) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, (A) the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 7.1, (B) a list of all assets included in the calculation of Unencumbered Asset Value and Unencumbered NOI and (C) the calculations required to establish Unencumbered Asset Value, (ii) stating that, to his or her knowledge, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure, and (iii) setting forth a statement of (I) all Real Property constituting Unencumbered Property and (II) newly acquired Real Property, in each case, all in form and detail reasonably satisfactory to the Administrative Agent;
(b)    as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower (beginning with the 2023 fiscal year), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);

(c)    within 45 days after the end of each fiscal quarter of the Borrower (or 90 days in the case of the fourth quarter), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;
(d)    so long as the Borrower has not received two Investment Grade Ratings, promptly after the effectiveness thereof (and in any event within five Business Days (or such longer period as the Administrative Agent shall agree in its sole discretion)), copies of any amendment or modification to, or waiver of, any Significant Master Lease, or any notice of default delivered or received thereunder;
(e)    within ten days after the same are sent, copies of all financial statements and reports that VICI or the Borrower sends to the holders of any class of its public equity securities and, within five days after the same are filed, copies of all material financial statements and reports that VICI or the Borrower may make to, or file with, the SEC; and
(f)    promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request (subject to limitations, if any, imposed under regulatory or confidentiality requirements and agreements (other than confidentiality provisions entered into in contemplation of this Agreement) to which VICI, the Borrower or any of their respective Subsidiaries is subject or could otherwise reasonably be expected to contravene attorney-client privilege or constitute attorney work product).
Information required to be delivered pursuant to clause (c), (d) or (e) of this Section may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided, that solely in the case that satisfaction of the requirements of this Section 6.2 relies on this clause (ii), the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents.

6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except for any nonpayment of which could not reasonably be expected to have a Material Adverse Effect.
6.4    Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except (other than with respect to the preservation of the existence of the Loan Parties) (x) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (y) pursuant to any merger, amalgamation, consolidation, liquidation, dissolution or Disposition permitted hereunder; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers and employees with Requirements of Law, including Anti-Corruption Laws and applicable Sanctions.
6.5    Maintenance of Property; Insurance. (a) Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, keep all assets, rights and property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted and (b) maintain with financially sound and reputable insurance companies insurance (directly or indirectly through its tenants) on all its property in at least such amounts and against at least such risks (but including in any event public liability, flood (if applicable), all-risks casualty and business interruption) as are usually insured against in the same general area by comparable companies engaged in the same or a similar business.

6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP (it being understood and agreed that any Foreign Subsidiary may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with the generally accepted accounting principles that are applicable in its jurisdiction of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that absent the existence of an Event of Default, such visits and inspections shall be at the sole expense of the Lenders; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) and the Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.6, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, that to the extent legally permissible, the Borrower shall notify the Administrative Agent that any such document, information or other matter is being withheld pursuant to clauses (a), (b) or (c) of this Section 6.6 and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.
6.7    Notices. Promptly give notice to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting any Group Member (i) that could reasonably be expected to have a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of any Loan Document;
(d)    the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan or Multiemployer Plan, (ii) a failure to make any material required contribution to a Single Employer Plan or Multiemployer Plan, (iii) the creation of any Lien relating to any Single Employer Plan or Multiemployer Plan in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, (iv) any complete or partial withdrawal from, or the termination of, any Single Employer Plan or Multiemployer Plan, (v) (I) a determination that a Multiemployer Plan is, or is expected to be, Insolvent or (II) is in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA); provided, that in the case of this clause (II), notice shall be given to the Administrative Agent as soon as possible and in any event within 30 days of the time such notice is required by ERISA to be delivered to the bargaining parties or (vi) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Single Employer Plan or Multiemployer Plan;

(e)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(f)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8    Environmental Laws.
(a)    Comply with, and take commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations, exemptions or permits issued or required by applicable Environmental Laws, in each case to the extent the failure to do so could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws.
6.9    [Reserved].
6.10    Additional Guarantors; Additional Unencumbered Properties.
(a)    With respect to any Restricted Subsidiary of the Borrower (other than an Excluded Foreign Subsidiary) that becomes a Required Guarantor, cause such Restricted Subsidiary to promptly (but in any event within ten Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) of becoming a Required Guarantor) (A) to become a party to the Guarantee Agreement, (B) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(b)    If as of any date of determination, any Real Property meets the eligibility criteria set forth in the definition of “Unencumbered Property”, such property may be treated as an Unencumbered Property for all purposes of this Agreement.
(c)    [Reserved].
(d)    The Borrower will, and will cause each of its Restricted Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
6.11    Maintenance of REIT Status. (a) Maintain adequate records so as to comply in all material respects with all record-keeping requirements relating to VICI’s qualification as a REIT as required by the Code, (b) properly prepare and timely file with the IRS all returns and reports required thereby in a manner that permits compliance with the other provisions of this Section 6.11, (c) operate its business at all times so as to qualify as a REIT, (d) list and to continue to list the common stock of VICI for trading on a U.S. national or international securities exchange and (e) maintain its status as a REIT and remain qualified as a REIT.

6.12    Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to obtain and maintain a senior unsecured credit rating from each of S&P and Moody’s (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with reasonable information and data requests by S&P and Moody’s in connection with their ratings process); provided, that if the rating obtained from such rating agency is a private letter rating that is not monitored and automatically updated by such rating agency, then the Borrower shall use commercially reasonable efforts to obtain an annual update of such rating on or before each anniversary of the Closing Date.
6.13    Use of Proceeds. The proceeds of the Loans shall be used only for the purposes set forth in Section 4.16 and in compliance with Section 4.11. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall not permit its Restricted Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business, or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in a violation of any Sanctions applicable to any party hereto.
6.14    MGP Transactions. Within five Business Days of the closing of the MGP Transactions, the Borrower shall cause the termination of the existing credit facilities of the target in such transaction, and all related guarantees and security interests shall be terminated and released.
6.15    Designation of Unrestricted Subsidiaries. The Borrower may, from time to time, designate one or more Subsidiaries as “Unrestricted Subsidiaries” by giving written notice to the Administrative Agent so long as (i) such Subsidiary is not a “restricted” subsidiary (or any similar concept) under any Material Indebtedness of the Borrower (including, for the avoidance of doubt, the Senior Indentures and the Bridge Facilities) and (ii) the Borrower would be in pro forma compliance (after giving effect to such designation) with the financial covenants set forth in Section 7.1. As of the Closing Date, the Unrestricted Subsidiaries are set forth on Schedule 6.15. Any Subsidiary which has been designated as an Unrestricted Subsidiary pursuant to this Section 6.15 may, at any time thereafter, be redesignated as a Restricted Subsidiary by the Borrower; provided, that no Default or Event of Default shall occurred and be continuing at the time of or after giving effect to such designation.
6.16    Springing Collateral.
(a)    If any portion of the MGP Bridge Facility is funded and remains outstanding on the date that is 91 days following the date of such funding (the date of such funding, the “MGP Bridge Facility Funding Date”), then on such 91st day (unless such date is extended by the Administrative Agent in its sole discretion), and only to the extent permitted under the MGP Bridge Facility (provided, that the Borrower shall use commercially reasonable efforts to ensure that the definitive documentation for the MGP Bridge Facility permits the springing collateral as contemplated in this Section 6.16(a)) (i) the Borrower shall take all steps necessary to secure the Borrower’s Obligations and the Guarantee Obligations of the Subsidiary Guarantors in respect thereof on a second priority basis with the collateral securing the Borrower’s obligations and the subsidiary guarantees in respect of the MGP Bridge Facility, which security documentation shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that such second lien pledges, security interests, mortgages, deeds of trust or deeds to secure Indebtedness shall be created and perfected on terms, and pursuant to documentation, consistent with and substantially similar to the pledges, security interests and mortgages created in respect of the MGP Bridge Facility). For the avoidance of doubt, in connection with any mortgage, deed of trust or deed to secure Indebtedness granted pursuant to this Section 6.16(a), the Administrative Agent shall receive such flood searches, evidence of flood insurance (if applicable) and related flood documentation as the Administrative Agent may reasonably request together with lenders title insurance policies, surveys, opinions and such other documentation consistent with, and to the extent delivered under, the MGP Bridge Facility; provided, that the provision of any mortgage of Real Property pursuant to this Section 6.16(a) shall be subject to 30 days’ prior written notice to the Lenders and subject to customary conditions (including compliance by the applicable Loan Party with flood insurance laws and the provision of flood insurance due diligence). The priority of security interests and relative rights in respect of the collateral of the Lenders hereunder and the lenders under the MGP Bridge Facility shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.
(b)    If any portion of the Venetian Bridge Facility is funded and remains outstanding on the date that is 91 days following the date of such funding (the date of such funding, the “Venetian Bridge Facility Funding Date”), then on such 91st day (unless such date is extended by the Administrative Agent in its sole discretion), and only to the extent permitted under the Venetian Bridge Facility (provided, that the Borrower shall use commercially reasonable efforts to ensure that the definitive documentation for the Venetian Bridge Facility permits the springing collateral as contemplated in this Section 6.16(b)) (i) the Borrower shall take all steps necessary to secure the Borrower’s Obligations and the Guarantee Obligations of the Subsidiary Guarantors in respect thereof on a second priority basis with the collateral securing the Borrower’s obligations and the subsidiary guarantees in respect of the Venetian Bridge Facility, which security documentation shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood that such second lien pledges, security interests, mortgages, deeds of trust or deeds to secure Indebtedness shall be created and perfected on terms, and pursuant to documentation, consistent with and substantially similar to the pledges, security interests and mortgages created in respect of the Venetian Bridge Facility). For the avoidance of doubt, in connection with any mortgage, deed of trust or deed to secure Indebtedness granted pursuant to this Section 6.16(b), the Administrative Agent shall receive such flood searches, evidence of flood insurance (if applicable) and related flood documentation as the Administrative Agent may reasonably request together with lenders title insurance policies, surveys, opinions and such other documentation consistent with, and to the extent delivered under, the Venetian Bridge Facility; provided, that the provision of any mortgage of Real Property pursuant to this Section 6.16(b) shall be subject to 30 days’ prior written notice to the Lenders and subject to customary conditions (including compliance by the applicable Loan Party with flood insurance laws and the provision of flood insurance due diligence).
The priority of security interests and relative rights in respect of the collateral of the Lenders hereunder and the lenders under the Venetian Bridge Facility shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent. The priority of security interests and relative rights in respect of the collateral of the Lenders hereunder and the lenders under the Venetian Bridge Facility shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.
SECTION 7.    NEGATIVE COVENANTS
The Borrower agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent cash collateralized on a basis reasonably acceptable to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, at any time (and tested at the last day of each fiscal quarter of the Borrower):
7.1    Financial Condition Covenants.
(a)    Total Leverage Ratio. Permit, as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (i) (A) Total Indebtedness as of such date minus (B) as of such date, unrestricted cash and Cash Equivalents of the Group Members in an amount not to exceed $250,000,000 that may be used to repay that portion of Total Indebtedness that matures within twenty-four (24) months of such date of determination to (ii) Total Asset Value (the “Total Leverage Ratio”) as of such date to exceed 60%; provided, that such ratio may exceed 60% on or after the consummation of a Significant Acquisition so long as (i) such ratio does not exceed 60% as of the end of more than four (4) consecutive fiscal quarters in relation to any such Significant Acquisition and (ii) such ratio does not exceed 65% as of the end of any such fiscal quarter.
(b)    Fixed Charge Coverage Ratio. Permit, as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of Total EBITDA to Total Fixed Charges for such period (such ratio, the “Fixed Charge Coverage Ratio”) to be less than 1.50 to 1.0.
(c)    Secured Leverage Ratio. Permit, as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (A) (i) the aggregate amount of all Secured Indebtedness as of such date, minus (ii) as of such date, unrestricted cash and Cash Equivalents of the Group Members in an amount not to exceed $250,000,000 that may be used to repay that portion of Secured Indebtedness that matures within twenty-four (24) months of such date of determination (the “Secured Debt Reserve”), and without duplication of amounts netted in respect of the Unsecured Debt Reserve in Section 7.1(d), to (B) Total Asset Value (the “Secured Leverage Ratio”) as of such date to exceed (i) prior to the Latest Bridge Facility Termination Date, 30% and (ii) following the Latest Bridge Facility Termination Date, 40%.
(d)    Unsecured Leverage Ratio. Following the Latest Bridge Facility Termination Date, permit, as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (A) (i) Unsecured Indebtedness as of such date, minus (ii) as of such date, unrestricted cash and Cash Equivalents of the Group Members in an amount not to exceed $250,000,000 that may be used to repay that portion of Unsecured Indebtedness that matures within twenty-four (24) months of such date of determination (“Unsecured Debt Reserve”), and without duplication of amounts netted in respect of the Secured Debt Reserve in Section 7.1(c), to (B) Unencumbered Asset Value (the “Unsecured Leverage Ratio”) as of such date to exceed 60%; provided, that such ratio may exceed 60% on or after the consummation of a Significant Acquisition so long as (i) such ratio does not exceed 60% as of the end of more than four (4) consecutive fiscal quarters in relation to any such Significant Acquisition and (ii) such ratio does not exceed 65% as of the end of any such fiscal quarter.
(e)    Unsecured Interest Coverage Ratio. Following the Latest Bridge Facility Termination Date, permit the ratio of Unencumbered NOI for any period of four consecutive fiscal quarters of the Borrower to Unsecured Interest Expense for such period (such ratio, the “Unsecured Interest Coverage Ratio”) to be less than 1.75 to 1.0.
7.2    Restrictions on Intercompany Transfers. Permit the Borrower or any Restricted Subsidiary, to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distribution on any of such Restricted Subsidiary’s capital stock or other equity interests owned by the Borrower or any Restricted Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary; (c) make loans or advances to the Borrower or any Restricted Subsidiary; or (d) transfer or exclusively license any of its property, rights or assets to the Borrower or any Restricted Subsidiary; other than (i) encumbrances or restrictions contained in any Loan Document, (ii) encumbrances or restrictions consistent with market convention (as determined in good faith by the Borrower) contained in any agreement that evidences Indebtedness, including the Senior Indentures and the Bridge Facilities, as well as any restrictions applicable to assets constituting collateral for any secured Indebtedness, (iii) customary restrictions contained in joint venture agreements or other similar agreements applicable to joint ventures, including Permitted Negative JV Pledges, (iv) restrictions under or by reason of applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority, Gaming Laws and any regulations, orders or decrees of any Gaming Authority or other applicable Governmental Authority), (v) restrictions contained in an agreement that governs an Investment in, or other agreement binding on, an Unrestricted Subsidiary (but only to the extent such encumbrance or restriction applies to any direct or indirect Equity Interest in such Unrestricted Subsidiary, as applicable), (vi) Permitted Sale Restrictions and Permitted Transfer Restrictions, (vii) customary provisions restricting assignment of any agreement, lease, license, permit or other contract entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business, (viii) on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies, (ix) restrictions contained in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis, (x) restrictions existing with respect to any Person or the property or assets of any Person acquired by the Borrower or any of its Restricted Subsidiaries or that otherwise becomes a Restricted Subsidiary, or with respect to any Person or the property or assets of any Person newly designated as a Restricted Subsidiary of the Borrower, existing at the time of such acquisition or designation and not incurred solely in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of the Person other than the Person or the property or assets of the Person so acquired or designated, (xi) in the case of clause (d), encumbrances or restrictions consistent with market convention (as determined in good faith by the Borrower) (A) that restrict in a customary manner the subletting, assignment, license or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (B) existing under or by reason of ground leases, Finance Leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property; and (xii)  existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited under this Agreement.

7.3    Merger, Consolidation, Sales of Assets and Other Arrangements.
Permit the Borrower or any other Loan Party or any other Restricted Subsidiary to, (a) merge or consolidate with another Person; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, that:
(1)    any Subsidiary (A) may merge with a Loan Party so long as the survivor is or becomes a Loan Party to the extent required by Section 6.10 and (B) that is not a Loan Party may merge with a Subsidiary that is not a Loan Party; provided, however, in the case of a consolidation or merger involving the Borrower, the Borrower shall be the survivor thereof;
(2)    any Subsidiary (A) may sell, transfer or dispose of its assets to a Loan Party or (B) that is not a Loan Party may sell, transfer or dispose of its assets to another Subsidiary;
(3)    any Loan Party and any other Subsidiary may, directly or indirectly, (A) merge or consolidate with another Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as (i) if such Subsidiary or transaction or series of transactions involves a Subsidiary with assets or assets with a fair market value in excess of a Substantial Amount, (x) the Borrower shall have given the Administrative Agent and the Lenders at least five (5) Business Days written notice (or such longer period as may be acceptable to the Administrative Agent) after the date of such consolidation, merger, sale, lease or other transfer; (y) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default exists or would be in existence; and (z) immediately thereafter and after giving effect thereto, the Loan Parties would be, calculated on a pro forma basis, in compliance with the financial covenants contained in Section 7.1; (ii) in the case of a consolidation or merger involving the Borrower, the Borrower shall be the survivor thereof; (iii) in the case of a consolidation or merger involving a Loan Party (other than the Borrower), such Loan Party shall be the survivor thereof or the survivor thereof shall immediately become a Loan Party to the extent required by Section 6.10; and (iv) at the time the Borrower gives notice pursuant to clause (i) of this Section 7.3(3) with respect to a sale, lease or other transfer (or a series of related sales, leases or other transfers) of a Substantial Amount of assets, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including the financial covenants contained in Section 7.1, after giving effect to such sale, lease or other transfer;
(4)    the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;
(5)    any Subsidiary may liquidate, wind up or dissolve, if the Borrower determines in good faith that such liquidation, wind-up or dissolution is in the best interests of the Borrower, does not result in a Default or an Event of Default hereunder and such liquidation, wind up or dissolution could not reasonably be expected to result in a Material Adverse Effect; and
(6)    the Borrower and any Restricted Subsidiary may consummate the mergers, equity redemptions and other transactions to occur in connection with the MGP Transactions.
7.4    Restricted Payments. (a) Prior to receipt by the Borrower of two Investment Grade Ratings, (i) during the existence of any Event of Default or (ii) if the Loan Parties are not or would not be, calculated on a pro forma basis (after giving effect to such Restricted Payments and any Indebtedness incurred in connection therewith), in compliance with the financial covenants contained in Section 7.1 and (b) upon receipt by the Borrower of two Investment Grade Ratings, during the existence of any Event of Default, permit the Borrower or any of its Restricted Subsidiaries to declare or make any Restricted Payment other than (A) cash distributions ratably to the holders of the Borrower’s Equity Interests according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made, to the extent necessary for VICI to distribute cash dividends to the holders of its Equity Interests in order for VICI to maintain its status as a REIT (including the right to distribute 100% of net capital gain) and to avoid the imposition of income or excise taxes under Section 4981 of the Code (any such distributions, “Necessary Distributions”), (B) Restricted Subsidiaries may make Restricted Payments to the Borrower and to other Restricted Subsidiaries and to any Person owning Equity Interests in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, in accordance with the requirements of the organizational documents applicable to such Restricted Subsidiary, (C) to the extent constituting a Restricted Payment, payments may be made by the Borrower to VICI to the extent required to fund administrative and operating expenses of VICI to the extent attributable to any activity of or with respect to the Borrower or any of its Subsidiaries that is not otherwise prohibited by this Agreement, (D) the Borrower and any of its Restricted Subsidiaries may make repurchases, retirements or other acquisitions of Equity Interests in the Borrower or any Restricted Subsidiary (or VICI or any other parent entity of the Borrower) pursuant to any employee or director equity or stock option plan entered into in the ordinary course of business; provided, that the aggregate amount of such repurchases, retirements or other acquisitions in reliance on this clause (D) shall not exceed in any fiscal year (1) $18,000,000, plus (2) (x) the amount of net proceeds contributed to the Borrower that were received by VICI during such calendar year from sales of Equity Interests of VICI (to the extent contributed to the Borrower) to directors, consultants, officers or employees of VICI, the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net cash proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any fiscal year of $30,000,000, (E) the Borrower (including VICI) or any of its Restricted Subsidiaries may issue Equity Interests in connection with a conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and (F) the Borrower and any Restricted Subsidiary may make equity redemptions, Restricted Payments and other transactions to occur in connection with the MGP Transactions.
7.5    Amendments to Significant Master Leases. Permit the Borrower or any Restricted Subsidiary to enter into any amendment, modification or waiver of any term of any Significant Master Lease in a manner that would materially impair the ability of the Borrower to satisfy its payment obligations under the Loan Documents.
7.6    Transactions with Affiliates. Permit the Borrower or any Restricted Subsidiary to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.6, (b) pursuant to the reasonable requirements of the business of the Borrower or such Restricted Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) transactions solely between or among the Borrower and its Restricted Subsidiaries, (d) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Borrower or its Restricted Subsidiaries that are customary in the industry or are in the ordinary course, (e) Restricted Payments permitted by Section 7.4, (f) Investments by the Borrower or its Restricted Subsidiaries that are not otherwise prohibited by this Agreement and (g) the mergers, equity redemptions and other transactions to occur in connection with the MGP Transactions.
7.7    Swap Agreements. Permit the Borrower or any Restricted Subsidiary to enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower or any Restricted Subsidiary and for which the Borrower or such Restricted Subsidiary has actual exposure (or a potential exposure in respect of Equity Interests or any convertible Indebtedness) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.
7.8    Changes in Fiscal Periods. Permit the Borrower or any Restricted Subsidiary to, change its fiscal year from that in effect as of the Closing Date.
7.9    Negative Pledge Clauses. Permit the Borrower or any Restricted Subsidiary to permit any Unencumbered Property or any direct or indirect ownership interest of the Borrower in any Person owning an Unencumbered Property, to be subject to a Negative Pledge, except for (i) any Negative Pledge contained in (x) the Existing Senior Indentures and any other agreement (or provision thereof) in favor of the holders of Additional

Senior Unsecured Notes on terms no more onerous in any material respect than those set forth in the Existing Senior Indentures, (y) the Bridge Facilities or (z) any other agreement (or provision thereof) in favor of the holders of Indebtedness that is pari passu with the Obligations on terms no more onerous in any material respect than those set forth in this Agreement (as determined by the Borrower in good faith), (ii) with respect to any Unencumbered Property owned by a Controlled JV Subsidiary, a Permitted Negative JV Pledge, (iii) Permitted Sale Restrictions and Permitted Transfer Restrictions and (iv) restrictions under or by reason of applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority, Gaming Laws and any regulations, orders or decrees of any Gaming Authority or other applicable Governmental Authority).
7.10    Sanctions, Anti-Corruption, Anti-Money Laundering. Permit the Borrower or any Restricted Subsidiary to use the proceeds, directly or indirectly, of any borrowing or proceeds of any other extension of credit hereunder or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other person or entity, or conduct its business in a manner that (i) would violate Anti-Corruption Laws, (ii) fund any activities of or business with any individual or entity that, at the time of such funding, is (A) the subject of Sanctions or (B) in any Sanctioned Country, in each case, except to the extent permitted for a Person required to comply with Sanctions or (iii) to the knowledge of the Borrower will result in a violation by any individual or entity (including any individual or entity participating in the financing transaction contemplated by this Agreement, whether as a Lender, Administrative Agent or otherwise) of any Anti-Corruption Laws or Sanctions.
7.11    Lines of Business. Permit the Borrower or any Restricted Subsidiary to enter into in any material extent any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related or incidental thereto (it being understood that any business involving an Experiential Facility shall be permitted pursuant to this Section 7.11).
SECTION 8.    EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any fee or other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate (i) in any material respect on or as of the date made or deemed made or (ii) in the case of any representation or warranty qualified by “materiality”, “Material Adverse Effect” or any similar language, in any respect (after giving effect to such materiality qualifier) on or as of the date made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in clauses (i) and (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a), Section 6.13, or Section 7 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
(e)    any Group Member (other than an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Recourse Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Recourse Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Recourse Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due, prepaid, repurchased, defeased or redeemed prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Recourse Indebtedness the outstanding principal amount of which exceeds in the aggregate $150,000,000; provided, further, that this clause (e) shall not apply to secured Recourse Indebtedness that becomes due as a result of (A) customary non-default mandatory prepayment requirements resulting from asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (B) any Indebtedness constituting convertible debt becoming due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the applicable Group Member’s equity securities so long as such Indebtedness is converted into or exchanged for Equity Interests; or
(f)    (i) any of VICI, the Borrower, the Subsidiary Guarantors or any other Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any of VICI, the Borrower, the Subsidiary Guarantors or any other Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of VICI, the Borrower, the Subsidiary Guarantors or any other Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) any of VICI, the Borrower, the Subsidiary Guarantors or any other Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or (iv) any of VICI, the Borrower, the Subsidiary Guarantors or any other Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) any Person shall engage in any non-exempt Prohibited Transaction involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan or Multiemployer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan or Multiemployer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders would be reasonably likely to, incur any liability in connection with a complete or partial withdrawal from, or a determination that any Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA); and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
(h)    one or more final judgments or decrees shall be entered against any Group Member (other than an Immaterial Subsidiary) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $150,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    any of the Loan Documents (or any material provisions thereof) shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert other than as expressly permitted hereunder or thereunder; or

(j)    other than in connection with any transaction not prohibited by Section 7.5, any Significant Master Lease shall have terminated other than in accordance with its terms; provided, that such termination shall not constitute an Event of Default (and neither the Administrative Agent nor any Lender shall take any of the actions referred to in this Section 8) if, within 90 days of such termination, (x) the Borrower has entered into one or more Permitted Replacement Leases and (y) in the case of a Permitted Replacement Lease, the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis (including after giving effect to such Permitted Replacement Leases (as if such Permitted Replacement Leases had been in effect for the most recent four fiscal quarter period for which financial statements have been or are required to have been delivered pursuant to Sections 6.1(a) or (b))); or
(k)    a Change of Control occurs;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii) or (iv) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable (and the obligation to deposit cash collateral for Letters of Credit described below shall become effectively immediately and such deposits shall become immediately due and payable), and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit plus the aggregate amount of drawings under such Letters of Credit that have not then been reimbursed. Amounts held in such cash collateral account shall be held as collateral for the payment and performance of the Obligations and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
    Notwithstanding anything else herein to the contrary, in the event that there shall occur any Default or Event of Default arising as a result of the inclusion of any Real Property as an Unencumbered Property and if such Default or Event of Default is capable of being cured solely by the exclusion of such Real Property as an Unencumbered Property, then within 10 Business Days from the earlier of (i) receipt of written notice of such Default or Event of Default from the Administrative Agent or (ii) the date upon which a Responsible Officer of the Borrower obtains knowledge of such Default or Event of Default, the Borrower may elect to cure such Default or Event of Default by electing to remove such Unencumbered Property upon the delivery of (x) written notice to the Administrative Agent thereof and (y) delivery of a Compliance Certificate excluding such Real Property as an Unencumbered Property and evidencing compliance with the financial covenants set forth in Section 7.1 (after giving effect to such removal) for the periods such Real Property was included as an Unencumbered Property. The Borrower’s notice of its election and delivery of the Compliance Certificate pursuant to clause (y) above pursuant to the preceding sentence shall be delivered to the Administrative Agent within the period of 10 Business Days provided above, and if not so delivered the Borrower’s cure period shall immediately terminate and any such Default shall become an Event of Default.
In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:
(a)    First, to pay that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.5 and amounts pursuant to Section 2.6(b) payable to the Administrative Agent in its capacity as such);
(b)    Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;
(c)    Third, to pay interest then due and payable on the Loans and Reimbursement Obligations ratably,
(d)    Fourth, to payment of Obligations constituting principal on the Loans and Reimbursement Obligations and obligations under Cash Management Services and Specified Swap Agreements due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender by the Loan Parties, in each case ratably among the Lenders, the Administrative Agent and their Affiliates in proportion to the amounts described in this clause Fourth payable to them,
(e)    Fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Reimbursement Obligations, to be held as cash collateral for such Obligations, in each case ratably among the Issuing Lenders in proportion to the amounts described in this clause Fifth; and
(f)    Sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender by the Loan Parties.
Notwithstanding the foregoing, amounts received from any Subsidiary Guarantor shall not be applied to any Excluded Swap Obligation of such Subsidiary Guarantor.
SECTION 9.    THE ADMINISTRATIVE AGENT
9.1    Authorization and Action. (a) Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (1) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (2) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(A)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or any Issuing Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(B)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    No Arranger, Co-Syndication Agent, or Co-Documentation Agent shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(A)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.6, 2.12, 2.13, 2.16, 2.17 and 10.5) allowed in such judicial proceeding; and
(B)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender in any such proceeding.
(g)    The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
9.2    Administrative Agent’s Reliance, Limitation of Liability, Etc.. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.7 unless and until written notice thereof stating that it is a “notice under Section 6.7” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Lender as a result of, any determination of the Multicurrency Revolving Exposure or USD Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Lender or any exchange rate or Dollar Equivalent.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
9.3    Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT THAT SUCH LIABILITIES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE

JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY; PROVIDED THAT IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).
(d)    Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
9.4    The Administrative Agent Individually. With respect to its Commitments, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.
9.5    Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section 9.5, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
9.6    Acknowledgments of Lenders and Issuing Lenders. (a) Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
(c)
(A) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands in writing (email being sufficient) the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.6(c) shall be conclusive, absent manifest error.
(B)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(C)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(D)    Each party’s obligations under this Section 9.6(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(E)    For the purposes of this Section 9.6(c), the term “Lender” includes any Issuing Lender.
9.7    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(A)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(B)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(C)    (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(D)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (D) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and each Arranger, Co-Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
9.8    Secured Parties. By accepting the benefits of any collateral securing the Obligations, each Secured Party, whether or not a party hereto, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph. No document with respect to Cash Management Services or a Specified Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any collateral securing the Obligations or of the obligations of any Loan Party under any Loan Document.
SECTION 10.    MISCELLANEOUS
10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan (except as provided in Sections 2.23 and 2.24), reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants or the computation thereof in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i))), extend the scheduled date of any payment thereof (excluding mandatory payments), or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) change any provision of this Section 10.1, the definition of “Required Lenders”, the definition of “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided that the provisions of this paragraph, the definition of the term “Required Lenders” and “Majority Facility Lenders” may be amended to include references to any new class of loans created under this Agreement in accordance with Sections 2.21, 2.23 or 2.24 (or to lenders extending such loans); (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Subsidiary Guarantors from the Guarantee Agreement (except as provided in Section 10.15) or release all or substantially all of the collateral required pursuant to Section 6.16 (except as otherwise provided in Section 6.16 or as provided in Section 10.15), in each case, without the written consent of all Lenders (provided, that, for the avoidance of doubt, release of the Limited Equity Pledge shall only require the consent of the Required Lenders); (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.22 or Section 3 without the written consent of each Issuing Lender; (vi) change Section 2.15(a), (b) or (c) or Section 10.7(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby; (vii) amend, modify or waive Section 5.2 without the consent of the applicable Majority Facility Lenders of the affected Facility (provided that the foregoing shall not limit the ability of the Required Lenders to waive any Default or Event of Default or representation or warranty under the Loan Documents); ~~or~~ (viii) subordinate the liens on all or substantially all of the collateral that secures the Obligations pursuant to Section 6.16 to any other Indebtedness for borrowed money (other than the Bridge Facilities) without the written consent of each Lender directly and adversely affected thereby or (ix) amend or modify the definitions of “Alternative Currency” or “Agreed Currency” without the written consent of each Multicurrency Revolving Lender and (to the extent an Issuing Lender is obligated to issue Letters of Credit in an Alternative Currency) each such Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon;
and provided, further, that (i) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent) so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Facility Lenders stating that the Majority Facility Lenders object to such amendment and (iii) the Administrative Agent and the Borrower shall be permitted to amend any provision of any collateral documents to better implement the intentions of this Agreement and the other Loan Documents and to add collateral.

The Administrative Agent and the Borrower may (without the consent of any of the Lenders) amend any Loan Document to the extent (but only to the extent) necessary to reflect the existence and terms of any Incremental Commitments as contemplated by Section 2.21 and to reflect the extension of the Delayed Draw Term Loans, Revolving Commitments and Revolving Loans pursuant to Sections 2.23 or 2.24, as applicable (in each case, including as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith). Notwithstanding anything to the contrary contained herein, any such amendment shall become effective without any further consent of any other party to such Loan Document.
10.2    Notices.
(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, NY 10022
Attention: Chief Financial Officer
Email: debt@viciproperties.com

With a copy to:	VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, NY 10022
Attention: Corporate Legal
Email: corplaw@viciproperties.com

Administrative Agent:	JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
500 Stanton Christiana Road, NCC5/1st Floor
Newark, DE 19713-2107
Attention: Benjamin D. Outten
Email: benjamin.outten@chase.com
Telecopy: 12012443629@tls.ldsprod.com
Telephone: (302) 634-8712

With a copy to:	JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
500 Stanton Christiana Road, NCC5/1st Floor
Newark, DE 19713-2107
Attention: Barbie Porter
Email: barber.porter@chase.com
Telecopy: 12012443629@tls.ldsprod.com

provided, that (i) any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received and (ii) notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Borrower, any Loan Party, the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the

Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Issuing Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or otherwise available. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.
10.4    Survival. All covenants, representations and warranties made by the Borrower hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 10.5 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
10.5    Expenses; Limitation of Liability; Indemnity, Etc..
(a)    The Borrower shall pay (i) all reasonable out-of-pocket documented expenses incurred by the Administrative Agent, the Arrangers and their Affiliates (including the reasonable out-of-pocket documented fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction (which may be a single counsel acting in multiple jurisdictions) for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket documented expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket documented expenses incurred by the Administrative Agent, any Issuing Lender or any Lender (including the reasonable out-of-pocket documented fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction (which may be a single counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction for each such affected Person) for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.5, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than Liabilities resulting from the gross negligence, bad faith or willful misconduct of such Lender-Related Person as determined in a final and non-appealable judgment by a court of competent jurisdiction, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this Section 10.5(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)    The Borrower shall indemnify the Administrative Agent, each Arranger, each Co-Syndication Agent, each Co-Documentation Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and expenses (including the reasonable out-of-pocket documented fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction (which may be a single counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction for each such affected Person) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, including the funding of the Facilities, the issuance of any Letter of Credit, and any other extension of credit hereunder, (iii) any action taken in connection with this Agreement, including but not limited to, the payment of principal, interest and fees, (iv) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (v) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (vi) any act or omission of the Administrative Agent in connection with the administration of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby or (vii) any actual or prospective Proceeding relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to herein), whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person, whether or not any Indemnitee is a party thereto and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnitee or the material breach of any Loan Documents by such Indemnitee or (ii) in the case of a Proceeding solely among Indemnitees to the extent such Proceeding does not arise from any act or omission of the Borrower or any of its Subsidiaries (in each case other than any Proceeding against the Administrative Agent, any Arranger or any other Indemnitee in its similar capacity or role under any Facility), in each case, acting in such capacities or fulfilling such roles. This Section 10.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim and shall be without duplication of any matters addressed under Sections 2.16 and

2.17. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.
(d)    Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 10.5 to the Administrative Agent, each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure in effect on the date on which such payment is sought under this Section 10.5 (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided, that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)    All amounts due under this Section 10.5 shall be payable within ten (10) Business Days after written demand therefor and receipt of a reasonably detailed invoice.
10.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (1) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (2) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that are Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person that is an Eligible Assignee; provided, further, that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of (i) all or any portion of a Delayed Draw Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment; and
(C)    solely in the case of ~~the~~a Revolving Facility, each Issuing Lender.
    (ii)    Assignments shall be subject to the following additional conditions:
(D)    except in the case of an assignment to a Lender or an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of Revolving Loans and Revolving Commitments, $5,000,000 or, in the case of Delayed Draw Term Loans and Delayed Draw Term Commitments, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(E)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause (E) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(F)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(G)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 10.6(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
    (iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.6, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.
    (iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
    (v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.6.
(c)    (i) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Lenders, sell participations to one or more banks or other entities (other than the Borrower or its Subsidiaries or Affiliates or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (x) such Lender’s obligations under this Agreement shall remain unchanged; (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (z) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided, that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
    (ii)    Each Participant shall agree to be subject to the provisions of Section 2.20 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent specifically refers to this Section 10.6(c)(ii).

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    If requested by any Lender, the Borrower shall execute and deliver a Note to such Lender, and, if requested, replacement Notes executed by the Borrower.
(f)    Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, plus accrued interest, accrued fees and all other amounts payable to it hereunder, (B) terminate any Delayed Draw Term Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Delayed Draw Term Commitment, plus accrued interest, accrued fees and all other amounts payable to it hereunder, (C) in the case of outstanding Delayed Draw Term Loans held by Disqualified Institutions, purchase or prepay such Delayed Draw Term Loans by paying the principal amount thereof plus accrued interest fees and other amounts payable to it hereunder and/or (D) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the principal amount thereof plus accrued interest, accrued fees and all other amounts payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “Disqualified Institution List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the Disqualified Institution List to each Lender requesting the same.

10.7    Adjustments; Setoff.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
10.8    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided, that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
10.9    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
10.10    No Fiduciary Duty, Etc.. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
(b)    The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)    In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
10.12    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.13    Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)    submits, for itself and its property, itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.13 any special, exemplary, punitive or consequential damages; and
(f)    agrees that nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, any Loan Party or its properties in the courts of any jurisdiction.
10.14    Material Non-Public Information. (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.16 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE

AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
10.15    Releases of Guarantees and Liens.
(a)    To the extent any collateral secures the Facilities pursuant to Section 6.16(a) and not pursuant to Section 6.16(b), such collateral shall be automatically released on the MGP Bridge Facility Termination Date so long as no Event of Default has occurred and is continuing on such date (it being understood that if the collateral is not released as a result of an Event of Default having occurred and being continuing on the MGP Bridge Facility Termination Date, the collateral shall be automatically released on the first date after the MGP Bridge Facility Termination Date on which there is no Event of Default).
(b)     To the extent any collateral secures the Facilities pursuant to Section 6.16(b) and not pursuant to Section 6.16(a), such collateral shall be automatically released on the Venetian Bridge Facility Termination Date so long as no Event of Default has occurred and is continuing on such date (it being understood that if the collateral is not released as a result of an Event of Default having occurred and being continuing on the Venetian Bridge Facility Termination Date, the collateral shall be automatically released on the first date after the Venetian Bridge Facility Termination Date on which there is no Event of Default).
(c)    To the extent any collateral secures the Facilities pursuant to Section 6.16(a) and Section 6.16(b) such collateral shall be automatically released on the Latest Bridge Facility Termination Date so long as no Event of Default has occurred and is continuing on such date (it being understood that if the collateral is not released as a result of an Event of Default having occurred and being continuing on the Latest Bridge Facility Termination Date, the collateral shall be automatically released on the first date after the Latest Bridge Facility Termination Date on which there is no Event of Default).
(d)    To the extent any collateral secures the Facilities pursuant to Section 6.16:
(i)     (A) upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any such collateral in a transaction permitted by this Agreement, or upon the effectiveness of any written consent (pursuant to Section 10.1) to the release of the security interest in any such collateral created under any security document executed pursuant to Section 6.16, the security interests in such collateral created by such security documents shall be automatically released and should any Subsidiary Guarantor no longer constitute a Required Guarantor or a Subsidiary, such Subsidiary Guarantor shall automatically be released from its Guarantee Obligations and (B) in connection with any termination or release pursuant to this clause (i), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release; and
(ii)    (A) at such time as all Obligations (other than indemnification or reimbursement obligations under Section 2.16, 2.17(a), 2.17(d) or 2.18 for which the Borrower has not been notified, contingent indemnification obligations and obligations in respect of Specified Swap Agreements and Cash Management Services) shall have been paid in full and the Commitments have been terminated and no Letters of Credit shall be outstanding (other than any Letter of Credit cash collateralized or otherwise backstopped or subject to credit support reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender), all collateral securing the Facilities pursuant to Section 6.16 shall be released from the Liens created by the security documents executed pursuant to Section 6.16, and the security documents executed pursuant to Section 6.16 and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under such security documents shall terminate, all without delivery of any instrument or performance of any act by any Person and (B) in connection with any termination or release pursuant to this clause (ii), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.
(e)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (f) below.
(f)    At such time as all Obligations (other than indemnification or reimbursement obligations under Section 2.16, 2.17(a), 2.17(d) or 2.18 for which the Borrower has not been notified, contingent indemnification obligations and obligations in respect of Specified Swap Agreements and Cash Management Services) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than any Letter of Credit cash collateralized or otherwise backstopped or subject to credit support reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender), the Subsidiary Guarantors shall be released from their obligations under the Guarantee Agreement (other than those expressly stated to survive such termination), all without delivery of any instrument or performance of any act by any Person. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(g)    A Subsidiary Guarantor may be released from its Guarantee Obligations in respect of the Obligations so long as (i) no Default or Event of Default has occurred and is continuing and (ii) after giving effect to the termination of such Guarantee Obligations in respect of the Obligations (and any Guarantees Obligations terminated substantially simultaneously therewith), such Subsidiary Guarantor is not required to be a Subsidiary Guarantor under the definition of “Required Guarantor”. In connection with any release pursuant to this Section 10.15(g), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release.
10.16    Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that to the extent permitted by law, rule or regulation and reasonably practicable, the Person required to disclose such information shall take reasonable efforts (at the Borrower’s expense) to ensure that any Information so disclosed shall be afforded confidential treatment and, to the extent permitted by applicable law, rule or legal process, notify the Borrower promptly in advance thereof, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.16 or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower who is not, to the knowledge of the Administrative Agent, such Issuing Lender or such Lender, under an obligation of confidentiality to the Borrower with respect to such Information and (j) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender only to the extent necessary in connection with the administration, settlement and management of this Agreement, the other Loan Documents, the Commitments, and the Loans and Letters of Credit incurred hereunder or to any credit insurance provider relating to the Borrower and its Obligations. For the purposes of this Section 10.16, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.
10.17    WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.
10.18    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
10.20    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
10.21    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.21 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
10.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document (provided, however, that the Borrower shall be entitled to transfer, assign or waive its right to receive any such shares or other instruments to the extent necessary or prudent to preserve its status as a REIT, to the extent permitted by applicable law); or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.23    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
10.24    Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with this Agreement (all of the foregoing, for purposes of this Section 10.24, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent general or limited partners of the Borrower or their successors and assigns (said constituent partners and their successors and assigns, for purposes of this Section 10.24, hereinafter referred to, individually and collectively, as the “VICI OP Partners”), and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the VICI OP Partners or out of any assets of the VICI OP Partners, provided, however, that nothing in this Section 10.24 shall be deemed to (1) release the Borrower or the other Loan Parties from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any VICI OP Partner from personal liability for its own fraudulent actions or fraudulent omissions in relation to which liability would otherwise exist under applicable law, (3) constitute a waiver of any obligation evidenced by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents or (4) limit the right of Administrative Agent and/or the Lenders to proceed against or realize upon any and all of the assets of the Borrower or the other Loan Parties (notwithstanding the fact that the VICI OP Partners have an ownership interest in and, thereby, an interest in the assets of the Borrower or the other Loan Parties) or to name the Borrower or the other Loan Parties (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against the Borrower or the other Loan Parties, any of the VICI OP Partners) as a party defendant in, and to enforce against all or any part of the assets of the Borrower or the other Loan Parties any judgment obtained by Administrative Agent and/or the Lenders with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken or shall be enforced against the VICI OP Partners, their successors and assigns, or their assets (except (i) to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Lender’s rights against the Borrower or the other Loan Parties, but not otherwise and (ii) any judgment or enforcement in respect of personal liability of a VICI OP Partner described in clause (2) above).
10.25    Limited Equity Pledge. No later than the closing of the MGP Transactions, Borrower shall cause its direct parent entity at such time (the “Borrower Parent”) to deliver a pledge of the limited partnership interests of the Borrower owned by such Borrower Parent as collateral to secure the Obligations pursuant to a pledge agreement (the “Limited Equity Pledge Agreement”, and such pledge under the Limited Equity Pledge Agreement, the “Limited Equity Pledge”) in form and substance reasonably agreed by the Borrower and the Administrative Agent (provided, that (x) it being agreed and understood the execution of, and being obligated under, such Limited Equity Pledge Agreement shall not cause the Borrower Parent to have a Guarantee Obligation in respect of the Obligations and there shall not be any recourse against the Borrower Parent in connection therewith and (y) notwithstanding anything to the contrary herein, the existence of the Limited Equity Pledge Agreement shall not, in and of itself, cause the Indebtedness under the Loan Documents (or any other Indebtedness that may from time to time benefit from such Limited Equity Pledge Agreement or any similar other agreement granting a substantially identical lien as the Limited Equity Pledge Agreement) to be Secured Indebtedness. The Limited Equity Pledge Agreement (and the security interests thereunder) shall remain in effect until released or terminated in accordance with its terms or with the consent of the Required Lenders, and upon such release or termination, the Administrative Agent is authorized by the Lenders to execute and deliver any release or assignment documents reasonably requested by, and at the expense of, the Borrower.
10.26    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the NYFRB Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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